Exhibit 10.3
EXECUTION COPY
FIRST LIEN CREDIT AND GUARANTY AGREEMENT
dated as of February 28, 2007
among
AZ CHEM US INC., as U.S. Borrower,
PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB), as European Borrower,
PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB) and
CERTAIN SUBSIDIARIES OF ARIZONA CHEM SWEDEN HOLDINGS AB,
as Guarantors,
VARIOUS LENDERS,
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Lead Arranger, Bookrunner, Syndication Agent,
Administrative Agent and Collateral Agent,
and
BANK OF AMERICA, N.A.,
as Documentation Agent

$310,000,000 First Lien Senior Secured Credit Facilities

TABLE OF CONTENTS
Page

SECTION 1. DEFINITIONS AND INTERPRETATION	2

1.1. Definitions	2
1.2. Accounting Terms	40
1.3. Interpretation, etc.	40

SECTION 2. LOANS AND LETTERS OF CREDIT	40

2.1. Term Loans	40
2.2. Revolving Loans	41
2.3. Swing Line Loans	43
2.4. Issuance of Letters of Credit and Purchase of Participations Therein	45
2.5. Pro Rata Shares; Availability of Funds	49
2.6. Use of Proceeds	49
2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes	49
2.8. Interest on Loans	50
2.9. Conversion/Continuation	53
2.10. Default Interest	53
2.11. Fees	54
2.12. Scheduled Payments	54
2.13. Voluntary Prepayments/Commitment Reductions	56
2.14. Mandatory Prepayments	57
2.15. Application of Prepayments	59
2.16. General Provisions Regarding Payments	61
2.17. Ratable Sharing	63
2.18. Making or Maintaining Eurodollar Rate Loans	63
2.19. Increased Costs; Capital Adequacy	65
2.20. Taxes; Withholding, etc.	67
2.21. Obligation to Mitigate	70
2.22. Defaulting Lenders	71
2.23. Removal or Replacement of a Lender	72
2.24. Incremental Facilities	72

SECTION 3. CONDITIONS PRECEDENT	74

3.1. Closing Date	74
3.2. Conditions to Each Credit Extension	77

SECTION 4. REPRESENTATIONS AND WARRANTIES	78

4.1. Organization; Requisite Power and Authority; Qualification	78
4.2. Equity Interests and Ownership	78
4.3. Due Authorization	79
4.4. No Conflict	79
4.5. Governmental Consents	79
4.6. Binding Obligation	79

Page

4.7. Historical Financial Statements	79
4.8. Projections	80
4.9. No Material Adverse Change	80
4.10. Adverse Proceedings, etc	80
4.11. Payment of Taxes	80
4.12. Properties	81
4.13. Environmental Matters	81
4.14. No Defaults	82
4.15. Material Contracts	82
4.16. Governmental Regulation	82
4.17. Margin Stock	82
4.18. Employee Matters	82
4.19. Employee Benefit Plans	83
4.20. Solvency	84
4.21. Compliance with Statutes, etc	84
4.22. Disclosure	84
4.23. Patriot Act	84
4.24. Financial Assistance	85

SECTION 5. AFFIRMATIVE COVENANTS	85

5.1. Financial Statements and Other Reports	85
5.2. Existence	89
5.3. Payment of Taxes and Claims	89
5.4. Maintenance of Properties	90
5.5. Insurance	90
5.6. Books and Records; Inspections	90
5.7. Lenders Meetings	91
5.8. Compliance with Laws	91
5.9. Environmental	91
5.10. Subsidiaries	92
5.11. Additional Material Real Estate Assets	94
5.12. Interest Rate Protection	95
5.13. Further Assurances	95
5.14. Financial Assistance	96
5.15. Miscellaneous Covenants	96
5.16. Post-Closing Mergers, Dissolutions, Etc	96
5.17. Certain Post-Closing Obligations	97

SECTION 6. NEGATIVE COVENANTS	98

6.1. Indebtedness	99
6.2. Liens	101
6.3. No Further Negative Pledges	103
6.4. Restricted Junior Payments	103
6.5. Restrictions on Subsidiary Distributions	104
6.6. Investments	104
6.7. Financial Covenants	105

Page

6.8. Fundamental Changes; Disposition of Assets; Acquisitions	108
6.9. Disposal of Subsidiary Interests	109
6.10. Sales and Lease-Backs	110
6.11. Transactions with Shareholders and Affiliates	110
6.12. Conduct of Business	110
6.13. Permitted Activities of Holding Companies	110
6.14. Amendments or Waivers of Organizational Documents and Certain Related Agreements	111
6.15. Amendments or Waivers of with respect to Second Lien Credit Agreement	111
6.16. Fiscal Year	111

SECTION 7. GUARANTY	111

7.1. Guaranty of the Obligations	111
7.2. Contribution by Guarantors	111
7.3. Payment by Guarantors	112
7.4. Liability of Guarantors Absolute	113
7.5. Waivers by Guarantors	115
7.6. Guarantors’ Rights of Subrogation, Contribution, etc	115
7.7. Subordination of Other Obligations	116
7.8. Continuing Guaranty	116
7.9. Authority of Guarantors or Borrowers	116
7.10. Financial Condition of Borrowers	116
7.11. Bankruptcy, etc	117
7.12. Discharge of Guaranty Upon Sale of Guarantor	117
7.13. Non-U.S. Guarantor Limitations	118

SECTION 8. EVENTS OF DEFAULT	119

8.1. Events of Default	119

SECTION 9. AGENTS	122

9.1. Appointment of Agents	122
9.2. Powers and Duties	123
9.3. General Immunity	123
9.4. Agents Entitled to Act as Lender	125
9.5. Lenders’ Representations, Warranties and Acknowledgment	125
9.6. Right to Indemnity	125
9.7. Successor Administrative Agent, Collateral Agent and Swing Line Lender	126
9.8. Collateral Documents and Guaranty	127
9.9. Collateral Agent under U.K. Collateral Documents	128
9.10. Withholding Tax	128

SECTION 10. MISCELLANEOUS	128

10.1. Notices	128
10.2. Expenses	130

Page

10.3. Indemnity	130
10.4. Set-Off	131
10.5. Amendments and Waivers	131
10.6. Successors and Assigns; Participations	133
10.7. Independence of Covenants	137
10.8. Survival of Representations, Warranties and Agreements	137
10.9. No Waiver; Remedies Cumulative	137
10.10. Marshalling; Payments Set Aside	137
10.11. Severability	138
10.12. Obligations Several; Independent Nature of Lenders’ Rights	138
10.13. Headings	138
10.14. APPLICABLE LAW	138
10.15. CONSENT TO JURISDICTION	138
10.16. WAIVER OF JURY TRIAL	139
10.17. Confidentiality	140
10.18. Usury Savings Clause	141
10.19. Counterparts	141
10.20. Effectiveness	141
10.21. Patriot Act	141
10.22. Electronic Execution of Assignments	141
10.23. Judgment Currency	141
10.24. Release on Payment in Full	142
10.25. Authorization of Filing of Financing Statements	142

v

APPENDICES:	A-1	U.S. Term Loan Commitments
	A-2	European Term Loan Commitments
	A-3	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	1.1A	Security Principles
	1.1B	Mandatory Costs
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.12	Real Estate Assets
	4.15	Material Contracts
	4.19	Employee Benefit Plans
	5.11	Mortgaged Properties
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	U.S. Term Loan Note
	B-2	European Term Loan Note
	B-3	Revolving Loan Note
	B-4	Swing Line Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate Re Non-bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Landlord Personal Property Collateral Access Agreement
	I	Intercompany Note
	J	Joinder Agreement
	K	Intercreditor Agreement

FIRST LIEN CREDIT AND GUARANTY AGREEMENT
     This FIRST LIEN CREDIT AND GUARANTY AGREEMENT, dated as of February 28, 2007, is entered into by and among AZ CHEM US INC., a Delaware corporation (“U.S. Borrower”), PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB), a limited liability company organized under the laws of Sweden (“European Borrower”, and, together with U.S. Borrower, the “Borrowers”), PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB), a limited liability company organized under the laws of Sweden (“Holdings”), CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Syndication Agent (in such capacity, “Syndication Agent”), Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”), and BANK OF AMERICA, N.A. “BANA”), as Documentation Agent (in such capacity, “Documentation Agent”).
RECITALS:
     WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
     WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of December 17, 2006 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Stock Purchase Agreement”), Sponsor plans to acquire (the “Acquisition”) all the Equity Interests of Arizona Chemical Company, a Delaware corporation, International Paper Sweden Investment Company A.B., a company organized under the laws of Sweden, International Paper Finland Investment Company, a company organized under the laws of Finland and Union Camp Chemicals Limited, a company organized under the laws of England and Wales (collectively, the “Acquired Businesses”) from their stockholders, International Paper Company, a New York corporation, and International Paper Investments (Luxembourg) S.à.r.l., a Luxembourg société à responsabilité limitée (collectively, the “Seller”);
     WHEREAS, Lenders have agreed to extend certain credit facilities to Borrowers, in an aggregate amount not to exceed $310,000,000, consisting of $150,000,000 aggregate principal amount of U.S. Term Loans, $100,000,000 aggregate principal amount of European Term Loans, and up to $60,000,000 aggregate principal amount of Revolving Commitments, the proceeds of which will be used, together with the Second Lien Term Loans and the Equity Contribution, (i) to finance, in part, the Acquisition, (ii) to pay fees and expenses incurred in connection with the Transactions, and (iii) to provide ongoing working capital and for other general corporate purposes of Borrowers and their Subsidiaries;
     WHEREAS, Holdings has agreed (i) to guarantee the Obligations of the European Borrower and each of the Non-U.S. Guarantors and (ii) to secure its guarantee of the Obligations of the European Borrower and each of the Non-U.S. Guarantors by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of its assets (to the extent set forth herein and in each other Credit Document), including a pledge of a First Priority Lien on 100% of the Equity Interests of the European Borrower;

     WHEREAS, U.S. Borrower has agreed (i) to guarantee the Obligations of the European Borrower and the other Guarantors and (ii) to secure all of its Obligations as U.S. Borrower and its guarantee of the Obligations of the European Borrower and the other Guarantors by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of its assets (to the extent set forth herein and in each other Credit Document), including a pledge of substantially all of the Equity Interests of each of its directly-owned U.S. Subsidiaries and 65% (or 100% in the case of pledges to secure obligations of the European Borrower and Non-U.S. Guarantors) of the voting Equity Interests and 100% of the non-voting Equity Interests of each of its first tier Non-U.S. Subsidiaries;
     WHEREAS, the European Borrower has agreed (i) to guarantee the Obligations of the Non-U.S. Guarantors pursuant to the terms and subject to the conditions set forth herein (including, in particular, the limitations set forth in Section 7.13) and (ii) to secure its Obligations and the Obligations of the Non-U.S. Guarantors by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of its assets (to the extent set forth herein and in each other Credit Document), including a pledge of substantially all of the Equity Interests of each of its directly-owned Subsidiaries.
     WHEREAS, each of the U.S. Guarantors has agreed (i) to guarantee the Obligations of the Borrowers and (ii) to secure its guarantee of such Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of their respective assets (to the extent set forth herein and in each other Credit Document), including a pledge of all of the Equity Interests of each of their respective directly owned U.S. Subsidiaries and 65% (or 100% in the case of pledges to secure obligations of the European Borrower and Non-U.S. Guarantors) of the voting Equity Interests and 100% of the non-voting Equity Interests of each of their respective first tier Non-U.S. Subsidiaries; and
     WHEREAS, each of the Non-U.S. Guarantors (other than the European Borrower) has agreed (i) to guarantee the Obligations of the European Borrower and the other Non-U.S. Guarantors pursuant to the terms and subject to the conditions set forth herein (including, in particular, the limitations set forth in Section 7.13) and (ii) to secure its guarantee of such Obligations by granting to Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of their respective assets (to the extent set forth herein and in each other Credit Document), including a pledge of all of the Equity Interests of each of their respective directly owned Subsidiaries.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION
     1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
          “ACC” means Arizona Chemical Company, a Delaware corporation.

          “ACC Pledge Agreement” means the First Lien ACC Pledge Agreement to be executed by ACC to pledge the Equity Interests of Arizona Chemical Asia Limited — Hong Kong, a company organized under the laws of Hong Kong and Arizona Chemical S. De R.L. de C.V., a company organized under the laws of Mexico on the date hereof, as it may be amended, supplemented or otherwise modified from time to time.
          “Acquired Businesses” as defined in the recitals.
          “Acquisition” as defined in the recitals.
          “Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) in the case of a Eurodollar Rate Loan denominated in Dollars, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, (b) in the case of a Eurodollar Rate Loan denominated in Euro, the offered quotation which appears on the page of the Telerate Screen which displays an average rate of the Banking Federation of the European Union for the Euro (currently being page 248) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Euro, determined as of approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date, (c) in the event the rate referenced in the preceding clause (a) or (b) do not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays, in the case of a Eurodollar Rate Loan in Dollars, an average British Bankers’ Association Interest Settlement Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars or, in the case of a Eurodollar Rate Loan in Euro, the average rate of the Banking Federation of the European Union for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Euro, in each case, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (d) in the event the rates referenced in the preceding clauses (a), (b) and (c) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by or European interbank market by BANA for deposits (for delivery on the first day of the relevant Interest Period) in Dollars or Euro, as applicable, of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) (but only in the case of Eurodollar Loans denominated in Dollars) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.
          “Administrative Agent” as defined in the preamble hereto.

          “Adverse Proceeding” means any action, suit, proceeding, (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened in writing against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.
          “Affected Lender” as defined in Section 2.18(b).
          “Affected Loans” as defined in Section 2.18(b).
          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
          “Agent” means each of Administrative Agent, Syndication Agent, Collateral Agent and Documentation Agent.
          “Agent Affiliates” as defined in Section 10.1(b).
          “Aggregate Amounts Due” as defined in Section 2.17.
          “Aggregate Payments” as defined in Section 7.2.
          “Agreement” means this First Lien Credit and Guaranty Agreement, dated as of February 28, 2007, as it may be amended, supplemented, restated or otherwise modified from time to time.
          “Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” mean (i) with respect to Revolving Loans that are Eurodollar Rate Loans and the Applicable Revolving Commitment Fee Percentage, (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the Fiscal Quarter ended September 30, 2007, a percentage, per annum, determined by reference to the following table as if the Leverage Ratio then in effect were in excess of 4.50:1.00; and (b) thereafter, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

			Applicable Revolving
		Applicable Margin	Commitment Fee
Pricing Level	Leverage Ratio	for Revolving Loans	Percentage
1	≥ 4.50:1.00	2.25%	0.50%
2	< 4.50:1.00
	≥ 4.00:1.00	2.00%	0.50%
3	< 4.00:1.00
	≥ 3.50:1.00	1.75%	0.375%
4	< 3.50:1.00	1.50%	0.375%
, (ii) with respect to Swing Line Loans and Revolving Loans that are Base Rate Loans, a percentage per annum equal to (a) the Applicable Margin for Eurodollar Rate Loans as set forth in clause (i)(a) or (i)(b) above, as applicable, minus (b) 1.00% per annum, (iii) with respect to U.S. Term Loans that are Eurodollar Rate Loans, 2.00% per annum, (iv) with respect to U.S. Term Loans that are Base Rate Loans, a percentage per annum equal to (a) the Applicable Margin for Eurodollar Rate Loans as set forth in clause (iii) above, minus (b) 1.00% per annum and (v) with respect to European Term Loans, 2.25% per annum.
     No change in the Applicable Margin or the Applicable Revolving Commitment Fee Percentage shall be effective until one Business Day after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.1(c) calculating the Leverage Ratio. At any time Borrowers have not submitted to Administrative Agent the applicable information as and when required under Section 5.1(c), the Applicable Margin and the Applicable Revolving Commitment Fee Percentage shall be determined as if the Leverage Ratio were in excess of 4.50:1.00. Within one Business Day of receipt of the applicable information under Section 5.1(c), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin and the Applicable Revolving Commitment Fee Percentage in effect from such date.
          “Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator, excluding any such reservations compensated through any Mandatory Cost payable. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

          “Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Agents or to the lenders by means of electronic communications pursuant to Section 10.1(b).
          “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than among U.S. Borrower and U.S. Guarantors or among Holdings, European Borrower and Non-U.S. Guarantors), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including, without limitation, the Equity Interests of any of Holdings’ Subsidiaries, other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), and (ii) sales, leases or licenses out of other assets for consideration of less than $2,500,000 in the aggregate during any Fiscal Year.
          “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.
          “Assignment Effective Date” as defined in Section 10.6(b).
          “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), or such Person’s chief financial officer or treasurer; provided, that the term “Authorized Officer” when applied to a United Kingdom Person shall mean any individual holding the position of director.
          “BANA” as defined in the preamble hereto.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loan” means a Loan denominated in Dollars bearing interest at a rate determined by reference to the Base Rate.
          “Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

          “Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
          “Borrowers” as defined in the preamble hereto.
          “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans denominated in Dollars, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market and (iii) with respect to all notices, determinations, fundings and payments in connection with any Eurodollar Rate Loans denominated in Euro, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a TARGET Day and is not any day which is a legal holiday under the laws of Sweden or is a day on which banking institutions located in Sweden are authorized or required by law or other governmental action to close.
          “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Cash” means money, currency or a credit balance in any Deposit Account.
          “Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances (or, in the case of Non-U.S. Credit Parties and their Non-U.S. Subsidiaries, the foreign equivalent) maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000 (or, in the case of Non-U.S. Credit Parties and their Non-U.S. Subsidiaries, any local office of any commercial bank organized under the law of the relevant jurisdiction or any political subdivision thereof which has combined capital and surplus and undivided profits in excess of the Non-U.S. Currency Equivalent of $100,000,000); and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (b) has net assets of not less than

$500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; provided, that, in the case of any Investment by Holdings and its Non-U.S. Subsidiary, “Cash Equivalents” shall also include: (x) direct obligations of the sovereign nation (or any agency thereof) in which Holdings or such Non-U.S. Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within a year after such date and having, at the time of the acquisition thereof, a rating equivalent to at least A-1 from S&P and at least P-1 from Moody’s, (y) investments of the type and maturity described in clauses (i) through (v) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso).
          “Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.
          “Change of Control” means, at any time, (i) Sponsor shall cease to beneficially own and control at least 51% on a fully diluted basis of the economic and voting interests in the Equity Interests of Holdings; (ii) Holdings shall cease to beneficially own and control directly or indirectly 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Borrowers; or (iii) any “change of control” or similar event under the Second Lien Credit Agreement shall occur.
          “Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having U.S. Term Loan Exposure, (b) Lenders having European Term Loan Exposure, (c) Lenders having Revolving Exposure (including Swing Line Lender) and (d) Lenders having New Term Loan Exposure of each applicable Series, and (ii) with respect to Loans, each of the following classes of Loans: (a) U.S. Term Loans, (b) European Term Loans, (c) Revolving Loans (including Swing Line Loans) and (d) each Series of the New Term Loans.
          “Closing Date” means the date on which the Term Loans are made.
          “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.
          “Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for all or any part of the Obligations (subject to exceptions contained in the Collateral Documents) (provided that the intention of this Agreement and the Collateral Documents is to exclude from the term “Collateral” any property that is reasonably likely to cause a material deemed distribution pursuant to Section 956 of the Internal Revenue Code, and this Agreement and the Collateral Documents shall be interpreted in a manner that does not cause, or prevent the Credit Parties from taking actions that would avoid, such a material deemed distribution).
          “Collateral Agent” as defined in the preamble hereto.

          “Collateral Documents” means the Pledge and Security Agreement, ACC Pledge Agreement, the Swedish Collateral Documents, the Dutch Collateral Documents, the Finnish Collateral Documents, the U.K. Collateral Documents, the Luxembourg Collateral Documents, the Intercreditor Agreement, the Mortgages, the Intellectual Property security agreements, the Landlord Personal Property Collateral Access Agreements, if any, the Control Agreements, if any, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for all or any part of the Obligations.
          “Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.
          “Commitment” means any Revolving Commitment or Term Loan Commitment.
          “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
          “Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (a) consolidated interest expense, (b) provisions for taxes based on income, (c) total depreciation expense, (d) total amortization expense, (e) Transaction Costs incurred and paid in the period (to the extent expensed) in an aggregate amount since the Closing Date not to exceed $22,000,000, (f) management fees paid or accruing in such period (to the extent not added back in a prior period) in an amount not to exceed $2,000,000 per Fiscal Year, (g) Cash severance payments in connection with plant closures (including partial plant closures) related to the Acquisition, (h) Cash stand alone costs incurred prior to the date that is eighteen months after the Closing Date associated with the transition of Holdings and its Subsidiaries to a stand alone basis including fees paid to the Seller for transition services, fees paid to third parties for one time transition and migration services, and other expenses which are one time in nature and specifically related to readying the business for stand alone operations in an aggregate amount not to exceed $10,000,000, (i) Cash expenses related to third party advisors for service provided regarding acquisitions or divestitures permitted hereunder, (j) Cash financing charges including fees, expenses, underwriting discounts, prepayment premiums, including amounts paid under this Agreement or in connection with the incurrence of any other Indebtedness permitted hereunder, (k) unusual and non-recurring Cash charges, (l) Cash expenses (excluding severance payments) in connection with closures and consolidation of plants (including partial plant closures) in an aggregate amount not to exceed $10,000,000 per Fiscal Year, (m) one-time third party professional costs paid in Cash in connection with plant efficiency projects in an aggregate amount not to exceed $6,000,000 and (n) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period), minus (ii) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period); provided that with respect to any calculation period ending prior to the first anniversary of the Closing Date, Consolidated Adjusted EBITDA for the Fiscal Quarter ended December 31, 2006 shall be deemed to be $17,300,000.
          “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries but excluding (a) any such expenditure made (i) in accordance with the terms of this Agreement to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, and (ii) with the proceeds from the sale or other disposition or trade-in or exchange of assets to the extent utilized to purchase functionally equivalent assets and (b) solely for purposes of Section 6.7(c), any capital expenditures required in accordance with Environmental Laws.
          “Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.
          “Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.
          “Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment (other than any changes in Consolidated Working Capital that result from the consummation of a Permitted Acquisition), minus (ii) the sum, without duplication, of the amounts for such period paid in cash from operating cash flow of (a) scheduled repayments of Indebtedness for borrowed money (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments), (b) Consolidated Capital Expenditures (net of any proceeds of (y) any related financings with respect to such expenditures and (z) any sales of assets used to finance such expenditures), (c) Consolidated Interest Expense, (d) repayments of Indebtedness pursuant to any Capital Leases, (e) Transaction Costs incurred and paid in the period (to the extent expensed) in an aggregate amount since the Closing Date not to exceed $22,000,000, (f) Restricted Junior Payments permitted pursuant to Sections 6.4(b) and (e), (g) management fees paid in such period (to the extent not added back in a prior period) in an amount not to exceed $2,000,000 per Fiscal Year, (h) all other Cash items that were added back in arriving at Consolidated Adjusted EBITDA for such period and (i) provisions for current taxes based on income of Holdings and its Subsidiaries and payable in cash with respect to such period.
          “Consolidated Interest Expense” means, for any period, total interest expense of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amount not payable in Cash and any amounts referred to in Section 2.11(d) and the equivalent provision of the Second Lien Credit Agreement payable on or before the Closing Date.
          “Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.
          “Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP minus up to $25,000,000 of unrestricted Cash and Cash Equivalents of any Credit Party.
          “Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.
          “Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.
          “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
          “Contributing Guarantors” as defined in Section 7.2.
          “Control Agreements” means each control agreement to be executed and delivered by the Collateral Agent for the benefit of the Secured Parties, the agent under the Second Lien Credit Agreement, a securities intermediary or depositary bank and the applicable Credit Party following the Closing Date and each control agreement to be executed and delivered by Collateral Agent, a securities intermediary or depositary bank and the applicable Credit Party pursuant to the terms of the Pledge and Security Agreement with such modifications as Collateral Agent may reasonably request or approve.
          “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
          “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.
          “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.
          “Credit Date” means the date of a Credit Extension.
          “Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any documents or certificates executed by either Borrower in favor of Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith.
          “Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.
          “Credit Party” means, collectively, the Borrowers and the Guarantors.
          “Cure Amount” as defined in Section 6.8(e).
          “Cure Right” as defined in Section 6.8(e).
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
          “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
          “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.
          “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the

Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Borrowers and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrowers, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.
          “Defaulted Loan” as defined in Section 2.22.
          “Defaulting Lender” as defined in Section 2.22.
          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date of the Term Loans, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, the cancellation or expiration of all Letters of Credit and the termination of the Commitments).
          “Documentation Agent” as defined in the preamble hereto.
          “Dollar Equivalent” means (i) with respect to an amount denominated in Euro on any date, the amount of Dollars that may be purchased with such amount of Euro at the Spot Exchange Rate on such date and (ii) with respect to an amount denominated in Dollars on any date, the amount thereof.
          “Dollars” and the sign “$” mean the lawful money of the United States of America.
          “Dutch Collateral Documents” means each of the following documents: the deed of pledge by Arizona Chemical AB of its shares in Arizona Chemical B.V. and any other document executed by the Dutch Credit Party and governed by the laws of the Netherlands pursuant to which such person has granted a Lien to secure any of the Obligations of the European Borrower, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time.

          “Dutch Credit Party” means Arizona Chemical B.V., a company organized under the laws of the Netherlands and any other Subsidiary of Holdings organized under the laws of the Netherlands that becomes a party to a Credit Document after the Closing Date.
          “Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for purposes of Section 10.6), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans; provided, no Affiliate of Holdings or Sponsor shall be an Eligible Assignee.
          “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.
          “Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
          “Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), laws (including, without limitation, common law and rules and regulations of the European Union), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.
          “Equity Contribution” means the capital contribution in cash by the Sponsor and the other investors as of the Closing Date of at least $130,000,000 to the common Equity Interests of AZ Chem Investments Partners LP which shall be contributed to Holdings and then to the European Borrower in order to consummate the Acquisition.
          “Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

          “ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary would reasonably be expected to be liable under the Internal Revenue Code or ERISA.
          “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan, in either case resulting in liability to Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if there is any potential liability therefor; (viii) the occurrence of an act or omission which gives or would be reasonably expected to give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; or (xii) any event with respect to any Non-U.S. Plan which is similar to any event described in any of subsections (i) through (xi) hereof.
          “Euro” and “€” means the single currency of the Participating Member States.
          “Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
          “European Borrower” as defined in the preamble hereto.
          “European Term Loan” means a European Term Loan made by a Lender to European Borrower pursuant to Section 2.1(a)(ii).
          “European Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a European Term Loan and “European Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s European Term Loan Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the European Term Loan Commitments as of the Closing Date is €75,958,982.15.
          “European Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the European Term Loans of such Lender; provided, at any time prior to the making of the European Term Loans, the European Term Loan Exposure of any Lender shall be equal to such Lender’s European Term Loan Commitment.
          “European Term Loan Maturity Date” means the earlier of (i) the sixth anniversary of the Closing Date, and (ii) the date that all European Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
          “European Term Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented, restated or otherwise modified from time to time.
          “Event of Default” means each of the conditions or events set forth in Section 8.1.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.
          “Fair Share Contribution Amount” as defined in Section 7.2.
          “Fair Share” as defined in Section 7.2.
          “Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “Financial Performance Covenants” means the covenants of Holdings set forth in Section 6.7(a) and (b).
          “Financial Plan” as defined in Section 5.1(h).
          “Finnish Collateral Documents” means each of the following documents: (i) the pledge agreements by and between each of International Paper Finland Investment Company Oy, Arizona Chemical Oy and AZ Chem Finland Oy, respectively, and GSCP, as Collateral Agent, (ii) the share pledge agreement governing the pledge by the European Borrower of its shares in AZ Chem Finland Oy, (iii) the pledge agreements regarding intragroup loans by Arizona Chem Sweden Finance KB and AZ Chem Luxembourg Finance S.a.r.l. to AZ Chem Finland Oy, and (iv) any other document executed by the Finnish Credit Party and governed by the laws of Finland pursuant to which such person has granted a Lien to secure any of the Obligations of the European Borrower, as any of the foregoing may be amended, restated, supplemented, restated or otherwise modified from time to time.
          “Finnish Credit Party” means International Paper Finland Investment Company Oy, Arizona Chemical Oy, AZ Chem Finland Oy and any other Subsidiary of Holdings organized under the laws of the Finland that becomes a party to a Credit Document after the Closing Date.

          “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
          “Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.
          “Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
          “Funding Default” as defined in Section 2.22.
          “Funding Guarantors” as defined in Section 7.2.
          “Funding Notice” means a notice substantially in the form of Exhibit A-1.
          “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
          “Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
          “Governmental Authority” means any foreign or domestic, federal, state, municipal, supranational, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States of America, the United States of America, or a foreign entity or government.
          “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
          “Grantor” means a “Grantor” as defined in the Pledge and Security Agreement or a “Chargor” as defined in the U.K. Collateral Documents or other applicable Collateral Documents, or a “Pledgor” as defined in the Dutch Collateral Documents, the Swedish Collateral Documents, or any similar term defined in any other Collateral Document.
          “Group” as defined in Schedule 1.1A.
          “GSCP” as defined in the preamble.
          “Guaranteed Obligations” as defined in Section 7.1.

          “Guarantor” means each U.S. Guarantor, each Non-U.S. Guarantor and the U.S. Borrower.
          “Guarantor Subsidiary” means each Guarantor other than Holdings and U.S. Holdings.
          “Guaranty” means the guaranty of each Guarantor set forth in Section 7.
          “Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.
          “Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
          “Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty and satisfactory to Administrative Agent.
          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
          “Historical Financial Statements” means as of the Closing Date, (i) the audited combined balance sheet of the Arizona Chemical Division (as defined in such audited financial statements) as of December 31, 2005 and 2004 and the audited combined statements of income and cash flows of the Arizona Chemical Division (as defined in such audited financial statements) for each of the three (3) years ended December 31, 2005, 2004 and 2003, (ii) the unaudited combined balance sheet of the Arizona Chemical Division (as defined in the audited financial statements described in clause (i)) as of September 30, 2006 and the related statements of income and cash flows of the Arizona Chemical Division (as defined in the audited financial statements described in clause (i)) for the nine (9) month period ended September 30, 2006 and (iii) the unaudited financial statements of Arizona Chemical Division (as defined in the audited financial statements described in clause (i)) as at the most recently ended Fiscal Quarter and month, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six-or nine-month period, as applicable, ending on such date.
          “Holdings” as defined in the preamble hereto.

          “Holdings Pledge Agreement (U.S.)” means the Pledge Agreement to be executed by Holdings to pledge the Equity Interests of U.S. Holdings on the date hereof, as it may be amended, supplemented or otherwise modified from time to time.
          “Holdings Pledge Agreement (France)” means the Financial Instruments Account Pledge Agreement to be executed by Holdings to pledge the Equity Interests of Arizona Chemical S.A.S. on the date hereof, as it may be amended, supplemented or otherwise modified from time to time.
          “Increased Amount Date” as defined in Section 2.24.
          “Increased-Cost Lenders” as defined in Section 2.23.
          “Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests, (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for any purpose under Section 6.7.
          “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the commitment letter (and any related fee letter) delivered by any Agent or any Lender to Sponsor with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.
          “Indemnitee” as defined in Section 10.3.
          “Installment” as defined in Section 2.12.
          “Intellectual Property” means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all broadcast rights, (e) all mask works and all applications, registrations and renewals in connection therewith, (f) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) all licenses and agreements in connection therewith.
          “Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

          “Intercompany Note” means a promissory note substantially in the form of Exhibit I evidencing Indebtedness owed among the Credit Parties and their Subsidiaries (or such other form reasonably satisfactory to the Collateral Agent).
          “Intercreditor Agreement” means an Intercreditor Agreement substantially in the form of Exhibit K, as it may be amended, supplemented, restated or otherwise modified from time to time.
          “Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended to (ii) Consolidated Interest Expense for such four-Fiscal Quarter period; provided that with respect to any calculation period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be calculated for the period from the Closing Date to such date of determination divided by the number of days in such period and multiplied by 365.
          “Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.
          “Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six-months or, if agreed to by all Lenders of a tranche, nine- or twelve-months, as selected by the applicable Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.
          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
          “Interest Rate Determination Date” means, with respect to any Interest Period: (i) if the currency is Euro, the date that is two TARGET Days before the first day of that Interest

Period and (ii) if the currency is Dollars, the date that is two Business Days prior to the first day of such Interest Period.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
          “Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than (x) in the case of any U.S. Credit Party, any other U.S. Credit Party and (y) in the case of any Non-U.S. Credit Party, any other Non-U.S. Credit Party); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than (x) in the case of any U.S. Credit Party, any other U.S. Credit Party and (y) in the case of any Non-U.S. Credit Party, any other Non-U.S. Credit Party), of any Equity Interests of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person (other than (x) in the case of any U.S. Credit Party, any other U.S. Credit Party and (y) in the case of any Non-U.S. Credit Party, any other Non-U.S. Credit Party), including all indebtedness and accounts receivable from such other Person that are not current assets or did not arise from sales to such other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
          “Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.
          “Issuing Bank” means BANA, as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity.
          “Joinder Agreement” means an agreement substantially in the form of Exhibit J.
          “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
          “Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance reasonably acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.
          “Landlord Personal Property Collateral Access Agreement” means an agreement substantially in the form of Exhibit H with such amendments or modifications as may be approved by Collateral Agent, which approval shall not be unreasonably withheld.

          “Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest (i) designated from time to time by Collateral Agent in its reasonable discretion as not being required to be included in the Collateral or (ii) that is not permitted by its terms to be mortgaged or pledged to the Collateral Agent.
          “Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.
          “Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be) including, without limitation, each such Affiliate that appoints the Collateral Agent as its agent and agrees to be bound by the Credit Documents as a Secured Party, subject to Section 9.8(c).
          “Letter of Credit” means a commercial or standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.
          “Letter of Credit Sublimit” means the lesser of (i) $15,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.
          “Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of the applicable Borrower.
          “Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.
          “Licensed Intellectual Property” means any interest of any Credit Party as licensee or sublicensee under any license of Intellectual Property, other than any such interest that has been designated from time to time by Collateral Agent as not being required to be included in the Collateral.
          “Licensor Consent and Estoppel” means, with respect to any Licensed Intellectual Property, a letter, certificate or other instrument in writing from the licensor under the related license, pursuant to which the licensor consents to the granting of a Security Interest on such Licensed Property by the Credit Party, such Licensor Consent and Estoppel to be in form and substance acceptable to Collateral Agent.
          “Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
          “Loan” means a U.S. Term Loan, a European Term Loan, a Revolving Loan, a Swing Line Loan and a New Term Loan.
          “Local Time” means (a) with respect to a Loan or Letter of Credit denominated in, or delivery of, Dollars, or notice with respect to any Loan or Letter of Credit, New York City time and (b) with respect to the funding with respect to a Loan or Letter of Credit denominated in, or delivery of, Euro, Swedish time.
          “Luxembourg Collateral Documents” means each of the following documents: the Luxembourg share pledge over the shares that it holds in AZ Chem Luxembourg Finance S.à.r.l., pledge of receivables agreement and any other document executed by Holdings or any of its Subsidiaries and governed by the laws of Luxembourg pursuant to which such person has granted a Lien to secure any of the Obligations of the European Borrower, as any of the foregoing may be amended, restated, supplemented, restated or otherwise modified from time to time.
          “Management Investors” means the natural persons being the current or former members of management, officers and employees of Holdings and/or its Subsidiaries who have been, are or become investors in Holdings.
          “Mandatory Cost” means the percentage rate per annum calculated in accordance with Schedule 1.1B.
          “Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
          “Material Adverse Effect” means (i) on the Closing Date, a “Material Adverse Effect” (as defined in the Stock Purchase Agreement) and (ii) thereafter, a material adverse effect on and/or material adverse developments with respect to (a) the business, operations, properties, assets or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole; (b) the ability of any Credit Party to fully and timely perform its Obligations; (c) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.
          “Material Contract” means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents and the Second Lien Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
          “Material Real Estate Asset” means (i) any fee-owned Real Estate Asset having a fair market value in excess of $2,000,000 as of the date of the acquisition thereof and (ii) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $750,000 per annum.

          “Material Subsidiary” means any Subsidiary (a) for which the fair market value of its tangible assets is equal to or greater than 2% of the total tangible assets of Holdings and its Subsidiaries on a consolidated basis, or (b) which has Consolidated Adjusted EBITDA equal to or greater than 2% of the total Consolidated Adjusted EBITDA of Holdings and its Subsidiaries on a consolidated basis.
          “Moody’s” means Moody’s Investor Services, Inc.
          “Mortgage” means any mortgage, deed of trust of similar document granting a security interest to the Secured Parties in owned Real Property of a Credit Party in form and substance reasonably acceptable to Collateral Agent in its reasonable discretion, as it may be amended, supplemented, restated or otherwise modified from time to time.
          “Mortgaged Property” as defined in Section 5.11.
          “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
          “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
          “Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
          “Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by a Credit Party from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable or reasonably estimated to be payable within two years of such Asset Sale by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) any bona fide direct or indirect costs incurred by a Credit Party in connection with such Asset Sale, including commissions, fees and reserves for taxes paid or payable in connection with such Asset Sale, (d) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset) and (e) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by a Credit Party in connection with such Asset Sale or any other liabilities associated with the assets subject to such Asset Sale and retained by a Credit Party after such

Asset Sale including without limitation pension and other post-employment benefit liabilities and environmental liabilities.
          “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by a Credit Party (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of a Credit Party by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by a Credit Party in connection with the adjustment or settlement of any claims of a Credit Party in respect thereof, (b) any bona fide direct costs incurred in connection with (i) any such casualty or condemnation or (ii) any sale of such assets as referred to in clause (i)(b) of this definition, in either case including income or gains taxes payable or reasonably estimated to be payable within two years as a result of any gain recognized in connection therewith, and (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets in question and that is repaid as a result of such casualty or condemnation.
          “New Term Loan Commitment” as defined in Section 2.24.
          “New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.
          “New Term Loan Lender” as defined in Section 2.24.
          “New Term Loan Maturity Date” means the date that New Term Loans of a Series shall become due and payable in full hereunder, as specified in the Joinder Agreement, including by acceleration or otherwise.
          “New Term Loans” as defined in Section 2.24.
          “Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
          “Non-U.S. Credit Party” means any Credit Party, other than a U.S. Credit Party.
          “Non-U.S. Currency Equivalent” means, with respect to any amount denominated in Dollars, on any date, the amount of Euro that may be purchased with such amount of Dollars at the Spot Exchange Rate on such date.
          “Non-U.S. Guarantor” means, on the date of this Agreement, Holdings and each Non-U.S. Subsidiary of Holdings listed on the signature pages of this Agreement and, thereafter, each Non-U.S. Subsidiary of Holdings that signs a Counterpart Agreement or such other accession agreement to this Agreement as a Guarantor accepted and agreed by, and in form and substance reasonably satisfactory to, the Administrative Agent.
          “Non-U.S. Lender” as defined in Section 2.20(d).

          “Non-U.S. Participant” means any participant that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes.
          “Non-U.S. Plan” means any employee benefit plan maintained by Holdings or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States of America, any State thereof or any other political subdivision thereof.
          “Non-U.S. Subsidiary” means each Subsidiary organized in any jurisdiction other than the United States.
          “Note” means a U.S. Term Note, a European Term Note, a Revolving Loan Note or a Swing Line Note.
          “Notice” means a Funding Notice, an Issuance Notice, or a Conversion/ Continuation Notice.
          “Obligations” means all obligations of every nature of each Credit Party under any Credit Document or Hedge Agreement from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any such obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise and up to $20,000,000 of obligations in respect of overdrafts, bank guarantees, commercial and purchase card obligations, treasury, depository or cash management services (including, without limitation, netting and pooling arrangements) or automated clearing house transfers of funds arrangements and related liabilities owed to the Administrative Agent, the Lenders or any of their Affiliates and ABN AMRO Bank N.V. or any of its Affiliates (provided that such obligations of ABN AMRO Bank N.V. or any of its Affiliates shall not be included in this definition to the extent such obligations exceed $4,000,000).
          “Obligations of the European Borrower” means all obligations of every nature of the European Borrower under any Credit Document or Hedge Agreement from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the European Borrower, would have accrued on any such obligation, whether or not a claim is allowed against the European Borrower for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise and up to $10,000,000 of obligations in respect of overdrafts, bank guarantees, commercial and purchase card obligations, treasury, depository or cash management services (including, without limitation, netting and pooling arrangements), or automated clearing house transfers of funds arrangements and related liabilities owed to the Administrative Agent, the Lenders or any of their Affiliates and ABN AMRO Bank N.V. or any of its Affiliates (provided that such obligations of ABN AMRO Bank N.V. or any of its Affiliates shall not be included in this definition to the extent such obligations exceed $4,000,000).
          “Obligations of the U.S. Borrower” means all obligations of every nature of the U.S. Borrower under any Credit Document or Hedge Agreement from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the U.S. Borrower, would have accrued on any such obligation, whether or not a claim is allowed against the U.S. Borrower for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise and up to $10,000,000 of obligations in respect of overdrafts, bank guarantees, commercial and purchase card obligations, treasury, depository or cash management services (including, without limitation, netting and pooling arrangements), or automated clearing house transfers of funds arrangements and related liabilities owed to the Administrative Agent, the Lenders or any of their Affiliates and ABN AMRO Bank N.V. or any of its Affiliates (provided that such obligations of ABN AMRO Bank N.V. or any of its Affiliates shall not be included in this definition to the extent such obligations exceed $4,000,000).
          “Obligee Guarantor” as defined in Section 7.7.
          “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, (v) with respect to any limited liability company incorporated in England and Wales, its certificate of incorporation, any certificate of incorporation or change of name, its articles of association and memorandum of association and (vi) with respect to any Non-U.S. Subsidiary, the equivalent thereof in its jurisdiction of incorporation or organization. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, including an official of a non-United States government, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official in such official’s relevant jurisdiction.
          “Original Currency” as defined in Section 10.23(a).
          “Other Currency” as defined in Section 10.23(a).
          “Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to economic and monetary union.
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

          “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
          “Permitted Acquisition” means any acquisition by Borrowers or any of their respective wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person (including the acquisition by a Credit Party of all of the economic and voting Equity Interests of the Specified Target to the extent not owned by a Credit Party as of the Closing Date); provided,
          (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
          (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
          (iii) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Borrowers in connection with such acquisition shall be owned 100% by Borrowers or a Guarantor Subsidiary thereof, and Borrowers shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrowers, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;
          (iv) Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended, (as determined in accordance with Section 6.7(d));
          (v) Borrowers shall have delivered to Administrative Agent (A) at least 10 days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.7 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.7 and (B) promptly upon request by Administrative Agent, in respect of any Permitted Acquisition involving consideration of more than $5,000,000, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (ii) to the extent available, quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve month (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;
          (vi) any Person or assets or division as acquired in accordance herewith (y) shall be in same or similar business or lines of business in which Borrowers and/or their respective Subsidiaries are engaged as of the Closing Date and (z) shall have generated positive cash flow (calculated on a pro forma basis in a manner consistent with Section 6.7(d)) for the four Fiscal Quarter period most recently ended prior to the date of such acquisition; and
          (vii) the sum of the aggregate unused portion of the Revolving Commitments at such time (after giving effect to the consummation of the respective Permitted Acquisition and any financing thereof) plus the aggregate amount of Cash and Cash Equivalents of Borrowers and their respective Subsidiaries at such time shall equal or exceed $10,000,000.
          “Permitted Indebtedness” as defined in Section 6.1.
          “Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.
          “Permitted Subordinated Debt” as defined in Section 6.1(d).
          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
          “Platform” as defined in Section 5.1(n).
          “Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by U.S. Borrower and each U.S. Guarantor, as it may be amended, supplemented, restated or otherwise modified from time to time.
          “Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrowers, Administrative Agent and each Lender.
          “Projections” as defined in Section 4.8.
          “Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the U.S. Term Loan of any Lender, the percentage obtained by dividing (a) the U.S. Term Loan Exposure of that Lender by (b) the aggregate U.S. Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the European Term Loan of any Lender, the percentage obtained by dividing (a) the European Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate European Term

Loan Exposure of all Lenders; (iii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders; and (iv) with respect to all payments, computations, and other matters relating to New Term Loan Commitment or New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Term Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the U.S. Term Loan Exposure, the European Term Loan Exposure, the Revolving Exposure and the New Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate U.S. Term Loan Exposure, the aggregate European Term Loan Exposure, the aggregate Revolving Exposure and the aggregate New Term Loan Exposure of all Lenders.
          “Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.
          “Record Document” means, (A) with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent and (B) Licensed Intellectual Property, (i) the license evidencing such Intellectual Property or a memorandum thereof, executed and acknowledged by the licensor of the affected Intellectual Property, or (ii) if such Licensed Intellectual Property was acquired or licensed from the holder of licensed rights or interests in the Intellectual Property, the applicable assignment or license document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon filing or recordation in the U.S. Patent and Trademark Office, U.S. Copyright Office, or any foreign equivalent place of filing, of the transfer of such holder’s rights or interests and otherwise in form reasonably satisfactory to Collateral Agent
          “Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.
          “Recorded License Interest” means Licensed Intellectual Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Collateral Agent’s reasonable judgment, to give constructive notice of such Licensed Intellectual Property to bona fide purchasers, mortgagees, transferees and licensees of the affected intellectual property.

          “Reference Banks” means, the principal office of BANA or such other banks as may be appointed by the Administrative Agent in consultation with Borrowers.
          “Refunded Swing Line Loans” as defined in Section 2.3(b)(iv).
          “Register” as defined in Section 2.7(b).
          “Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.
          “Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.
          “Reimbursement Date” as defined in Section 2.4(d).
          “Related Agreements” means, collectively, the Stock Purchase Agreement, the Second Lien Credit Agreement, the Stockholders Agreement and the documents in connection with the Permitted Subordinated Debt (if any).
          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
          “Replacement Lender” as defined in Section 2.23.
          “Required Prepayment Date” as defined in Section 2.15(c).
          “Requisite Lenders” means one or more Lenders having or holding U.S. Term Loan Exposure, European Term Loan Exposure, New Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate U.S. Term Loan Exposure of all Lenders, (ii) the aggregate European Term Loan Exposure of all Lenders, (iii) the aggregate Revolving Exposure of all Lenders, and (iv) the aggregate New Term Loan Exposure of all Lenders.
          “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or Borrowers now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Borrowers now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or Borrowers now or hereafter outstanding; (iv) management or similar fees payable to Sponsor or any of its Affiliates and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness under the Second Lien Credit Agreement and the Permitted Subordinated Debt.
          “Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-3 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $60,000,000.
          “Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.
          “Revolving Commitment Termination Date” means the earliest to occur of (i) February 28, 2007, if the Term Loans are not made on or before that date; (ii) the fifth anniversary of the Closing Date, (iii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (iv) the date of the termination of the Revolving Commitments pursuant to Section 8.1.
          “Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.
          “Revolving Loan” means a Loan made by a Lender to either Borrower pursuant to Section 2.2(a).
          “Revolving Loan Note” means a promissory note in the form of Exhibit B-3, as it may be amended, supplemented, restated or otherwise modified from time to time.
          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.
          “Second Lien Credit Agreement” means the Second Lien Credit and Guaranty Agreement dated as of the Closing Date among U.S. Borrower, GSCP, as lead arranger, bookrunner, and syndication agent, CapitalSource Finance LLC, as administrative agent and collateral agent and certain subsidiaries of U.S. Borrower as guarantors and the other agents and lenders party thereto, as it may be amended, modified, renewed, refunded, replaced or refinanced from time to time pursuant to Section 6.15.
          “Second Lien Credit Document” means any of the Second Lien Credit Agreement, the notes, if any, the collateral documents related thereto and all other documents, instruments or agreements executed and delivered in connection therewith.
          “Second Lien Term Loans” means the Second Lien Term Loans made under the Second Lien Credit Agreement.
          “Secured Parties” means (i) the Agents, the Lenders and the Lender Counterparties and shall include, without limitation, all former Agents, Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Obligations have not been paid or satisfied in full and (ii) ABN AMRO Bank N.V. or any of its Affiliates.
          “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Seller” as defined in the recitals.
          “Series” as defined in Section 2.24.
          “Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit F-2.
          “Solvent” means, with respect to any Credit Party, that as of the date of determination, (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); (ii) to the extent different from the standard set forth in clause (i), such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances; and (iii) in the case of any U.K. Credit Party only, a Credit Party that is not “unable to pay its debts” within the meaning of Section 123 of the Insolvency Act 1986 of England Wales (as amended by the Enterprise Act 2002 of England and Wales) on the basis that the words “proved to the satisfaction of the court” are deemed omitted from sections 123(1)(e)

and 123(2) of that Act). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
          “Specified Target” means the Joint Venture of the Credit Parties existing on the Closing Date.
          “Sponsor” means Rhône Capital III L.P. and its Affiliates.
          “Stockholders Agreement” means the partnership agreement dated as of the Closing Date by and among AZ Chem Investments Partners LP and the stockholders named therein, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of Section 6.14 hereof.
          “Stock Purchase Agreement” as defined in the recitals.
          “Subject Transaction” as defined in Section 6.7(d).
          “Spot Exchange Rate” means, at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to the relevant currency on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London for the conversion of Dollars into Euro or Euro into Dollars); provided that if there shall at any time no longer exist such a page on such service, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent and reasonably acceptable to Borrowers.
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares, stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
          “Swedish Collateral Documents” means each of the following documents: the Holdings Pledge Agreement (U.S.), Holdings Pledge Agreement (France), the share pledge agreements whereby Holdings pledges its shares in the European Borrower to the Collateral Agent, the business mortgage granted by Arizona Chemical AB, the real estate mortgage granted by Arizona Chemical AB, the pledge agreement regarding the EUR 25,000 intra-group loan agreement between the European Borrower and Arizona Chem Sweden Finance AB, the pledge agreement regarding the EUR 51,632,391.67 intra-group loan agreement between AZ Chem Luxembourg Finance S.a.r.l. and Arizona Chem Sweden Finance KB, the share pledge agreements of the European Borrower by which its shares in each of International Paper Sweden Investment Company AB and Arizona Chem Sweden Finance AB were pledged to the Collateral Agent, the pledge agreement by AZ Chem Luxembourg Finance S.a.r.l and the European Borrower by which their participation rights in Arizona Chem Sweden Finance KB were pledged to the Collateral Agent and any other document executed by Holdings or any of its Subsidiaries and governed by the laws of Sweden pursuant to which such person has granted a Lien to secure any of the Obligations of the European Borrower, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time.
          “Swedish Credit Party” means Holdings, the European Borrower, Proserpina 1074 AB (under change of name to Arizona Chem Sweden Finance AB); Skålguldet 219 KB (under change of name to Arizona Chem Sweden Finance KB); International Paper Sweden Investment Company AB; Arizona Chemical AB and any other Subsidiary of Holdings organized under the laws of Sweden that becomes a party to a Credit Document after the Closing Date.
          “Swing Line Lender” means BANA in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.
          “Swing Line Loan” means a Loan made by Swing Line Lender to U.S. Borrower pursuant to Section 2.3.
          “Swing Line Note” means a promissory note in the form of Exhibit B-4, as it may be amended, supplemented, restated or otherwise modified from time to time.
          “Swing Line Sublimit” means the lesser of (i) $5,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.
          “Syndication Agent” as defined in the preamble hereto.
          “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for settlement of payments in Euro.
          “Tax” means any present or future stamp, documentary, value added or other tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to (a) a tax imposed by the jurisdiction in which that Person is organized or incorporated or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office) other than a jurisdiction in which it is subject to tax solely as a result of such Person having executed, delivered or performed its obligations or received a payment under or enforced, any of the Credit Documents or (b) any branch profits tax imposed by the jurisdictions listed in clause (a).

          “Term Loan” means a U.S. Term Loan, a European Term Loan and a New Term Loan.
          “Term Loan Commitment” means the U.S. Term Loan Commitment, the European Term Loan Commitment or the New Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.
          “Term Loan Maturity Date” means the U.S. Term Loan Maturity Date, the European Term Loan Maturity Date and the New Term Loan Maturity Date of any Series of New Term Loans.
          “Terminated Lender” as defined in Section 2.23.
          “Title Policy” as defined in Section 5.11.
          “Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.
          “Transaction Costs” means the fees, costs and expenses payable by Holdings, Borrowers or any of their respective Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and the Related Agreements.
          “Transactions” means the Acquisition, the Equity Contribution, the entering into and funding of the U.S. Term Loans, the European Term Loans and the Revolving Loans and the entering into and funding of the Second Lien Term Loans.
          “Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.
          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
          “U.K. Collateral Documents” means (i) the share charge by the European Borrower over the shares it holds in AZ Chem UK Limited to be entered into on the Closing Date and (ii) the UK Debenture and the other UK Share Charges and any other document to be executed by, or in relation to, U.K. Credit Parties after the Closing Date and governed by the laws of England and Wales pursuant to which such person has granted a Lien to secure any of the Obligations of the European Borrower, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time.
          “U.K. Credit Parties” means any Subsidiary of Holdings incorporated under the laws of England and Wales that becomes a party to a Credit Document after the Closing Date.

          “U.K. Debenture” means the English law debenture to be entered into by each U.K. Credit Party in favor of the Collateral Agent.
          “U.K. Share Charges” means the following English law share charges:
(a)	the share charge by the European Borrower over the shares that it holds in AZ Chem UK Limited;

(b)	the share charge by AZ Chem UK Limited over the shares that it holds in Union Camp Chemicals Limited; and

(c)	the share charge by Union Camp Chemicals Limited over the shares that it holds in Union Camp Chemicals (Pension Trustees) Limited;
          in each case, in favor of the Collateral Agent.
          “U.S. Borrower” as defined in the preamble hereto.
          “U.S. Credit Party” means U.S. Borrower and each U.S. Guarantor.
          “U.S. Guarantor” means, on the date of this Agreement, each U.S. Subsidiary of U.S. Borrower listed on the signature pages of this Agreement and, thereafter, each U.S. Subsidiary of U.S. Borrower that signs a Counterpart Agreement or such other accession agreement to this Agreement as a U.S. Guarantor accepted and agreed by, and in form and substance reasonably satisfactory to, the Administrative Agent.
          “U.S. Holdings” means AZ Chem US Holdings Inc., a Delaware corporation.
          “U.S. Lender” as defined in Section 2.20(d).
          “U.S. Subsidiary” means each Subsidiary organized under the laws of the United States.
          “U.S. Term Loan” means a U.S. Term Loan made by a Lender to U.S. Borrower pursuant to Section 2.1(a)(i).
          “U.S. Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a U.S. Term Loan and “U.S. Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s U.S. Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the U.S. Term Loan Commitments as of the Closing Date is $150,000,000.
          “U.S. Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the U.S. Term Loans of such Lender; provided, at any time prior to the making of the U.S. Term Loans, the U.S. Term Loan Exposure of any Lender shall be equal to such Lender’s U.S. Term Loan Commitment.

          “U.S. Term Loan Maturity Date” means the earlier of (i) the sixth anniversary of the Closing Date, and (ii) the date that all U.S. Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
          “U.S. Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented, restated or otherwise modified from time to time.
          “Waivable Mandatory Prepayment” as defined in Section 2.15(c).
     1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements; provided, however, if the Borrowers notify the Administrative Agent that the Borrowers wish to amend any covenant in Section 2.14 or Section 6 or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if Administrative Agent notifies the Borrowers that the Requisite Lenders wish to amend Section 2.14, Section 6 or any related definition for such purpose), then (i) the Borrowers and Administrative Agent shall negotiate in good faith to agree upon an appropriate amendment to such covenant and (ii) the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective until such covenant is amended in a manner satisfactory to the Borrowers and Requisite Lenders.
     1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable.
SECTION 2. LOANS AND LETTERS OF CREDIT
     2.1. Term Loans.
          (a) Loan Commitments. Subject to the terms and conditions hereof,

          (i) each Lender with a U.S. Term Loan Commitment severally agrees to make, on the Closing Date, a U.S. Term Loan to U.S. Borrower in Dollars in an amount equal to such Lender’s U.S. Term Loan Commitment; and
          (ii) each Lender with a European Term Loan Commitment severally agrees to make, on the Closing Date, a European Term Loan to European Borrower in Euro in an amount equal to such Lender’s European Term Loan Commitment.
U.S. Borrower may make only one borrowing under the U.S. Term Loan Commitment and European Borrower may make only one borrowing under the European Term Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the U.S. Term Loans and the European Term Loans shall be paid in full no later than the U.S. Term Loan Maturity Date and the European Term Loan Maturity Date, respectively. Each Lender’s U.S. Term Loan Commitment and European Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s U.S. Term Loan Commitment and European Term Loan Commitment on such date.
          (b) Borrowing Mechanics for Term Loans.
          (i) U.S. Borrower and European Borrower shall each deliver to Administrative Agent a fully executed Funding Notice no later than two days prior to the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.
          (ii) Each Lender shall make its U.S. Term Loan and/or European Term Loan, as the case may be, available to Administrative Agent not later than 12:00 p.m. (Local Time) on the Closing Date, by wire transfer of same day funds in Dollars or Euro, as applicable, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of (a) the U.S. Term Loans available to U.S. Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of the U.S. Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by the U.S. Borrower and (b) European Term Loans available to European Borrower on the Closing Date by causing an amount of same day funds in Euro equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to the account of European Borrower at the Administrative Agent’s Principal Office or to such other account as may be designated in writing to the Administrative Agent by European Borrower.
     2.2. Revolving Loans.
          (a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving

Loans to Borrowers in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period; provided further that any Loans borrowed by the European Borrower shall be Eurodollar Rate Loans. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.
          (b) Borrowing Mechanics for Revolving Loans.
          (i) Except pursuant to 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.
          (ii) Whenever a Borrower desires that Lenders make Revolving Loans, such Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (Local Time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the requesting Borrower shall be bound to make a borrowing in accordance therewith.
          (iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (Local Time)) not later than 2:00 p.m. (Local Time) on the same day as Administrative Agent’s receipt of such Notice from the requesting Borrower.
          (iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (Local Time) on the applicable Credit Date by wire transfer of same day funds in Dollars or Euro, as applicable, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to the requesting Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars or Euro, as applicable, equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of the requesting Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by the requesting Borrower.

     2.3. Swing Line Loans.
          (a) Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to U.S. Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.
          (b) Borrowing Mechanics for Swing Line Loans.
          (i) Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
          (ii) Whenever U.S. Borrower desires that Swing Line Lender make a Swing Line Loan, U.S. Borrower shall deliver to Administrative Agent a Funding Notice no later than 12:00 p.m. (Local Time) on the proposed Credit Date.
          (iii) Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (Local Time) on the applicable Credit Date by wire transfer of same day funds in Dollars at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to U.S. Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars, equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of the U.S. Borrower at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by the U.S. Borrower.
          (iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by the U.S. Borrower pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to the U.S. Borrower), no later than 11:00 a.m. (Local Time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the U.S. Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the U.S. Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to the U.S. Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to the U.S. Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to the U.S. Borrower and shall be due under the Revolving Loan Note issued by the U.S. Borrower to Swing Line Lender. The U.S. Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge the U.S. Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of a Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.
          (v) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.
          (vi) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets or condition (financial or otherwise) of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by the Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (B) at a time when a Funding Default exists unless Swing Line Lender has entered into arrangements satisfactory to it and U.S. Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Ling Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.
     2.4. Issuance of Letters of Credit and Purchase of Participations Therein.
          (a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of either Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars or Euro, as applicable; (ii) the stated amount of each Letter of Credit shall not be less than $5,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (vi) in no event shall any commercial Letter of Credit (x) have an expiration date later than the earlier of (1) the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such commercial Letter of Credit or (b) be issued if such commercial Letter of Credit is otherwise unacceptable to Issuing Bank in its reasonable discretion. Subject to the foregoing, Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period; provided, Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided, further, in the event a Funding Default exists, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Borrowers to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.

          (b) Notice of Issuance. Whenever a Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 12:00 p.m. (Local Time) at least three Business Days (in the case of standby letters of credit) or five Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Lender with a Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).
          (c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the requesting Borrower and Issuing Bank, such Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to either Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), each Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank.
          (d) Reimbursement by Borrowers of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the applicable Borrower and Administrative Agent, and the applicable Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in the currency in which such Letter of Credit is denominated and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the applicable Borrower shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (Local Time) on the date such drawing is honored that such Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, such Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in the amount and in the currency equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, such Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrowers shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).
          (e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the applicable Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.4(d), Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to Issuing Bank an amount equal to its respective participation, in Dollars or Euro, as applicable, and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (Local Time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from

Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from the applicable Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.
          (f) Obligations Absolute. The obligation of each Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it to such Borrower and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which either Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against either Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between either Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets or condition (financial or otherwise) of Holdings or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.
          (g) Indemnification. Without duplication of any obligation of Borrowers under Section 10.2 or 10.3, in addition to amounts payable as provided herein, each Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank to such Borrower, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

     2.5. Pro Rata Shares; Availability of Funds.
          (a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
          (b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrowers a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrowers and the applicable Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder.
     2.6. Use of Proceeds. The proceeds of the Term Loans and up to $2,500,000 of the Revolving Loans (or an equivalent amount in Euros) made on the Closing Date shall be applied by Borrowers (i) to finance, in part, the Acquisition, (ii) to pay fees and expenses incurred in connection with the Transactions, and (iii) to provide ongoing working capital and for other general corporate purposes of Borrowers and their Subsidiaries. The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit made after the Closing Date shall be applied by Borrowers for working capital, capital expenditures and general corporate purposes of Holdings and its Subsidiaries, including Permitted Acquisitions. No portion of the proceeds of any Credit Extension shall be used in any manner that causes such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
     2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.
          (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each Borrower to such Lender,

including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on such Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or such Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
          (b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrowers or any Lender (solely with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on each Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or any Borrower’s Obligations in respect of any Loan. Each Borrower hereby designates GSCP to serve as such Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and each Borrower hereby agrees that, to the extent GSCP serves in such capacity, GSCP and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
          (c) Notes. If so requested by any Lender by written notice to Borrowers (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, each Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after such Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s U.S. Term Loan, European Term Loan, New Term Loan, Revolving Loan or Swing Line Loan, as the case may be.
     2.8. Interest on Loans.
     (a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
(i) in the case of Revolving Loans:
          (1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
          (2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin;

(ii) in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin;
(iii) in the case of U.S. Term Loans:
          (1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
          (2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin; and
(iv) in the case of European Term Loans, at the Adjusted Eurodollar Rate plus Mandatory Costs (if any) plus the Applicable Margin.
          (b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the applicable Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan if such Loan is denominated in Dollars or a Eurodollar Rate Loan with an Interest Period of one month if such Loan is denominated in Euro.
          (c) In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. With respect to the U.S. Term Loans and Revolving Loans borrowed by the U.S. Borrower, in the event the U.S. Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event either Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (Local Time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrowers and each Lender.
          (d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
          (e) Except as otherwise set forth herein, interest on each Loan (i) with respect to Loans, shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.
          (f) Each Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit issued on behalf of such Borrower, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of such Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans in the case of Letters of Credit denominated in Dollars, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.
          (g) Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.8(f), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the applicable Borrower.

     2.9. Conversion/Continuation.
          (a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing:
          (i) The U.S. Borrower shall have the option to convert at any time all or any part of any U.S. Term Loan or Revolving Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the applicable Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or
          (ii) The Borrowers shall have the option upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of each applicable amount as a Eurodollar Rate Loan in excess of that amount as a Eurodollar Rate Loan.
          (b) The applicable Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (Local Time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan); provided, that, European Term Loans may only be continued as Eurodollar Rate Loans. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to (solely with respect to U.S. Term Loans), or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the applicable Borrower shall be bound to effect a conversion or continuation in accordance therewith.
     2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), all payments of principal then overdue and, to the extent permitted by applicable law, any interest payments on the Loans then overdue or any fees or other amounts owed hereunder then overdue, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest, to the extent of amounts then overdue, payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

     2.11. Fees.
          (a) Each applicable Borrower agrees to pay to Lenders having Revolving Exposure with respect to the Loans borrowed by, and Letters of Credit issued to, such Borrower:
          (i) commitment fees equal to (1) the average of the daily difference between (a) the Revolving Commitments and (b) the aggregate principal amount of (x) all outstanding Revolving Loans plus (y) the Letter of Credit Usage, times (2) the Applicable Revolving Commitment Fee Percentage; and
          (ii) letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).
All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each applicable Lender its Pro Rata Share thereof.
          (b) Each applicable Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees with respect to Letters of Credit issued to such Borrower:
          (i) a fronting fee equal to 0.125%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and
          (ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
          (c) All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed and shall be payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.
          (d) In addition to any of the foregoing fees, each Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.
     2.12. Scheduled Payments. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the four quarterly scheduled Interest Payment Dates applicable to Term Loans, commencing:

	U.S. Term Loan	European Term Loan
Amortization Date	Installments	Installments
June 30, 2007	$375,000.00	€189,897.46
September 30, 2007	$375,000.00	€189,897.46
December 31, 2007	$375,000.00	€189,897.46
March 31, 2008	$375,000.00	€189,897.46
June 30, 2008	$375,000.00	€189,897.46
September 30, 2008	$375,000.00	€189,897.46
December 31, 2008	$375,000.00	€189,897.46
March 31, 2009	$375,000.00	€189,897.46
June 30, 2009	$375,000.00	€189,897.46
September 30, 2009	$375,000.00	€189,897.46
December 31, 2009	$375,000.00	€189,897.46
March 31, 2010	$375,000.00	€189,897.46
June 30, 2010	$375,000.00	€189,897.46
September 30, 2010	$375,000.00	€189,897.46
December 31, 2010	$375,000.00	€189,897.46
March 31, 2011	$375,000.00	€189,897.46
June 30, 2011	$375,000.00	€189,897.46
September 30, 2011	$375,000.00	€189,897.46
December 31, 2011	$375,000.00	€189,897.46
March 31, 2012	$375,000.00	€189,897.46
June 30, 2012	$375,000.00	€189,897.46
September 30, 2012	$375,000.00	€189,897.46
December 31, 2012	$375,000.00	€189,897.46
March 31, 2013	$375,000.00	€189,897.46
June 30, 2013	$375,000.00	€189,897.46
September 30, 2013	$375,000.00	€189,897.46
December 31, 2013	$375,000.00	€189,897.46
Term Loan Maturity Date	$139,875,000.00	€70,831,750.73
provided, in the event any New Term Loans are made, such New Term Loans shall be repaid on each Installment Date occurring on or after the Increased Amount Date in an amount equal to (i) the aggregate principal amount of New Term Loans of the applicable Series of New Term Loans, times (ii) the ratio (expressed as a percentage) of (y) the amount of all other Term Loans being repaid on the Installment Date and (z) the total aggregate principal amount of all other Term Loans outstanding on the Increased Amount Date.
Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the U.S. Term Loans or the European Term Loans, as the case may be, in accordance with Sections 2.13, 2.14 and 2.15, as applicable; and (y) the U.S. Term Loans and the European Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the U.S. Term Loan Maturity Date and the European Term Loan Maturity Date, respectively.
     2.13. Voluntary Prepayments/Commitment Reductions.
          (a) Voluntary Prepayments.
(i) Any time and from time to time:
               (1) with respect to Base Rate Loans, each Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount;
               (2) with respect to Eurodollar Rate Loans denominated in Dollars, each Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount;
               (3) with respect to Eurodollar Rate Loans denominated in Euro, each Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of €1,000,000 and integral multiples of €500,000 in excess of that amount; and
               (4) with respect to Swing Line Loans, each Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount.
(ii) All such prepayments shall be made:
               (1) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans;

               (2) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and
               (3) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;
in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (Local Time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).
     (b) Voluntary Commitment Reductions.
          (i) Each Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.
          (ii) Such Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in such Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.
     2.14. Mandatory Prepayments.
          (a) Asset Sales. No later than the tenth Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrowers shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall have the option, directly or through one or more of their respective Subsidiaries, to invest all or any portion of such Net Asset Sale Proceeds within 365 days of receipt thereof (or within fifteen months of receipt if a binding agreement to reinvest is entered into within two hundred seventy days of receipt) in long-term productive or other capital assets of the general type used in the business of Holdings and its Subsidiaries; provided further, pending any such investment all such Net Asset Sale Proceeds shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).
          (b) Insurance/Condemnation Proceeds. No later than the tenth Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrowers shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within 365 days of receipt thereof (or within fifteen months of receipt if a binding agreement to reinvest is entered into within two hundred seventy days of receipt) in long term productive or other capital assets of the general type used in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).
          (c) Issuance of Equity Securities. No later than the first Business Day following the date of receipt by AZ Chem Investments Partners LP, AZ Chem Luxembourg Finance S.à.r.l or Holdings of any Cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, AZ Chem Investments Partners LP, AZ Chem Luxembourg Finance S.à.r.l or Holdings or any of its Subsidiaries (other than (i) issuances pursuant to any employee stock or stock option compensation plan and (ii) issuances to the Sponsor), Borrowers shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 50% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses; provided, during any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.1(c) recently shall be 3.50:1.00 or less, Borrowers shall only be required to make the prepayments otherwise required hereby in an amount equal to 25% of such net proceeds.
          (d) Issuance of Debt. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrowers shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other out-of-pocket costs and expenses associated therewith, including legal auditing and accounting fees and expenses.
          (e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending 2007), Borrowers shall, no later than one hundred ten days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to (i) 50% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments) and Second Lien

Term Loans; provided, that during any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.1(c) calculating the Leverage Ratio) shall be 3.50:1.00 or less, Borrowers shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (i) 25% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments) and Second Lien Term Loans.
          (f) Revolving Loans and Swing Loans. Borrowers shall from time to time prepay first, the Swing Line Loans (with respect to U.S. Borrower), and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.
          (g) Limitations on Prepayments. Mandatory prepayments required in respect of any Non-U.S. Subsidiary shall not be required to be used to prepay the Loans of the U.S. Borrower and shall only be required to prepay the Loans of the European Borrower, provided however that in the event that the Loans of the European Borrower have been paid in full and the prepayment obligation under Sections 2.14(a), (b), (c), (d) and (e) imposed on any Non-U.S. Subsidiary is not completely satisfied, the U.S. Borrower shall be required to prepay the Loans of the U.S. Borrower in an amount equal to the mandatory prepayment amount that remains with respect to such Non-U.S. Subsidiary.
          (h) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(e), Borrowers shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Borrowers shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrowers shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrowers shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
     2.15. Application of Prepayments.
          (a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by the applicable Borrower in the applicable notice of prepayment; provided, in the event such Borrower fail to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:
               first, with respect to U.S. Borrower, to repay outstanding Swing Line Loans to the full extent thereof;
               second, to repay outstanding Revolving Loans, to the full extent thereof; and

               third, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and further applied on a pro rata basis to reduce the scheduled remaining Installments of principal of the Term Loans.
          (b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(e) shall be applied as follows:
               first, to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied on a pro rata basis to the remaining scheduled Installments of principal of each Term Loan;
               second, with respect to U.S. Borrower, to prepay the Swing Line Loans to the full extent thereof (without any reduction in the Revolving Commitments);
               third, to prepay the Revolving Loans to the full extent thereof (without a corresponding reduction of Revolving Commitments);
               fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit; and
               fifth, to cash collateralize Letters of Credit.
          (c) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any U.S. Term Loans are outstanding, in the event Borrowers are required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which Borrowers are required to make such Waivable Mandatory Prepayment, Borrowers shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to Borrowers and Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify Borrowers and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, Borrowers shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Term Loans of such Lenders (which prepayment shall be applied to the scheduled Installments of principal of the Term Loans in accordance with Section 2.15(b)), and (ii) in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option, to prepay the U.S. Term Loans (which prepayment shall be further applied to the scheduled installments of principal of the U.S. Term Loans in accordance with Section 2.15(b)).
          (d) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrowers pursuant to Section 2.18(c).
     2.16. General Provisions Regarding Payments.
          (a) All payments by a Borrower of principal, interest, fees and other Obligations shall be made in Dollars or Euro, applicable, in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (Local Time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day.
          (b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
          (c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.
          (d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
          (e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.
          (f) Administrative Agent shall deem any payment by or on behalf of Borrowers hereunder that is not made in same day funds prior to 12:00 p.m. (Local Time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to the applicable Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.
          (g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1,
          (i) all payments or proceeds received by Agents hereunder in respect of any of the Obligations of the U.S. Borrower (including, without limitation, all proceeds received by each of the Administrative Agent and the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral) shall be applied, subject to the Intercreditor Agreement, in full or in part by each of the Administrative Agent and the Collateral Agent against, the Obligations of the U.S. Borrower in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to each of the Administrative Agent and the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by each of the Administrative Agent and the Collateral Agent in connection therewith, and all amounts for which each of the Administrative Agent and the Collateral Agent is entitled to indemnification hereunder (in its capacity as each of the Administrative Agent and the Collateral Agent and not as a Lender) and all advances made by each of the Administrative Agent and the Collateral Agent hereunder for the account of the applicable Credit Party, and to the payment of all costs and expenses paid or incurred by each of the Administrative Agent and the Collateral Agent in connection with the exercise of any right or remedy hereunder, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations of the U.S. Borrower for the ratable benefit of the Lenders and the Lender Counterparties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Credit Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct; and
          (ii) all payments or proceeds received by Agents hereunder in respect of any of the Obligations of the European Borrower (including, without limitation, all proceeds received by each of the Administrative Agent and the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral) shall be applied, in full or in part by each of the Administrative Agent and the Collateral Agent against, the Obligations of the European Borrower in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to each of the Administrative Agent and the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by each of the Administrative Agent and the Collateral Agent in connection therewith, and all amounts for which each of the Administrative Agent and the Collateral Agent is entitled to indemnification hereunder (in its capacity as each of the Administrative Agent and the Collateral Agent and not as a Lender) and all advances made by each of the Administrative Agent and the Collateral Agent hereunder for the account of the applicable Credit Party, and to the payment of all costs and expenses paid or incurred by each of the Administrative Agent and the Collateral Agent in connection with the exercise of any right or remedy hereunder, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations of the European Borrower for the ratable benefit of the Lenders and the Lender Counterparties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Credit Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
     2.17. Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or other applicable legislation, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of either Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest; provided, further, that any proportionately greater amounts received on account of Loans to European Borrower shall be applied to purchase participations in loans to European Borrower. Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by such Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
     2.18. Making or Maintaining Eurodollar Rate Loans.
          (a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans (other than those where the interest rate can be determined in accordance with clause (c) or (d) of the definition of Adjusted Eurodollar Rate) until such time as Administrative Agent notifies Borrowers and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by a Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by such Borrower.
          (b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrowers and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by a Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, (4) the Affected Loans in Dollars shall automatically convert into Base Rate Loans on the date of such termination and (5) the interest rate on the Affected Loans in Euro shall be determined in accordance with clauses (c) or (d) of the definition of Adjusted Eurodollar Rate. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by a Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, such Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.
          (c) Compensation for Breakage or Non-Commencement of Interest Periods. Each Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by such Borrower.
          (d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
          (e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.
     2.19. Increased Costs; Capital Adequacy.
          (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof (or in the case of any Lender that becomes a party after the Closing Date, the date that such Lender becomes a party hereto), or compliance by such Lender with any guideline, request or directive issued or made after the date hereof (or in the case of any Lender that becomes a party after the Closing Date, the date that such Lender becomes a party hereto) by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market or the European interbank market; and the result of any of the foregoing is to increase the actual cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount actually received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrowers shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrowers (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
          (b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date (or in the case of any Lender that becomes a party after the Closing Date, the date that such Lender becomes a party hereto) of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrowers from such Lender of the statement referred to in the next sentence, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrowers (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

          Notwithstanding the foregoing, the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the change giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     2.20. Taxes; Withholding, etc.
          (a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by any Governmental Authority or any political subdivision or taxing authority thereof or therein.
          (b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) the applicable Borrower shall notify, or cause to be notified, Administrative Agent of any such requirement or any change in any such requirement as soon as Borrowers become aware of it; (ii) the applicable Borrower shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of such deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after payment of such sum, and within thirty days after the due date of payment of any Tax the applicable Borrower shall deliver, or cause to be delivered, to Administrative Agent the original or certified copy of and receipt evidencing such payment; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided, however, that a Lender shall be entitled to receive additional amounts under clause (iii) above to the extent such Lender’s assignor was entitled to receive additional amounts.

          (c) Payment of Other Taxes. In addition, Borrowers shall pay or cause to be paid any and all present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document to the relevant Governmental Authority in accordance with applicable law.
          (d) Evidence of Exemption From U.S. Withholding Tax. Each Lender making a loan to U.S. Borrower that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “Non-U.S. Lender”) shall deliver to Administrative Agent for transmission to U.S. Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times upon request of U.S. Borrower or Administrative Agent as may be necessary in the determination of U.S. Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by U.S. Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN and/or W-8IMY (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by U.S. Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. If any Lender provides an Internal Revenue Service Form W-8IMY, such Lender must also attach the additional documentation that must be transmitted with Internal Revenue Service Form W-8IMY, including the appropriate forms described in this Section 2.20(d). Each Lender making a Loan to U.S. Borrower that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) and is not a person whose name indicates that it is an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(ii) of the United States Treasury Regulations) shall deliver to U.S. Borrower and Administrative Agent on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times, upon request of U.S. Borrower or Administrative Agent, as may be necessary in the determination of U.S. Borrower and Administrative Agent (each in the reasonable exercise of its discretion) two original copies of Internal Revenue Service Form W-9 (or successor forms). Notwithstanding anything to the contrary contained herein, a Non-U.S. Lender shall not be required to deliver any form or statement pursuant to this Section 2.20(d) that such Non-U.S. Lender is not legally able to deliver. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(d) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to U.S. Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8IMY or W-9, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN or W-8IMY (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by U.S. Borrower to confirm or establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and U.S. Borrower of its inability to deliver any such forms, certificates or other evidence. Borrowers shall not be required to pay any additional amount to any Non-U.S. Lender under Section 2.20(b)(iii), unless such additional amounts are imposed as a result of the Lender becoming a Replacement Lender under Section 2.23, or designating a new lending office under Section 2.21, at the request of the Borrower, if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in this Section 2.20(d), or (2) to notify Administrative Agent and Borrowers of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first and second sentences of this Section 2.20(d) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(d) shall relieve U.S. Borrower of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.
          (e) Evidence of Exemption from U.S. Backup Withholding Tax. Each Lender shall unless it is subject to the requirements to deliver forms pursuant to Section 2.20(d) above, deliver to the Administrative Agent, on the Closing Date (or, if later, on or prior to the date such Lender becomes a party hereto) and from time to time thereafter, upon the request of the Administrative Agent or on or prior to the expiration of the previously delivered form, two original copies of either Internal Revenue Service Form W-8BEN, W-8ECI, W-8IMY or W-9 (with required attachments), as may be applicable, in each case properly completed and executed, as will permit such payments to be made without any United States backup withholding tax.
          (f) Evidence of Exemption from Non-U.S. Withholding Tax. A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which any Borrower is subject to tax, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver, within a reasonable period of time, to the relevant Borrower (with a copy to the Collateral Agent), as reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law (including, if relevant, a certificate of residence)

as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation.
          (g) Borrowers Indemnification for Failure to Pay Required Taxes, etc. If Borrowers fail to pay (or cause to be paid) any Taxes pursuant to Section 2.20(b)(ii) or (c) when due to the appropriate tax authority or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, Borrowers shall jointly and severally indemnify the Administrative Agent and the Lenders (which term shall include Issuing Bank and Collateral Agents for purposes of this Section 2.20(g)) for the full amount of such Taxes paid by Administrative Agent or any Lender and any incremental Taxes that may become payable by the Administrative Agent or any Lender as a result of any such failure. Payment under this indemnification must be made within fifteen days from the date any Administrative Agent or any Lender or any of their respective Affiliates makes written demand therefore accompanied by appropriate evidence of the Tax and its payment.
          (h) Treatment of Certain Refunds. So long as no Default or Event of Default has occurred and is continuing, if the Administrative Agent or a Lender (which term shall include the Issuing Bank and Collateral Agent for purposes of this Section 2.20(h)) determines, in its sole discretion, that it has received a refund of any Taxes or other taxes (as described in Section 2.20(d)) as to which it has been indemnified by a Credit Party or with respect to which the Credit Party has paid additional amounts pursuant to this Section, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Party under this Section with respect to the Taxes or other taxes (as described in Section 2.20(d)) giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as applicable, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.
     2.21. Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless the applicable Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrowers pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrowers (with a copy to Administrative Agent) shall be conclusive absent manifest error.
     2.22. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(b)(iv) or 2.4(e) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if the applicable Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if the applicable Borrower so direct at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Borrowers shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.11 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by each Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which each Borrower may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

     2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrowers that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrowers’ request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrowers’ request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrowers may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrowers shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender and the Defaulting Lender shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrowers shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, Borrowers may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Borrowers shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
     2.24. Incremental Facilities. Borrowers may by written notice to Administrative Agent elect to request the establishment of one or more new term loan commitments (the “New Term Loan Commitments”) by an amount not in excess of $75,000,000 in the aggregate and not less than $15,000,000 individually (or such lesser amount which shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between

$75,000,000 and all such New Term Loan Commitments obtained prior to such date), and integral multiples of $1,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which one or both Borrowers proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to GSCP and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender”) to whom such Borrower or Borrowers proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided that GSCP may elect or decline to arrange such New Term Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitments. Such New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments; (2) both before and after giving effect to the making of any Series of the New Term Loans, each of the conditions set forth in Section 3.2 shall be satisfied; (3) Holdings and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Term Loan Commitments; (4) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreement executed and delivered by such Borrower or Borrowers, the New Term Loan Lenders and Administrative Agent, and each of which shall be recorded in the Register and each New Term Loan Lender shall be subject to the requirements set forth in Section 2.20(d); (5) such Borrower or Borrowers shall make any payments required pursuant to Section 2.18(c) in connection with the New Term Loan Commitments; and (6) such Borrower or Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.
     On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to such Borrower or Borrowers (a “New Term Loan”) in an amount equal to its New Term Loan Commitments of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitments of such Series and the New Term Loans of such Series made pursuant thereto.
     Administrative Agent shall notify Lenders promptly upon receipt of Borrowers’ notice of such Increased Amount Date and in respect thereof the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series, as applicable.
     The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the U.S. Term Loans and European Term Loans. In any event (i) the weighted average life to maturity of the New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the U.S. Term Loans and the European Term Loans, (ii) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the latest of the final maturity of the Revolving Loans, the U.S. Term Loans and the European Term Loans, and (iii) the rate of interest applicable to the New Term Loans of each Series shall be determined by such Borrower or Borrowers and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, that the interest rate applicable to the New Term Loans (after giving effect to all upfront or similar fees or original issue discount payable with respect to such New Term Loans) shall not be greater than the highest interest rate that may, under any circumstances, be payable with respect to U.S. Term Loans and European Term Loans plus 0.50% per annum unless the interest rate with respect to the U.S. Term Loans and European Term Loans is increased so as to equal the interest rate applicable to the New Term Loans (after giving effect to all upfront or similar fees or original issue discount payable with respect to such New Term Loans) minus 0.50% per annum. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent to effect the provision of this Section 2.24.
SECTION 3. CONDITIONS PRECEDENT
     3.1. Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:
          (a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document contemplated herein to be delivered on the Closing Date originally executed and delivered by each applicable Credit Party for each Lender.
          (b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers or directors of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and, to the extent required in any jurisdiction, resolutions of the meeting of shareholders of a Credit Party, in each case authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by a director, its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate (to the extent such concept is known in the relevant jurisdiction) from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date.
          (c) Consummation of Transactions.
          (i) (1) U.S. Borrower shall have received the gross proceeds from the borrowings of the Second Lien Term Loans in an aggregate amount in cash of not less than $125,000,000; (2) U.S. Borrower shall have delivered to Administrative Agent complete, correct and conformed copies of the Second Lien Credit Agreement; and (3) the Equity Contribution shall have occurred, on material terms and pursuant to documents reasonably satisfactory to Lead Arranger.
          (ii) The Stock Purchase Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Administrative Agent and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent. All conditions precedent to the consummation of the Acquisition shall have been satisfied or waived (with the prior consent of the Lead Arranger if the Lead Arranger reasonably determines such waiver is materially adverse to the Lenders).
          (d) Existing Indebtedness. On the Closing Date, other than Permitted Indebtedness, Holdings and its Subsidiaries shall have (i) repaid in full all existing Indebtedness of the Acquired Business, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Holdings and its Subsidiaries with respect thereto.
          (e) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, the Credit Parties (other than the U.K. Credit Parties) shall have delivered to Collateral Agent:
          (i) evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to execute, authorize and deliver, to the extent applicable, UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);
          (ii) a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;
          (iii) fully executed and notarized Intellectual Property security agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 4.7 to the Pledge and Security Agreement; and
          (iv) opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent.
          (f) Financial Statements; Projections. Lenders shall have received from Holdings: (i) the Historical Financial Statements, (ii) pro forma consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Acquisition, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent, and (iii) (in respect of non-public Lenders only) the Projections.
          (g) Evidence of Insurance. Collateral Agent shall have received a certificate from the Credit Parties’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.
          (h) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Sullivan & Cromwell LLP, counsel for the Credit Parties and (ii) opinions reasonably requested by Administrative Agent from counsel in the Netherlands, Finland, Sweden, the United Kingdom and Luxembourg, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).
          (i) Fees. Borrowers shall have paid to Agents the fees payable on the Closing Date referred to in Section 2.11(d).
          (j) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Holdings and in form, scope and substance satisfactory to Administrative Agent, and demonstrating that after giving effect to the consummation of the Transactions and any rights of contribution, each of Holdings and its Subsidiaries is and will be Solvent.
          (k) Closing Date Certificate. Holdings shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.
          (l) No Litigation. There shall not exist any Adverse Proceeding affecting the Acquisition to the extent that the existence of such Adverse Proceeding would allow the Sponsor to terminate without liability its obligations under the Stock Purchase Agreement or relating to the financing contemplated thereby.
          (m) Letter of Direction. Administrative Agent shall have received a duly executed letter of direction from Borrowers addressed to Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date.

          (n) Maximum Leverage Ratio. The ratio of (i) Consolidated Total Debt as of the Closing Date after giving effect to the Acquisition to (ii) pro forma Consolidated Adjusted EBITDA for the latest twelve-month period for which financial statements are then available shall not be greater than 5.2:1.0.
          (o) Patriot Act. At least 10 days prior to the Closing Date (or such shorter period of time reasonably agreed to by the Administrative Agent), the Lead Arranger shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
     3.2. Conditions to Each Credit Extension.
          (a) Conditions Precedent. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:
          (i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;
          (ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;
          (iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents (or in respect of the Closing Date only, such representations and warranties made by the Sellers to the Sponsor in the Stock Purchase Agreement as are material to the interests of the Lenders but only to the extent that Sponsor has the right to terminate without liability its obligations under the Stock Purchase Agreement and Sections 4.1, 4.2, 4.3, 4.6, 4.7, 4.8, 4.9, 4.12, 4.16, 4.17, 4.20, 4.25 and 4.26) shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;
          (iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and
          (v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.
Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.
          (b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrowers may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Borrowers in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrowers or for otherwise acting in good faith.
SECTION 4. REPRESENTATIONS AND WARRANTIES
     In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender and Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with and after giving effect to the consummation of the Transactions contemplated hereby):
     4.1.Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing (to the extent such concept is known in the relevant jurisdiction) under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing (to the extent such concept is known in the relevant jurisdiction) in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
     4.2. Equity Interests and Ownership. The Equity Interests of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Equity Interests of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date after giving effect to the Transaction.
     4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
     4.4. No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, (ii) any of the Organizational Documents of Holdings or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties and the Second Lien Credit Documents); or (d) require any approval of stockholders, shareholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date (or, in the case of the U.K. Credit Parties, on or before entry into the U.K. Collateral Documents) and disclosed in writing to Lenders and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.
     4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent and the collateral agent under the Second Lien Credit Documents for filing and/or recordation, as of the Closing Date or, with regard to Non-U.S. Subsidiaries, promptly thereafter within any applicable time limit provided by relevant legislation, as permitted by applicable law.
     4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither the Acquired Businesses nor any of their Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) of Holdings and any of its Subsidiaries taken as a whole.
     4.8. Projections. On and as of the Closing Date, the projections of Holdings and its Subsidiaries for the period of Fiscal Year 2007 through and including Fiscal Year 2011 (the “Projections”) are based on recent historical information and based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Holdings believed that the Projections were reasonable and attainable.
     4.9. No Material Adverse Change. Since December 31, 2005, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
     4.10. Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws in any jurisdiction (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     4.11. Payment of Taxes. Except as otherwise permitted under Section 5.3, all tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except those for which adequate amounts have been recorded as a liability or reserved against on the most recent Historical Financial Statements. Holdings knows of no proposed tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

     4.12. Properties.
          (a) Title. Except as set forth on Schedule 4.12 and subject in each case to Permitted Liens, each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. Other than Permitted Liens, all such properties and assets are free and clear of Liens.
          (b) Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles, and except for any such default or failure that could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
     4.13. Environmental Matters. (i) Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (ii) neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) there are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iv) except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state or foreign law equivalent; (v) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and (vi) no event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.
     4.14. No Defaults. As of the Closing Date, neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
     4.15. Material Contracts. Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no material defaults currently exist thereunder as of the Closing Date.
     4.16. Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, state or foreign law, statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
     4.17. Margin Stock. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.
     4.18. Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings, threatened against any of them before the National Labor Relations Board (or any foreign equivalent thereof) and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of Holdings, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
     4.19. Employee Benefit Plans. (a) Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service or a favorable opinion letter from a prototype plan sponsor, as applicable indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination or opinion letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except as set forth on Schedule 4.19 or except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount that could reasonably be expected to result in a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA could not reasonably be expected to result in a Material Adverse Effect. Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan in a manner that could reasonably be expected to result in a Material Adverse Effect.
          (b) All Non-U.S. Plans are operated in compliance with all applicable laws, each Credit Party which contributes to a Non-U.S. Plan has paid all required contributions to such Non-U.S. Plan as they fall due, and no action or omission has been or is expected to be taken by any Credit Party nor has any event occurred in relation to a Non-U.S. Plan which has or is reasonably likely to result in liability to any Credit Party to any Governmental Authority. At the request of Administrative Agent, Borrowers shall deliver to Administrative Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirement (as applicable either to the trustees of any relevant Non-U.S. Plans or to a Credit

Party), actuarial reports in relation to all Non-U.S. Plans. Borrowers shall promptly notify the Administrative Agent of any material change in the rate of contributions to any Non-U.S. Plans either paid or recommended to be paid (whether by the scheme actuary, the trustees or otherwise) or required (by law or otherwise).
          (c) There are no liabilities associated with or arising from any Non-U.S. Credit Party participating in, providing, or contributing to, either currently or in the past, or ceasing to provide or contribute to, or in respect of, any scheme or arrangement for the provision of any pension, superannuation, retirement (including on early retirement) or death benefits (including in the form of a lump sum) (the benefits together referred to as “Pension Benefits”) or providing, or being obligated to provide or failing to provide any Pension Benefits, which are not fully funded, insured or provided for on a generally accepted basis either through a separate trust, insurance policy or as an accrual or provision in the accounts of the relevant Non-U.S. Credit Party.
     4.20. Solvency. The Credit Parties are and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, Solvent.
     4.21. Compliance with Statutes, etc. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, laws, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     4.22. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written materials furnished to any Agent or Lender by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Holdings, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and written materials furnished to Lenders for use in connection with the transactions contemplated hereby.
     4.23. Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     4.24. Financial Assistance.
          (a) Subject to Section 7.13, neither the execution, delivery and performance of any of the Credit Documents nor the incurrence of any obligations or liabilities (actual or contingent) thereunder by the Swedish Credit Parties constitutes or will constitute unlawful financial assistance for the purposes of Chapter 21 of the Swedish Companies Act.
          (b) Subject to Section 7.13, neither the execution, delivery and performance of any of the Credit Documents nor the incurrence of any obligations or liabilities (actual or contingent) thereunder by the Finnish Credit Parties constitutes or will constitute unlawful financial assistance for the purposes of Chapter 13 of the Finnish Companies Act.
          (c) Subject to Section 7.13, neither the execution, delivery and the performance of any of the Credit Documents nor the incurrence of any obligations or liabilities thereunder by any U.K. Credit Party constitutes or will constitute unlawful financial assistance for the purposes of sections 151 to 158 (inclusive) of the United Kingdom Companies Act of 1985 (as amended or otherwise re-enacted from time to time).
          (d) Subject to Section 7.13, neither the execution, delivery and performance of any of the Credit Documents nor the incurrence of any obligations or liabilities (actual or contingent) thereunder by European Borrower or any of the Non-U.S. Guarantors constitutes or will constitute unlawful financial assistance for the purposes of Article 98c or 207c of Book 2 of the Dutch Civil Code.
SECTION 5. AFFIRMATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
     5.1. Financial Statements and Other Reports. Holdings will deliver to Administrative Agent and Lenders:
          (a) Quarterly Financial Statements. As soon as available, and in any event within 45 days (or, as soon as available, in the case of the Fiscal Quarter ending March 31, 2007, or within 60 days, in the case of the Fiscal Quarter ending June 30, 2007) after the end of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;
          (b) Annual Financial Statements. As soon as available, and in any event within 110 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards), together with a written statement by such independent certified public accountants stating whether any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof or similar written statement reasonably acceptable to the Administrative Agent;
          (c) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate;
          (d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;
          (e) Notice of Default. Promptly upon any officer of Holdings obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;
          (f) Notice of Litigation. Promptly upon any officer of Holdings or Borrowers obtaining knowledge of (i) the institution of, or non-frivolous written or authenticated threat of, any Adverse Proceeding not previously disclosed in writing by Borrowers to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or Borrowers to enable Lenders and their counsel to evaluate such matters (provided that there shall be no obligation to provide details of such Adverse Proceeding that, if provided, would in the reasonable view of counsel to Holdings or the Borrowers, impair the privileged status of the information);
          (g) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto or similar Governmental Authority with respect to any Non-U.S. Plan; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan or similar reports or filings relating to any Non-U.S. Plan as Administrative Agent shall reasonably request;
          (h) Financial Plan. As soon as practicable and in any event no later than forty-five days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (or, if shorter, through the final maturity date of the Loans) (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and

(ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each Fiscal Quarter of such Fiscal Year;
          (i) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries;
          (j) Information Regarding Collateral. (a) Borrowers will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of incorporation or organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification or registered number. Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code, any foreign laws or regulation, or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Borrowers also agree promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;
          (k) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(b), Borrowers shall deliver to Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no material change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes and (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) and all supplemental Intellectual Property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Collateral Questionnaire) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);
          (l) Final Historical Financial Statements. As soon as available, and in any event within 45 days after the Closing Date, the final audited combined balance sheet of the Arizona Chemical Division (as defined in such audited financial statements) as of December 31, 2006, 2005 and 2004 and the final audited combined statements of income and cash flows of the Arizona Chemical Division (as defined in such audited financial statements) for each of the Fiscal Years ended December 31, 2006, 2005, 2004 and 2003;
          (m) Other Information. Such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and

          (n) Certification of Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, Holdings shall indicate in writing whether such document or notice contains Nonpublic Information. Holdings and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Holdings has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If Holdings has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Nonpublic Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Holdings, its Subsidiaries and their securities.
          (o) Investigations. If an Event of Default is continuing or if the Requisite Lenders believe in good faith and on reasonable grounds that any financial statements or calculations provided by Holdings or any of its Subsidiaries are inaccurate or incomplete in any material respect the Administrative Agent may, following consultation with Holdings as to the scope of the investigation and its cost: (i) instruct (or require Holdings to instruct) a recognized firm of accountants selected by the Administrative Agent to carry out an investigation into the affairs of the Group and/or the financial performance of the Group and/or the accounting and other reporting procedures and standards of the Group; and/or (ii) request confirmation that any figure in the most recent quarterly or annual Compliance Certificate delivered under Section 5.1(c) has been correctly extracted from the relevant financial statements delivered under Section 5.1(a) and (b); and/or (iii) instigate such other investigations and commission such other reports (including, without limitation, legal and valuation reports) as the Administrative Agent shall reasonably require into the affairs of the Group, in each case to the extent that the Administrative Agent considers them to be relevant to such Event of Default or the circumstances giving rise to such Event of Default or establishing the accuracy of such financial statements and/or calculations. The reasonable expense of any such investigation shall be borne by Holdings.
     5.2. Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Borrowers with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.
     5.3. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).
     5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.
     5.5. Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and property insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value property insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each property insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.
     5.6. Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. At any time that a Default or Event of Default shall have occurred and be continuing, each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.
     5.7. Lenders Meetings. Holdings and Borrowers will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at U.S. Borrower’s corporate offices (or at such other location as may be agreed to by Borrowers and Administrative Agent) at such time as may be agreed to by Borrowers and Administrative Agent.
     5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all ERISA and Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.9. Environmental.
          (a) Environmental Disclosure. Holdings will make available to Administrative Agent and Lenders:
          (i) as soon as practicable following receipt thereof, copies of all material environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons in the possession of Holdings or any of its Subsidiaries, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
          (ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (3) Holdings or Borrowers’ discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
          (iii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity, in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
          (iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
          (v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).
          (b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.10. Subsidiaries. In the event that any Person becomes a Subsidiary of a Borrower after the Closing Date, such Borrower shall (i) in the case of a U.S. Subsidiary or a Non-U.S. Subsidiary that is treated as a pass-through or disregarded entity for United States federal income tax purposes and all of the Equity Interests of which is directly owned by U.S. Holdings or one or more U.S. Subsidiaries of U.S. Holdings, promptly cause such U.S. Subsidiary or such Non-U.S. Subsidiary to become a U.S. Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, (ii) in the case of a Non-U.S. Subsidiary not covered by clause (i) above, promptly cause such Non-U.S. Subsidiary to become a Non-U.S. Guarantor hereunder (provided, that such Non-U.S. Subsidiary shall have the benefit of Section 7.13 and, in any event, such Non-U.S. Subsidiary shall not guarantee the Obligations of U.S. Borrower or any U.S. Guarantor under this Agreement) and to grant Liens in favor of Collateral Agent, over all or substantially all of its assets, if applicable, on similar terms to the Liens granted pursuant to any Collateral Document to which any other Non-U.S. Subsidiary incorporated in the same jurisdiction as such Non-U.S. Subsidiary is a party (provided, that a Non-U.S. Subsidiary shall only become a Guarantor or grant a Lien to the extent not inconsistent with the Security

Principles set forth in Schedule 1.1A), and (iii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(e), 3.1(f), 3.1(g) and 3.1(i). In the event that any Person becomes a direct or indirect Non-U.S. Subsidiary of Holdings, and the ownership interests of such Non-U.S. Subsidiary are owned directly by Holdings or by any U.S. Guarantor or by any Non-U.S. Guarantor, Holdings shall, or shall cause such U.S. Guarantor or Non-U.S.Guarantor, as applicable, to deliver all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), 3.1(e), 3.1(f), 3.1(g) and 3.1(i), and Holdings shall take, or shall cause such U.S. Guarantor or Non-U.S. Guarantor, as applicable, to take, all of the actions referred to in Section 3.1(e)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties (a) in the event such Non-U.S. Subsidiary, other than any Non-U.S. Subsidiary of U.S. Holdings that is treated as a pass-through or disregarded entity for United States federal income tax purposes and all of the Equity Interests of which is directly owned by U.S. Holdings or one or more U.S. Subsidiaries of U.S. Holdings, 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Non-U.S. Subsidiary to secure its guarantee of the Obligations of U.S. Borrower and 100% of the voting and non-voting Equity Interests of such Non-U.S. Subsidiary to secure its guarantee of the Obligations of European Borrower, subject to the agreed upon Security Principles on Schedule 1.1A and (b) in the event such Non-U.S. Subsidiary is owned by a Non-U.S. Guarantor, 100% of the Equity Interests of such Non-U.S. Subsidiary to secure its guarantee of the Obligations of European Borrower, subject to the agreed upon Security Principles on Schedule 1.1A. With respect to each such Subsidiary, U.S. Holdings shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of U.S. Holdings, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of U.S. Holdings; provided, such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof. This Section 5.10 shall be interpreted in accordance with the proviso in the definition of “Collateral”.
          Notwithstanding the foregoing, the creation or perfection of pledges of or security interests in, or the obtaining of title insurance with respect to, particular assets if, and for so long as, shall not be required if in the reasonable judgment of the Administrative Agent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.
          With respect to a material license agreement applicable to Intellectual Property that is owned by a third party and licensed to Borrowers or a Subsidiary thereof and that is affixed to or otherwise used in connection with the manufacture, sale or distribution of any material Inventory, each of Borrower and its Subsidiaries shall give Collateral Agent not less than thirty (30) days prior written notice of its intention to not renew or to terminate, cancel, surrender or release its rights under any such license agreement, or to amend any such license agreement or related arrangements to limit the scope of the right of such Borrower or such Subsidiary to use the Intellectual Property subject to such license agreement, either with respect to product, territory, term or otherwise, or to increase the amounts to be paid by such Borrower or such Subsidiary party thereto thereunder or in connection therewith.

5.11. Additional Material Real Estate Assets.
          (a) In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, within seventy-five (75) days following the Closing Date (or such longer period of time acceptable to the Collateral Agent), Collateral Agent shall have received from Borrowers and each applicable Guarantor, unless waived by the Collateral Agent in its reasonable discretion:
          (i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 5.11 (each, a “Mortgaged Property”); provided that with respect to Leasehold Property, the mortgagor will only be required to use its commercially reasonable efforts to obtain such Mortgages;
          (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;
          (iii) in the case of each Leasehold Property, at the Administrative Agent’s reasonable discretion: (1) (A) a Landlord Consent and Estoppel (or an equivalent document in any non-U.S. jurisdiction) and (B) evidence that such Leasehold Property is a Recorded Leasehold Interest; or (2) a Landlord Personal Property Collateral Access Agreement; provided that the Credit Parties will only be required to use commercially reasonable efforts to obtain such Landlord Consent and Estoppel (or an equivalent document in any non-U.S. jurisdiction) or Landlord Personal Property Collateral Access Agreement;
          (iv) (a) recent ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Mortgaged Property, together with a title report issued by a title company with respect thereto copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence reasonably satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records; and
          (v) flood certifications with respect to all Mortgaged Properties and evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, in form and substance reasonably satisfactory to Collateral Agent.
          (b) In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall within sixty days following the date of such acquisition (or such longer period of time acceptable to the Collateral Agent), take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates (to the extent applicable in the relevant jurisdiction) similar to those described in Section 5.1(a) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Borrowers shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien, subject to the agreed upon Security Principles set forth on Schedule 1.1A.
          (c) Notwithstanding the foregoing, the creation or perfection of pledges of or security interests in, or the obtaining of title insurance with respect to, particular assets if, and for so long as, shall not be required if in the reasonable judgment of the Administrative Agent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent and Lenders further agree to use commercially reasonable efforts to assist the Credit Parties in minimizing any recording taxes that may be payable with respect to any Mortgage.
     5.12. Interest Rate Protection. No later than ninety (90) days following the Closing Date and at all times thereafter until the third anniversary of the Closing Date, Borrowers shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to Administrative Agent, in order to ensure that no less than 50% of the aggregate principal amount of the total Indebtedness for borrowed money of Holdings and its Subsidiaries then outstanding is either (i) subject to such Interest Rate Agreements or (ii) Indebtedness that bears interest at a fixed rate.
     5.13. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, subject to agreed upon Security Principles set forth on Schedule 1.1A hereto, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent, may reasonably request in order to effect fully the terms of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall (and Holdings shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Collateral Agent may reasonably specify (and in such form as the Collateral Agent may reasonably require in favor of the Collateral Agent or its nominee(s)) in each case, subject to agreed upon Security Principles set forth on Schedule 1.1A hereto, to the extent reasonably required by Administrative Agent or Collateral Agent, for the exercise of any rights, powers and remedies of the Collateral Agent or: (i) to perfect the security created or intended to be created under or evidenced by the Collateral Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of security pursuant to the Collateral Documents) or the Credit Parties provided by or pursuant to the Credit Documents or by law; (ii) to confer on the Collateral Agent or confer on the Credit Parties security over any property and assets of that Credit Party located in any jurisdiction equivalent or similar to the security intended to be conferred by or pursuant to the Collateral Documents; and/or (iii) to facilitate the realization of the assets which are, or are intended to be, the subject of the Collateral Documents. Each Credit Party shall (and Holdings shall procure that each member of the Group shall), subject to agreed upon Security Principles set forth on Schedule 1.1A hereto, take all such action as is available to it (including making all filings and registrations) as may be reasonably necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Collateral Agent or the Credit Parties by or pursuant to the Credit Documents.
     5.14. Financial Assistance. Each Borrower will (i) procure (to the extent it is lawful to do so) that each Subsidiary of Holdings transfers sufficient funds to enable such Borrower to meet its payment obligations under the Credit Documents as they fall due, except to the extent such transfer would have any adverse tax consequence for Holdings, its shareholders or any of its Subsidiaries or where it otherwise would be against applicable law (including financial assistance and corporate benefit rules, restrictions on upstreaming cash intra-Group and fiduciary and statutory duties of directors of the relevant member of the Group) or material constituent document restrictions (resulting from minority ownership provisions existing as of the date hereof), and (ii) ensure that all payments among Holdings and its Subsidiaries (or any of them) have been and will be made in compliance with applicable local laws or regulations concerning financial assistance by a company for the acquisition of or subscription for its own shares or concerning the protection of shareholders’ capital, corporate benefit, fraudulent preference, “thin capitalization” rules and similar principles. For the avoidance of doubt, no Non-U.S. Guarantor shall have any obligation under this Section 5.14 to support any Obligations of the U.S. Borrower.
     5.15. Miscellaneous Covenants. Unless otherwise consented to by Agents or Requisite Lenders:
          (a) Maintenance of Ratings. At all times, Borrowers shall use commercially reasonable efforts to maintain ratings issued by Moody’s and S&P with respect to its senior secured debt.
          (b) Cash Management Systems. The U.S. Credit Parties shall establish control agreements with respect to Deposit Accounts held in the United States and maintain cash management systems reasonably acceptable to Agents.
     5.16. Post-Closing Mergers, Dissolutions, Etc.

          (a) The Borrower shall use its commercially reasonable efforts to liquidate Arizona Chemical Ltd., a company incorporated in England and Wales with registered number 00910692 as soon as reasonably practicable after the Closing Date.
          (b) As soon as reasonably practicable, and in any event no later than December 31, 2007, IP Sverige A.B. shall be liquidated and IP Sweden Investment Company AB and Arizona Chemical AB shall be merged into the European Borrower and as soon as reasonably practicable, any in any event within thirty (30) days following the completion of the liquidation of IP Sverige A.B., IP Sweden Investment Company AB shall enter into such Swedish Collateral Documents as are necessary to pledge the shares of Arizona Chemical AB.
          (c) As soon as reasonably practicable, and in any event within six months after the Closing Date, International Paper Finland Investment Company Oy and Arizona Chemical Oy shall be merged into AZ Chem Finland Oy.
     5.17. Certain Post-Closing Obligations.
          (a) Within thirty (30) days following the Closing Date (or such longer period reasonably determined by the Administrative Agent), each U.S. Credit Party shall obtain duly executed Control Agreements with respect to such U.S. Credit Party’s Deposit Accounts (other than any such accounts constituting payroll accounts and accounts holding Cash and Cash Equivalents of no more than $250,000 in the aggregate for more than two (2) consecutive Business Days for all U.S. Credit Parties), in substantially the form attached to the Pledge and Security Agreement as Exhibit D (or such other form as reasonably acceptable to the Administrative Agent).
          (b) AZ Chem UK Limited and Union Camp Chemicals Limited shall each, within 120 days following the Closing Date (or such longer period reasonably determined by the Administrative Agent) provide to the Administrative Agent:
          (i) A copy of a Counterpart Agreement executed by such acceding U.K. Credit Party and the Administrative Agent.
          (ii) A copy of the certificate of incorporation and any certificates of incorporation on change of name of such acceding U.K. Credit Party.
          (iii) A copy of the memorandum and articles of association of such acceding U.K. Credit Party.
          (iv) A certified copy of a resolution of the board of directors of such acceding U.K. Credit Party in the agreed terms authorizing the execution, delivery and performance of the Counterpart Agreement and each other Credit Document to which it is a party.
          (v) A specimen of the signature of each person authorized by the resolution referred to in paragraph (iv) above in relation to the Counterpart Agreement and each other Credit Document to which it is a party and related documents.

          (vi) A certified copy of a resolution of the members of such acceding U.K. Credit Party, in the agreed terms, approving the execution, delivery and performance of the Counterpart Agreement and each other Credit Document to which it is a party and confirming that it is in the best interests of such Subsidiary to undertake the obligations it is undertaking in accordance with the terms thereof.
          (vii) A certificate of such acceding U.K. Credit Party (signed by a director) certifying that each copy document relating to it specified in paragraphs (iv) to (vi) inclusive is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Counterpart Agreement.
          (viii) A legal opinion in the agreed terms of the legal advisers to the Administrative Agent in England, as to English law in the form distributed to the Lenders prior to signing the Counterpart Agreement.
          (ix) The relevant U.K. Debenture and U.K. Share Charge to be executed by the proposed acceding U.K. Credit Party.
          (x) Any notices or documents required to be given or executed under the terms of the Collateral Documents referenced in (ix) above.
          (xi) Evidence that each such acceding U.K. Credit Party has done all that is necessary to follow the procedures set out in Sections 151 to 158 of the Companies Act 1985 in order to enable that acceding U.K. Credit Party to enter into the relevant Credit Documents and perform its obligations under the relevant Credit Documents. Such evidence shall include copies of the board and shareholder resolutions, statutory declarations, auditor’s reports and net assets letter (addressed to the Secured Parties) for the acceding U.K. Credit Party and certified copies of the up-to-date register of directors and shareholders of the acceding U.K. Credit Party.
          (c) Holdings or one of its Subsidiaries shall pay the Swedish business mortgage and property mortgage stamp duties without undue delay after the European Borrower has received the invoice from the relevant registration authority in Sweden (but in no event later than five Business Days thereafter).
          (d) Within ten (10) Business Days following the Closing Date, the Collateral Agent shall have received from ACC a replacement stock certificate and an executed stock power with respect to the Equity Interests of Arizona Arboris, Inc.
SECTION 6. NEGATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

     6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except (the following, “Permitted Indebtedness”):
          (a) the Obligations;
          (b) (i) Indebtedness of any U.S. Guarantor or U.S. Borrower owed to any other U.S. Guarantor or U.S. Borrower, (ii) Indebtedness of European Borrower or any Non-U.S. Guarantor owed to any other European Borrower or any Non-U.S. Guarantor and (iii) to the extent such Indebtedness constitutes a permitted Investment pursuant to Section 6.6(j), Indebtedness of any Subsidiary of Holdings that is not a Credit Party to any Credit Party; provided, that (A) in each case (1) all such Indebtedness shall be evidenced by Intercompany Notes, which shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement or another Collateral Document, with respect to the Intercompany Note evidencing Indebtedness owed to a U.S. Subsidiary or U.S. Borrower, securing the Obligations of the U.S. Borrower and the Obligations of the European Borrower, and with respect to the Intercompany Note evidencing the Indebtedness owed to a Non-U.S. Subsidiary or a European Borrower, securing the Obligations of the European Borrower only (subject to Section 7.13) and (2) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable Intercompany Note, and (B) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made; provided further that notwithstanding anything to the contrary in any Collateral Document, Intercompany Notes evidencing Indebtedness pursuant to clauses (i) and (ii) above shall not be required to be delivered to the Collateral Agent more frequently than once per Fiscal Quarter (or such other period of time deemed reasonably acceptable to the Collateral Agent);
          (c) the Second Lien Term Loans owed under the Second Lien Credit Agreement in an aggregate principal amount not to exceed $150,000,000 plus any accrued interest, fees or expenses, and Indebtedness incurred to refinance, renew or replace such Indebtedness in whole or in part; provided that, (i) the terms and conditions of such Indebtedness, taken as a whole, are no less favorable in any material respect to the obligors or the Lenders thereon than the Second Lien Credit Agreement, (ii) such refinancing, renewal or replacement is incurred only by the Person who is the obligor on the Second Lien Term Loans being refinanced, renewed or replaced and (iii) the average life to maturity thereof is greater than or equal to that of the Second Lien Term Loans;
          (d) Indebtedness in an aggregate principal amount not to exceed $100,000,000 (“Permitted Subordinated Debt”) that is (i) subordinated to the Obligations on terms customary at the time for high-yield subordinated debt securities issued in a public offering, (ii) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the maturity date of the Term Loans (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (iii) hereof), (iii) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to Borrowers as the terms and conditions customary at the time for high-yield subordinated debt securities issued in a public offering and (iv) is incurred by the U.S. Borrower and guaranteed only by the U.S. Credit Parties; provided that (1) both immediately prior and after giving effect to the incurrence thereof, (x) no Default shall exist or result therefrom and (y) Holdings will be in compliance with the covenants set forth in Section 6.7 and provided further that a certificate of a Responsible Officer delivered to Administrative Agent at least 10 days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Holdings has determined in good faith that such terms and conditions satisfy the requirements of this clause (c) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless Administrative Agent notifies Holdings within 5 days of receipt of such certificate that it disagrees with such determination;
          (e) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Holdings or any of its Subsidiaries pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;
          (f) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
          (g) Indebtedness in respect of netting services, overdraft protections, cash management services and otherwise in connection with deposit, securities and commodities accounts in the ordinary course of business;
          (h) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries;
          (i) guaranties (i) by U.S. Borrower or a U.S. Guarantor of Indebtedness of U.S. Borrower or a U.S. Guarantor, and (ii) by European Borrower or a Non-U.S. Guarantor of Indebtedness of the European Borrower or a Non-U.S. Guarantor, with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that in the case of (i) and (ii) that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;
          (j) Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not

(A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;
          (k) Indebtedness with respect to Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed at any time $30,000,000; provided, any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 90% of the aggregate consideration paid with respect to such asset;
          (l) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Holdings or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, in an aggregate amount not to exceed $15,000,000 at any one time outstanding, provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by Holdings or any Subsidiary (other than by any such person that so becomes a Subsidiary), and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided, that (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (3) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced; and
          (m) other secured or unsecured Indebtedness of Holdings and its Subsidiaries including Indebtedness of Non-U.S. Subsidiaries in an aggregate amount not to exceed at any time $20,000,000; provided that no more than an aggregate amount of $10,000,000 of such Indebtedness at any time shall be secured.
     6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under the Intellectual Property laws, rules or procedures, except:
          (a) (i) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document; and (ii) Liens securing obligations under the Second Lien Credit Agreement and any refinancings thereof permitted by Section 6.1(c); provided that such Liens are subordinated to the Liens securing the Obligations in accordance with the terms of the Intercreditor Agreement;

          (b) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and Liens for Taxes not yet due and payable and otherwise in compliance with the requirements of Section 5.3;
          (c) statutory Liens of landlords, Liens affecting the interest of the landlord under any Lease, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
          (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
          (e) easements, rights-of-way, restrictions, encumbrances, encroachments, and other defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;
          (f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
          (g) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
          (h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
          (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
          (k) licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by Holdings or any of its Subsidiaries existing as of the date hereof or hereafter entered into in the ordinary course of business;

          (l) Liens described in Schedule 6.2 or on a title report delivered pursuant to Section 3.1(i)(iv);
          (m) Liens securing Indebtedness permitted pursuant to Section 6.1(m); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness; and
          (n) other Liens on assets other than the Collateral securing Indebtedness in an aggregate amount not to exceed $10,000,000 at any time outstanding.
     6.3. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) restrictions contained in the Second Lien Credit Agreement and Permitted Subordinated Debt, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.
     6.4. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) U.S. Borrower may make required payments of principal, regularly scheduled payments of interest, fees and any other amount due in respect of Second Lien Term Loans and U.S. Borrower may make regularly scheduled payments of interest and fees due in respect of the Permitted Subordinated Debt; (b) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Borrowers and U.S. Holdings may make Restricted Junior Payments to Holdings (i) in an aggregate amount not to exceed $1,000,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses and (ii) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose, (c) Borrowers and U.S. Holdings may pay, or make Restricted Junior Payments to Holdings to allow it to pay, management fees to Sponsor or its Affiliates not exceeding an aggregate amount per annum of $2,000,000 per Fiscal Year; provided that such payments shall be subordinated to the Obligations on terms satisfactory to Administrative Agent, and that upon the occurrence of a Default or an Event of Default and during the continuance thereof, no payment of any management fees or similar distributions to the Sponsor or any of its Affiliates shall be permitted under this Section 6.4(c), (d) Borrower and U.S. Holdings may make Restricted Junior Payments consisting of the cashless exercise of options and warrants of the Equity Interests of Holdings or any of its Subsidiaries and (e) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Credit Parties may declare and pay dividends or make other distributions to purchase or redeem Equity Interests of Holdings, AZ Chem Investments Partners LP or AZ Chem Luxembourg Finance

S.à.r.l. (including related stock appreciation rights or similar securities) held by or for the benefit of then present or former officers or employees of Holdings or any of its Subsidiaries or upon such Person’s death, disability, retirement or termination of employment or under the terms of any benefit plan or agreement relating to such shares of stock or related rights; provided that the aggregate amount of such cash purchases or redemptions shall not exceed $2,000,000 in any Fiscal Year.
     6.5. Restrictions on Subsidiary Distributions. Except as provided herein or in the Second Lien Credit Agreement and the Permitted Subordinated Debt, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrowers to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrowers or any other Subsidiary of Borrowers, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrowers or any other Subsidiary of Borrowers, (c) make loans or advances to Borrower or any other Subsidiary of Borrowers, or (d) transfer, lease or license any of its property or assets to Borrowers or any other Subsidiary of Borrowers other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(k) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement or (iv) described on Schedule 6.5.
     6.6. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:
          (a) Investments in Cash and Cash Equivalents;
          (b) equity Investments owned as of the Closing Date in any Subsidiary, (ii) equity Investments made after the Closing Date by Holdings, U.S. Borrower or any U.S. Guarantor in any wholly-owned U.S. Guarantor and (iii) equity Investments made after the Closing Date by Holdings, European Borrower or Non-U.S. Guarantors in any wholly-owned Non-U.S. Guarantor;
          (c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;
          (d) intercompany loans to the extent permitted under Section 6.1(b);
          (e) Consolidated Capital Expenditures with respect to Holdings and the Guarantors permitted by Section 6.7(c);
          (f) (i) loans and advances to employees of Holdings and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $1,000,000; and

(ii) Investments made in the ordinary course of business consisting of notes from employees and directors of Holdings and its Subsidiaries used as consideration for the contemporaneous purchase of the Equity Interests of Holdings in an aggregate amount not to exceed at any time $1,000,000;
          (g) Permitted Acquisitions permitted pursuant to Section 6.8;
          (h) Investments described in Schedule 6.6;
          (i) Investments in an aggregate amount not to exceed at any time $60,000,000 in connection with the acquisition by a Credit Party of more than 51%, but less than all, of the economic and voting Equity Interests in the Specified Target; provided (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations; (iii) Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended, (as determined in accordance with Section 6.7(d)); (iv) Borrowers shall have delivered to Administrative Agent at least 10 days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.7 as required under clause (iii) above, together with all relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.7; and (v) the sum of the aggregate unused portion of the Revolving Commitments at such time (after giving effect to the consummation of such acquisition and any financing thereof) plus the aggregate amount of Cash and Cash Equivalents of Borrowers and their respective Subsidiaries at such time shall equal or exceed $10,000,000; and
          (j) other Investments in an aggregate amount not to exceed at any time $20,000,000.
     Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.
     6.7. Financial Covenants.
          (a) Interest Coverage Ratio. Holdings shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2007, to be less than the correlative ratio indicated:

Interest Coverage
Fiscal Quarter	Ratio
September 30, 2007	1.50:1.00
December 31, 2007	1.60:1.00

Interest Coverage
Fiscal Quarter	Ratio
March 31, 2008	1.75:1.00
June 30, 2008	1.75:1.00
September 30, 2008	1.75:1.00
December 31, 2008	1.75:1.00
March 31, 2009	2.00:1.00
June 30, 2009	2.00:1.00
September 30, 2009	2.00:1.00
December 31, 2009	2.00:1.00
March 31, 2010 to December 31, 2010	2.25:1.00
March 31, 2011 and thereafter	2.50:1.00
          (b) Leverage Ratio. Holdings shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2007, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
September 30, 2007	6.75:1.00
December 31, 2007	6.50:1.00
March 31, 2008	6.25:1.00
June 30, 2008	6.25:1.00
September 30, 2008	6.00:1.00
December 31, 2008	6.00:1.00
March 31, 2009	5.50:1.00
June 30, 2009	5.50:1.00
September 30, 2009	5.50:1.00
December 31, 2009	5.50:1.00
March 31, 2010 to December 31, 2010	4.50:1.00

Fiscal Quarter	Leverage Ratio
March 31, 2011 and thereafter	4.00:1.00
          (c) Maximum Consolidated Capital Expenditures. Holdings shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for Holdings and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year (the “Base CapEx Amount”); provided, such amount for any Fiscal Year shall be increased by an amount equal to 50% of the excess, if any, of such amount for the immediately preceding Fiscal Year (without giving effect to this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year (the “Carryforward”) and the permitted amount for any Fiscal Year shall be calculated by utilizing the Carryforward prior to utilizing the Base CapEx Amount for such Fiscal Year:

Fiscal Year	Base CapEx Amount
2007	$30,000,000
2008	$30,000,000
2009	$32,000,000
2010	$32,000,000
2011 and thereafter	$35,000,000
          (d) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.7 and Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Holdings) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

          (e) Right to Cure Financial Performance Covenants. Notwithstanding anything to the contrary contained in Section 8.1, in the event that Holdings fails to comply with the requirements of any Financial Performance Covenant at any time, until the tenth calendar day subsequent to delivery of the related Compliance Certificate, Holdings shall have the right to issue common Equity Interests for cash or otherwise receive cash contributions to Holdings (A) in an aggregate amount equal to the amount necessary to cure the relevant failure to comply with the Financial Performance Covenants and to contribute any such cash to the capital of Holdings (collectively, the “Cure Right”), and upon the receipt by Holdings of such cash (the “Cure Amount”), (B) on no more than four occasions in the aggregate since the Closing Date and (C) so long as there are at least two consecutive Fiscal Quarters in each four Fiscal Quarter period in which the Cure Right has not been exercised. Pursuant to the exercise by Holdings of such Cure Right, such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:
          (i) Consolidated Adjusted EBITDA shall be increased for such period, in accordance with the definition thereof, solely for the purpose of measuring compliance with the Financial Performance Covenants for the previous Fiscal Quarter and the subsequent three Fiscal Quarters and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;
          (ii) if, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of all Financial Performance Covenants, Holdings shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants which had occurred shall be deemed cured for all purposes of the Agreement; and
          (iii) to the extent that the Cure Amount proceeds are used to repay or prepay Indebtedness (other than pursuant to a scheduled repayment), such Indebtedness shall not be deemed to have been repaid for purposes of calculating the Leverage Ratio for the period with respect to which such Compliance Certificate applies.
     6.8. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
          (a) any U.S. Subsidiary of U.S. Holdings or a U.S. Guarantor may be merged with or into U.S. Borrower or any U.S. Guarantor, as the case may be, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to U.S. Borrower or any U.S. Guarantor; provided, in the case of such a merger, U.S. Borrower, or such U.S. Guarantor, as applicable, shall be the continuing or surviving Person and any Non-U.S. Subsidiary of Holdings may be merged with or into European Borrower or with or into any Non-U.S. Guarantor, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a European Borrower or to any Non-U.S. Guarantor; provided, (1) a European Borrower or the Non-U.S. Guarantor, as the case may be, shall be the continuing, surviving or succeeding Person, or the transferee of the relevant business, property or assets, as the case may be, and (2) immediately after such transaction, the continuing, surviving or succeeding Person(s) or the transferee(s) shall (A) collectively, have a net worth (calculated on a pro forma basis) at least equal to the aggregate net worth of the European Borrower or Non-U.S. Guarantor, as applicable, immediately prior thereto and (B) either (i) have freely distributable reserves at least equal to the aggregate of the freely distributable reserves of such European Borrower or Non-U.S. Guarantor, as applicable, immediately prior thereto, or (ii) be liable without limitation in respect of its Obligations, as applicable, as a Borrower and/or Guarantor hereunder;
          (b) sales or other dispositions of assets that do not constitute Asset Sales;
          (c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $10,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Holdings (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);
          (d) disposals of obsolete, worn out or surplus property;
          (e) Permitted Acquisitions, provided that the consideration for such acquisitions (other than the acquisition by a Credit Party of all of the economic and voting Equity Interests of the Specified Target) shall constitute (i) less than $50,000,000 in the aggregate in any Fiscal Year, and (ii) less than $150,000,000 in the aggregate from the Closing Date to the date of determination;
          (f) Investments made in accordance with Section 6.6;
          (g) sales, assignments, leases, licenses, transfers, abandonment, cancellation or other dispositions of current or future assets (including without limitation Intellectual Property), in the ordinary course of business, consistent with the practices of the Credit Parties or any of their Subsidiaries prior to the date hereof; and
          (h) the transactions described in Section 5.16.
     6.9. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8, no

Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.
     6.10. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease.
     6.11. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between either Borrower and any Guarantor Subsidiary; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings or any of its Subsidiaries; (c) compensation, benefits or indemnification arrangements for officers and other employees of Holdings or any of its Subsidiaries entered into in the ordinary course of business; (d) transactions with the Specified Target for so long as it is a Joint Venture pursuant to commercial contracts, agreements, or arrangements between the Specified Target and any Credit Party that are not less favorable to such Credit Party than those that would have been obtained in a comparable transaction with an unrelated Person; and (e) transactions described in Schedule 6.11.
     6.12. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party or such Subsidiary on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.
     6.13. Permitted Activities of Holding Companies. Holdings and U.S. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement, the other Credit Documents and the Related Agreements; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of Borrowers, (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Related

Agreements; (iii) holding Cash and Cash Equivalents to the extent and for the purposes permitted under this Agreement; (iv) making Restricted Junior Payments and Investments to the extent permitted by this Agreement and (v) as may be required by law; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Borrowers; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
     6.14. Amendments or Waivers of Organizational Documents and Certain Related Agreements. Except as set forth in Section 6.15 and unless not adverse to the Lenders, no Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents or any of its material rights under any Related Agreement after the Closing Date without in each case obtaining the prior written consent of the Administrative Agent to such amendment, restatement, supplement or other modification or waiver.
     6.15. Amendments or Waivers of with respect to Second Lien Credit Agreement. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Second Lien Term Loan, or make any payment consistent with an amendment thereof or change thereto, other than as permitted under the Intercreditor Agreement.
     6.16. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.
SECTION 7. GUARANTY
     7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, (i) the U.S. Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations of the U.S. Borrower, and (ii) the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations of the European Borrower, when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction) (each, a “Guaranteed Obligation”, and collectively, the “Guaranteed Obligations”).
     7.2. Contribution by Guarantors. Subject to Section 7.13, all Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date; provided, that no Non-U.S. Guarantor shall make any contribution in support of any Obligations of the U.S. Borrower. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law or would not be violative of Section 7.13; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
     7.3. Payment by Guarantors. Subject to Sections 7.2 and 7.13, the U.S. Guarantors and the Guarantors, as applicable, hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the U.S. Borrower or the European Borrower, as applicable, to pay any of the applicable Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction), the U.S. Guarantors and the Guarantors, as applicable, will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all applicable Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrowers’ becoming the subject of a case under the Bankruptcy Code or other similar legislation in any jurisdiction, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrowers for such interest in the related bankruptcy case) and all other applicable Guaranteed Obligations then owed to Beneficiaries as aforesaid.

     7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the applicable Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
          (a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
          (b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrowers and any Beneficiary with respect to the existence of such Event of Default;
          (c) the obligations of each Guarantor hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor, subject to Section 7.13, whether or not any action is brought against Borrowers or any of such other guarantors and whether or not Borrowers are joined in any such action or actions;
          (d) payment by any Guarantor of a portion, but not all, of the applicable Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the applicable Guaranteed Obligations which has not been paid, subject to Section 7.13. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the applicable Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the applicable Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the applicable Guaranteed Obligations, in each case, subject to Section 7.13;
          (e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the applicable Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the applicable Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the applicable Guaranteed Obligations and take and hold security for the payment hereof or the applicable Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the applicable Guaranteed Obligations, any other guaranties of the applicable Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the applicable Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the applicable Guaranteed

Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrowers or any security for the applicable Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and
          (f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the applicable Guaranteed Obligations (other than as set forth in Section 7.13)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the applicable Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the applicable Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the applicable Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the applicable Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the applicable Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the applicable Guaranteed Obligations) to the payment of indebtedness other than the applicable Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the applicable Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the applicable Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the applicable Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrowers may allege or assert against any Beneficiary in respect of the applicable Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the applicable Guaranteed Obligations.

     7.5. Waivers by Guarantors. Each Guarantor hereby waives, to the extent permitted by applicable law, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against either Borrower, any other guarantor (including any other Guarantor) of the applicable Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from either Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of either Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of either Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the applicable Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of either Borrower or any other Guarantor from any cause other than payment in full of the applicable Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the applicable Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the applicable Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to either Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
     7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the applicable Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives to the extent permitted by applicable law, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against either Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against either Borrower with respect to the applicable Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against either Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the applicable Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the applicable Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against either Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against either Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all applicable Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the applicable Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
     7.7. Subordination of Other Obligations. Any Indebtedness of either Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the applicable Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the applicable Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
     7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the applicable Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives, to the extent permitted by applicable law, any right to revoke this Guaranty as to future transactions giving rise to any applicable Guaranteed Obligations.
     7.9. Authority of Guarantors or Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or either Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
     7.10. Financial Condition of Borrowers. Any Credit Extension may be made to Borrowers or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of either Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of either Borrower. Each Guarantor has adequate means to obtain information from either Borrower on a continuing basis concerning the financial condition of either Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of either Borrower and of all circumstances bearing upon the risk of nonpayment of the applicable Guaranteed Obligations. Each Guarantor hereby waives, to the extent permitted by applicable law, and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of either Borrower now known or hereafter known by any Beneficiary.
     7.11. Bankruptcy, etc. (a) So long as any applicable Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against either Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of either Borrower or any other Guarantor or by any defense which either Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
          (b) Each Guarantor acknowledges and agrees that any interest on any portion of the applicable Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the applicable Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the applicable Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the applicable Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the applicable Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve either Borrower of any portion of such applicable Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
          (c) In the event that all or any portion of the applicable Guaranteed Obligations are paid by either Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute applicable Guaranteed Obligations for all purposes hereunder.
     7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and its obligations and any Collateral under the Collateral Documents and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.
     7.13. Non-U.S. Guarantor Limitations.
          (a) Notwithstanding the foregoing provisions of this Section 7 and unless otherwise agreed at the time such Non-U.S. Subsidiary becomes a Guarantor, no Non-U.S. Subsidiary, other than any Non-U.S. Subsidiary (directly or indirectly owned by U.S. Holdings) that is treated as a pass-through or disregarded entity for United States federal income tax purposes the partners (or owners) of which are U.S. Holdings or U.S. Subsidiaries, shall, or shall be deemed to, guarantee any Obligations or otherwise bind itself (whether by indemnification or otherwise) with respect to the Obligations of the U.S. Borrower nor shall it have any obligations under Section 7.2 with respect to any such amounts.
          (b) Notwithstanding the foregoing provisions of this Section 7, all guarantees by Guarantors incorporated in Finland shall be limited if (and only if) required by an application of the provisions of the Finnish Companies Act (624/2006) Chapter 13, Section 10, regulating financial assistance and Chapter 13, Section 1, regulating distribution of assets (including profits/dividends) and it is understood that the Obligations of a Guarantor incorporated in Finland only applies to the extent permitted by the above mentioned provisions of the Finnish Companies Act.
          (c) Notwithstanding the foregoing provisions of this Section 7, no Guarantor domiciled in Sweden shall, or shall be deemed to, guarantee any Obligations to the extent that if included, the Guaranty granted by it pursuant hereto (and the subordination of Indebtedness pursuant to Section 7.7) would constitute unlawful financial assistance for the purpose of Chapter 17 and 21 of the Swedish Companies Act (Sw: Aktiebolagslagen (2005:551)) (as amended or otherwise re-enacted form time to time).
          (d) Notwithstanding the foregoing provisions of this Section 7, no company incorporated and existing under the laws of the Grand-Duchy of Luxembourg (the “Luxembourg Guarantor”) shall, or shall be deemed to guarantee any Obligation under this Section 7 to the extent that if included, the Guaranty granted by the Luxemburg Guarantor pursuant hereto would constitute under Luxembourg law of August 10, 1915 as amended on commercial companies, either (i) unlawful financial assistance, or (ii) a use of the Luxembourg Guarantor’s assets not consistent with the best corporate interest of such Luxembourg Guarantor. In any case the guaranty of any Luxembourg Guarantor shall be limited to the lesser of (i) the aggregate amount of the funds (derived from the Loans), which has been on-lent to such Luxembourg Guarantor or (ii) 70 percent of the net asset value of such Luxembourg Guarantor.
          (e) Notwithstanding the foregoing provisions of this Section 7, no Guarantor incorporated in England or Wales shall, or shall be deemed to, guarantee any Obligations, or have any other payment obligations in respect of any Obligations or Indemnified Liabilities, to the extent that if included, the Guaranty granted by it pursuant hereto and any other obligations that are ancillary thereto or the indemnity set forth in Section 10.3 hereof would constitute unlawful financial assistance for the purpose of sections 151 to 158 (inclusive) of the United Kingdom Companies Act 1985 (as amended or otherwise re-enacted from time to time).
          (f) Notwithstanding the foregoing provisions of this Section 7, no Guarantor residing or incorporated in The Netherlands shall, or shall be deemed to, guarantee any Obligations or otherwise bind itself (whether by indemnification or otherwise) to the extent that if included, such act would constitute unlawful financial assistance within the meaning of Article 98c or 207c of Book 2 of the Dutch Civil Code.
SECTION 8. EVENTS OF DEFAULT
     8.1. Events of Default. If any one or more of the following conditions or events shall occur:
          (a) Failure to Make Payments When Due. Failure by either Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or
          (b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount of $5,000,000 or more or with an aggregate principal amount of $10,000,000 or more, in each case beyond the originally specified grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the originally specified grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
          (c) Breach of Certain Covenants. (i) Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.2, 5.17 or Section 6; or (ii) failure of any Credit Party to perform or comply with any term or condition contained in Section 5.1(a), 5.1(b), 5.1(c) through 5.1(e) and such failure shall not have been remedied or waived within ten (10) Business Days after such failure;
          (d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
          (e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by a Borrower of notice from Administrative Agent or any Lender of such default; or
          (f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, winding up, dissolution, insolvency or similar law now or hereafter in effect in any applicable jurisdiction, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, foreign or state law; (ii) an involuntary case shall be commenced against Holdings or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in any applicable jurisdiction; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian, administrator or other officer in any applicable jurisdiction having similar powers over Holdings or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, administrator, liquidator, trustee or other custodian of Holdings or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or (iii) any analogous step or procedure is taken under the laws of any jurisdiction in respect of Holdings or any of its Material Subsidiaries, but only to the extent such step or procedure is reasonably likely to result in a Material Adverse Effect; or
          (g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Holdings or any of its Material Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, winding up, dissolution, insolvency or similar law now or hereafter in effect in any applicable jurisdiction, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, administrator, liquidator, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Material Subsidiaries shall make any assignment for the benefit of or a composition with creditors; (ii) Holdings or any of its Material Subsidiaries shall be unable or shall be deemed for the purpose of applicable law to be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due, or stops or threatens or announces an action to stop or suspend payment of any of its debts or a moratorium shall be declared in respect of any of its debts; or the board of directors (or similar governing body) of Holdings or any of its Material Subsidiaries (or any committee thereof) shall convene a meeting or adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or (iii) any analogous step or procedure is taken under the laws of any jurisdiction in respect of Holdings or any of its Material Subsidiaries, but only to the extent such step or procedure is reasonably likely to result in a Material Adverse Effect; or
          (h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $5,000,000 or (ii) in the aggregate at any time an amount in excess of $10,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or
          (i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days or any analogous step or procedure is taken under the laws of any jurisdiction; or
          (j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events or similar events in respect of any Non-U.S. Plans (or a resolution is passed on proceedings commenced to terminate any Non-U.S. Plan) which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates that could be reasonably expected to have a Material Adverse Effect; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA or similar law with respect to any Non-U.S. Plan that could be reasonably expected to have a Material Adverse Effect.
          (k) Change of Control. A Change of Control shall occur; or
          (l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder in writing, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; (iv) the Loans shall cease to constitute First Priority indebtedness under the intercreditor provisions of the Intercreditor Agreement or, in any case, such intercreditor provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;
THEN, (1) solely with respect to the Obligations of U.S. Borrower and each U.S. Guarantor, upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrowers by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall (i) be payable on demand by the Administrative Agent (and if any denial is subsequently made these amounts, together with accrued interest and all other amounts accrued under this Agreement, shall be immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are expressly waived by each Credit Party) or (ii) immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) all or any part of (as specified by the Administrative Agent) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to all or any part of (as specified by the Administrative Agent) the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all or any part of (as specified by the Administrative Agent) other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(v) or Section 2.4(e); (C) Administrative Agent may cause Collateral Agent, to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Borrowers to pay (and each Borrower hereby agrees upon receipt of such notice, or, solely with respect to U.S. Borrower, upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash as reasonably requested by Issuing Bank, to be held as security for Borrowers’ reimbursement Obligations in respect of Letters of Credit then outstanding; and/or (E) Administrative Agent shall exercise, or direct the Collateral Agent to exercise, all or any of its or as the case may be, the Collateral Agent’s rights, remedies, powers or discretions under any of the Credit Documents.
SECTION 9. AGENTS
     9.1. Appointment of Agents. GSCP is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes GSCP to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents. GSCP is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents by the Lenders and by the Secured Parties’ acceptance of the benefits hereof, and each Secured Party hereby authorizes GSCP to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. BANA is hereby appointed Documentation Agent hereunder, and each Lender hereby authorizes BANA to act as Documentation Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Each of Syndication Agent and Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, neither GSCP, in its capacity as Syndication Agent, nor BANA, in its capacity as Documentation Agent, shall have any obligations but shall be entitled to all benefits of this Section 9.
     9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent (i) to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto and (ii) to enter into any and all of the Collateral Documents (including, for the avoidance of doubt, the Intercreditor Agreement) together with such other documents as shall be necessary to give effect to (x) the ranking and priority of Indebtedness contemplated by the Intercreditor Agreement and (y) the Collateral contemplated by the other Collateral Documents, on its behalf. For the avoidance of doubt, each Lender agrees to be bound by the terms of the Intercreditor Agreement to the same extent as if it were a party thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.
     9.3. General Immunity.
          (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party, or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of the Collateral Agent, in accordance with the applicable Collateral Documents, and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be) or, in the case of the Collateral Agent, in accordance with the applicable Collateral Documents, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of the Collateral Agent, in accordance with the applicable Collateral Documents.
          (c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other

Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
     9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection herewith and otherwise without having to account for the same to Lenders.
     9.5. Lenders’ Representations, Warranties and Acknowledgment.
          (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
          (b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its U.S. Term Loan, European Term Loan and/or Revolving Loans on the Closing Date or by the funding of any New Term Loans, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Term Loans.
          (c) Notwithstanding anything herein to the contrary, each Lender acknowledges that the lien and security interest granted to the Collateral Agent, pursuant to the Pledge and Security Agreement or other applicable Collateral Document and the exercise of any right or remedy by the Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement and that in the event of any conflict between the terms of the Intercreditor Agreement and such other Collateral Document, the terms of the Intercreditor Agreement shall govern and control.
     9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
     9.7. Successor Administrative Agent, Collateral Agent and Swing Line Lender Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Borrowers, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrowers and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrowers, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided in the immediately preceding sentence, any resignation or removal of GSCP or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of GSCP or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. If GSCP or its successor as Administrative Agent pursuant to this Section has resigned as Administrative Agent but retained its role as Collateral Agent and no successor Collateral Agent has become the Collateral Agent pursuant to the immediately preceding sentence, GSCP or its successor may resign as Collateral Agent upon notice to Borrowers and the Requisite Lenders at any time. Any resignation or removal of GSCP or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of GSCP or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) Borrowers shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to U.S. Borrower for cancellation, and (c) U.S. Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.
     9.8. Collateral Documents and Guaranty.
          (a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, (i) to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents, (ii) to enter into the Intercreditor Agreement and acknowledge its consent, as may be necessary under each applicable foreign jurisdiction, to the granting of the Second Priority (as defined in the Second Lien Credit Agreement) Lien pursuant to each of the Collateral Documents under and as defined in the Second Lien Credit Agreement and (iii) to enter into a loss allocation agreement among the Lenders, and each Lender (and Issuing Bank) agrees to be bound by the terms of such agreement; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.
          (b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrowers, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any

Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.
          (c) Rights under Hedge Agreements. No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Sections 2.16 and 10.5(c)(v) of this Agreement.
          (d) Acknowledgment of Dutch Collateral Documents. Each of the parties hereto agrees to and acknowledges the provisions set forth in clause 2 or clause 3 (as applicable) (Covenant to Pay) of the Dutch Collateral Documents.
     9.9. Collateral Agent under U.K. Collateral Documents. Without prejudice to the foregoing, each of the Lenders hereby acknowledges that the Collateral Agent holds the Collateral of the Non-U.S. Guarantors as trustee for and on behalf of the Secured Parties in accordance with the terms of the declaration of trust set out in each U.K. Collateral Document and that the terms of its appointment, and such trust, shall be as set out (or referred to) in each such U.K. Collateral Document and this Agreement.
     9.10. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
SECTION 10. MISCELLANEOUS
     10.1. Notices.
          (a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent, Swing Line Lender, Issuing Bank or Documentation Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.
          (b) Electronic Communications.
               (i) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
               (ii) Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent.
               (iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

               (iv) Each of the Credit Parties, the Lenders, the Issuing Banks and the Agents agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.
     10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, each Borrower (severally and not jointly) agrees to pay promptly (a) all reasonable costs and expenses actually incurred by the Administrative Agent, Collateral Agent, Documentation Agent and the Syndication Agent in the preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrowers and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case including documented allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrowers; (d) all reasonable costs and expenses actually incurred in creating, perfecting and recording Liens in favor of Collateral Agent, for the benefit of the Secured Parties, including filing, registration and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, notarial and translation costs and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all reasonable costs and fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all reasonable costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees, notarial and translation costs (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in preserving or enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.
     10.3. Indemnity.
          (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee or its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender; provided further, that European Borrower and any Non-U.S. Subsidiary shall not be liable for any Indemnified Liabilities pursuant to this Section 10.3 attributable to the U.S. Borrower or any U.S. Subsidiary. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
          (b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and each Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.
     10.5. Amendments and Waivers.
          (a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that Administrative Agent may, with the consent of Borrowers only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Issuing Bank.
          (b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
               (i) extend the scheduled final maturity of any Loan or Note;
               (ii) waive, reduce or postpone any scheduled repayment (but not prepayment);
               (iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;
               (iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;
               (v) extend the time for payment of any such interest or fees;
               (vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
               (vii) amend, modify, terminate or waive any provision of Section 2.13(b)(ii), this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;
               (viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;
               (ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or
               (x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.
          (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

               (i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;
               (ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;
               (iii) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 and Section 2.16(g), without the consent of Lenders holding more than 50% of the aggregate U.S. Term Loan Exposure of all Lenders, European Term Loan Exposure of all Lenders, Revolving Exposure of all Lenders or New Term Loan Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;
               (iv) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of Issuing Bank;
               (v) amend, modify or waive this Agreement, the Pledge and Security Agreement or another Collateral Document so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedge Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” “Obligations,” or “Secured Obligations” in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty; or
               (vi) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
          (d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
     10.6. Successors and Assigns; Participations.
          (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Register. Borrowers, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by Administrative Agent, if received by 12:00 noon Local Time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Borrowers and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
          (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):
               (i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrowers and Administrative Agent; and
               (ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to Borrowers and Administrative Agent and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person (except in the case of assignments made by or to GSCP), consented to by each of Borrowers and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed, (y) in the case of Borrowers, required at any time an Event of Default shall have occurred and then be continuing or (z) in connection with primary syndication); provided, further each such assignment pursuant to this Section 10.6(c)(ii) (treating contemporaneous assignments by or to Related Funds as one assignment for such purposes) shall be in an aggregate amount of not less than (A) $2,500,000 or the Dollar Equivalent thereof (or such lesser amount as may be agreed to by Borrowers and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 or, with respect to the European Term Loans, the Dollar equivalent thereof (or such lesser amount as may be agreed to by Borrowers and Administrative Agent or as shall constitute the aggregate amount of the U.S. Term Loan, European Term Loan or New Term Loans of the assigning Lender) with respect to the assignment of Term Loans.
          (d) Mechanics. Assignments of Term Loans by Lenders may be made with a manually executed Assignment Agreement and delivery to Administrative Agent of such Assignment Agreement together with a processing and recordation fee of $3,500 (other than as agreed by Administrative Agent and calculated by treating contemporaneous assignments by or to Related Funds as one assignment for such purposes), payable to the Administrative Agent. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, (i) with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(d) and (ii) non-U.S. withholding tax under the law of the jurisdiction in which each applicable European Borrower is located, or any treaty to which such jurisdiction is a party, as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(e).
          (e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
          (f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder);

(iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon the applicable Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
          (g) Participations.
               (i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation.
               (ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.
               (iii) Each Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrowers’ prior written consent and (y) a participant that would be a Non-U.S. Lender to the Revolving Loans or Term Loans of the U.S. Borrower if it were a Lender shall not be entitled to the benefits of Section 2.20 unless each Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrowers, to comply with Section 2.20 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrowers or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender.
          (h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder. The parties hereto explicitly agree, for the purpose of article 1278 of the Luxembourg civil code and the extent necessary, that upon an assignment, transfer or novation by any party to the Credit Documents, the securities and guarantees created under any Credit Document shall be preserved for the benefit of the new Lender.
     10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.
     10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
     10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
     10.15. CONSENT TO JURISDICTION. (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED

OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
     (b) EUROPEAN BORROWER AND EACH NON-U.S. GUARANTOR APPOINTS U.S. BORROWER AS ITS AGENT (IN SUCH CAPACITY, THE “PROCESS AGENT”) TO RECEIVE, ON ITS BEHALF, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY SUCH PROCEEDING. SERVICE MAY BE MADE ON THE PROCESS AGENT BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 HEREOF.
     10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS

MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     10.17. Confidentiality. Each Agent, and each Lender (which term shall for the purposes of this Section 10.17 include the Issuing Bank) shall hold all non-public information regarding Holdings and its Subsidiaries and their businesses identified as such by Holdings and its Subsidiaries and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature and in any case with at least the same degree of care used in maintaining the confidentiality of its own confidential information, it being understood and agreed by Borrowers that, in any event, each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any pledgee under Section 10.6(h) or any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrowers and their obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrowers of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

     10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, each applicable Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrowers.
     10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
     10.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrowers and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
     10.21. Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Borrower in accordance with the PATRIOT Act.
     10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

     10.23. Judgment Currency.
          (a) If, for the purposes of obtaining or enforcing any judgment or award in any court, or for making or filing a claim or proof, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, Administrative Agent could purchase the Original Currency with such Other Currency in New York, New York on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is given.
          (b) The obligations of Borrowers in respect of any sum due from it to any Agent or Lender hereunder shall, notwithstanding any judgment or award in such Other Currency, be discharged only to the extent that on the Business Day following receipt by such Agent or Lender of any sum adjudged to be so due in such Other Currency such Agent or Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the Original Currency so purchased is less than the sum originally due such Agent or Lender in the Original Currency, Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or Lender against such loss, and if the Original Currency so purchased exceeds the sum originally due to such Agent or Lender in the Original Currency, such Agent or Lender shall remit such excess to such Borrower.
     10.24. Release on Payment in Full. Lenders shall, upon the written request and at the expense of Borrowers, upon the termination of all Commitments, the payment in full of all Obligations and the cancellation, expiration or cash-collateralization (to the reasonable satisfaction of the Issuing Bank) of all Letters of Credit in accordance herewith, release the Liens of the Credit Documents if not theretofore released. Lenders shall, at Borrowers’ request and at no cost to Lenders, reasonably cooperate with Borrowers in assigning the Notes and Mortgages (without recourse) at payoff and will execute all documents reasonably necessary to evidence the discharge or such assignment of the Obligations.
     10.25. Authorization of Filing of Financing Statements. The Collateral Agent is hereby authorized to file one or more financing statements (including fixture filings), continuation statements, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by each Guarantor pursuant to the Collateral Documents to which it is a party, without the signature of any Guarantor, and naming any Guarantor or the Guarantors as debtors and the Collateral Agent as secured party. Each Guarantor authorizes the Collateral Agent to use the collateral description “all assets,” “all personal property, whether now existing or hereafter acquired,” “all of the debtor’s assets, whether now owned or hereafter acquired” or words of similar effect in any such financing statements filed or other filings for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted hereunder by such Guarantor.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

THE U.S. BORROWER: AZ CHEM US INC.
By:	/s/ Gianpiero Lenza
Name:
Title:

THE EUROPEAN BORROWER: PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB)
By:	/s/ Gianpiero Lenza
Name:
Title:

THE U.S. GUARANTORS: AZ CHEM US HOLDINGS INC.
By:	/s/ Gianpiero Lenza
Name:
Title:

ARIZONA CHEMICAL COMPANY
By:	/s/ Gerald C. Marterer
	Name:	Gerald C. Marterer
	Title:	President

ARIZONA ARBORIS, INC.
By:	/s/ Gerald C. Marterer
	Name:	Gerald C. Marterer
	Title:	President

THE NON-U.S. GUARANTORS: Sweden: PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB)
By:	/s/ Gianpiero Lenza
Name:
Title:

INTERNATIONAL PAPER SWEDEN INVESTMENT COMPANY A.B.
By:	/s/ Juhani Tuovinen
	Name:	J. Tuovinen
	Title:	Director

ARIZONA CHEMICAL A.B.
By:	/s/ Juhani Tuovinen
	Name:	J. Tuovinen
	Title:	Director

PROSERPINA 1074 AB (UNDER CHANGE OF NAME TO ARIZONA CHEM SWEDEN FINANCE AB)
By:	/s/ Gianpiero Lenza
Name:
Title:

SKÅLGULDET 219 KB (UNDER CHANGE OF NAME TO ARIZONA CHEM SWEDEN FINANCE KB)
By:	/s/ Gianpiero Lenza
Name:
Title:

Finland: AZ CHEM FINLAND OY
By:	/s/ Gianpiero Lenza
Name:
Title:

INTERNATIONAL PAPER FINLAND INVESTMENT COMPANY OY
By:	/s/ Juhani Tuovinen
	Name:	J. Tuovinen
	Title:	Director

ARIZONA CHEMICAL OY
By:	/s/ Juhani Tuovinen
	Name:	J. Tuovinen
	Title:	Director

Luxembourg: AZ CHEM LUXEMBOURG FINANCE S.À.R.L.
By:	/s/ Gianpiero Lenza
Name:
Title:

The Netherlands: ARIZONA CHEMICAL B.V.
By:	/s/ Juhani Tuovinen
	Name:	J. Tuovinen
	Title:	Director

GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, Administrative Agent, Collateral Agent and a Lender
By:
Authorized Signatory

BANK OF AMERICA, N.A. as Documentation Agent, Issuing Bank, Swing Line Lender and a Lender
By:	/s/ Brian K. Keeney
	Name:	Brian K. Keeney
	Title:	SVP

APPENDIX A-1
TO FIRST LIEN CREDIT AND GUARANTY AGREEMENT
U.S. Term Loan Commitments

		Pro
Lender	U.S. Term Loan Commitment	Rata Share
Goldman Sachs Credit Partners L.P.	$150,000,000.00	100%
Total	$150,000,000.00	100%

APPENDIX A-1-1

APPENDIX A-2
TO FIRST LIEN CREDIT AND GUARANTY AGREEMENT
European Term Loan Commitments

	European	Pro
Lender	Term Loan Commitment	Rata Share
Goldman Sachs Credit Partners L.P.	€75,958,982.15	100%
Total	€75,958,982.15	100%

APPENDIX A-2-1

APPENDIX A-3
TO FIRST LIEN CREDIT AND GUARANTY AGREEMENT
Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
Goldman Sachs Credit Partners L.P.	$60,000,000.00	100%
Total	$60,000,000.00	100%

APPENDIX A-3-1

APPENDIX B
TO FIRST LIEN CREDIT AND GUARANTY AGREEMENT
Notice Addresses
AZ CHEM US INC.
PROSERPINA 1072 AB (UNDER CHANGE OF NAME TO ARIZONA CHEM SWEDEN HOLDINGS AB)
PROSERPINA 1073 AB (UNDER CHANGE OF NAME TO ARIZONA CHEM SWEDEN AB)
AZ CHEM US HOLDINGS INC.
ARIZONA CHEMICAL COMPANY
ARIZONA ARBORIS, INC.
INTERNATIONAL PAPER SWEDEN INVESTMENT COMPANY A.B.
ARIZONA CHEMICAL A.B.
PROSERPINA 1074 AB (UNDER CHANGE OF NAME TO ARIZONA CHEM SWEDEN FINANCE AB)
SKÅLGULDET 219 KB (UNDER CHANGE OF NAME TO ARIZONA CHEM SWEDEN FINANCE KB)
AZ CHEM FINLAND OY
INTERNATIONAL PAPER FINLAND INVESTMENT COMPANY OY
ARIZONA CHEMICAL OY
AZ CHEM LUXEMBOURG FINANCE S.À.R.L.
ARIZONA CHEMICAL B.V.
c/o Rhône Capital LLC
5 Prince Gate
3rd Floor
Knightsbridge
London SW7 1QJ
Attention: Gianpiero Lenza
Facsimile: +44 207 761 1111
in each case, with a copy to:
Rhône Capital LLC
630 Fifth Avenue
27th Floor
New York, NY 10111
Attention: Andrew Oliver
Facsimile: (212) 218-6789
APPENDIX B-1

Arizona Chemical Company
Building 100
4600 Touchton Road E., Suite 1500
Jacksonville, FL 32246
Attention: Charles E. Nelson/Glenda Haynes
Facsimile: (904) 928-8771
GOLDMAN SACHS CREDIT PARTNERS L.P.,
Administrative Agent’s Principal Office and as Lender:
Goldman Sachs Credit Partners L.P.
c/o Goldman, Sachs & Co.
30 Hudson Street, 17th Floor
Jersey City, NJ 07302
Attention: Pedro Ramirez and Andrew Caditz
Telecopier: (212) 428-1243
Email and for delivery of final financial statements for posting: gsd.link@gs.com with a copy to:
Goldman Sachs Credit Partners L.P.
1 New York Plaza
New York, New York 10004
Attention: Elizabeth Fischer and Rob Schatzman
Telecopier: (212) 902-3000
BANK OF AMERICA, N.A.
as Documentation Agent, Issuing Bank, Swing Line Lender and a Lender:
Bank of America, N.A.
50 North Laura Street
FL9-001-24-05
Jacksonville, FL 32202
Attn: Markella Carney
APPENDIX B-2

SCHEDULE 1.1A
SECURITY PRINCIPLES
Borrowers (collectively with the Guarantors and their Subsidiaries, the “Group”) and the Lenders have agreed and acknowledged that their rights and obligations under this Agreement, to the extent applicable, in respect of (i) the giving or taking of guarantees by or with respect to the Subsidiaries of European Borrower; (ii) the giving or taking of security by or with respect to the Subsidiaries of European Borrower; and (iii) all the rights and obligations associated with such giving or taking of guarantees and security by or with respect to the Subsidiaries of European Borrower, shall be subject to and limited by these Security Principles. The Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective security from all members of the Group in every European jurisdiction in which members of the Group are located. In particular:
1. general statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference, thin capitalization rules, retention of title claims and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise. If any such limit applies, the guarantees and security provided will be limited by a maximum amount which the relevant member of the Group may provide having regard to applicable law (including any jurisprudence) and subject to fiduciary duties of management or otherwise or may not be given at all;
2. the giving of a guarantee, the granting and the terms of security or the perfection of the security granted will not be required to the extent that it would incur any legal fees, registration fees, stamp duty, and any other fees, Taxes or costs directly associated with such security or guarantee which are materially disproportionate to the benefit obtained by the Lenders;
3. where there is material incremental cost involved in creating security over all assets owned by a Person in a particular category (e.g. real estate) the principle stated at paragraph 2 above shall apply and only the material assets in that category (e.g. material real estate) shall be subject to security;
4. it is expressly acknowledged that in certain jurisdictions it may be either impossible or materially impractical to grant guarantees or create security over certain categories of assets in which event such guarantees will not be granted and security will not be taken over such assets to the extent of such impossibility or material impracticability;
5. any assets subject to third party arrangements (including minority ownership arrangements) which may prevent the giving of a guaranty or the providing of security shall not be the subject of any security provided that, if the Administrative Agent reasonably determines that the relevant asset is material and the relevant Person reasonably determines that such endeavors will not have a material adverse effect
Schedule 1.1A-1

commercial relationships with third parties, the relevant member of the Group will use reasonable endeavors to obtain any necessary consent or waiver;
6. members of the Group will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant members of the Group or if, in the reasonable opinion of the directors of the relevant members of the Group, the same would conflict with the fiduciary duties of those directors or contravene any legal prohibition or result in personal or criminal liability on the part of any officer or result in any significant risk of legal liability for the directors of any member of the Group; provided, that the relevant Group member and/or its parent must use reasonable endeavors to overcome any such obstacle;
7. the giving of a guaranty, the granting of security or the terms or extent of such security should not be such that they materially restrict the running of the business of or materially adversely affect the Tax arrangements of any relevant member of the Group or its Affiliates (including the creation, pursuant to the Internal Revenue Code, of a potential Section 956 material deemed dividend) in the ordinary course; and
8. pledges over the assets owned by joint venture vehicles will not be required.
A. TERMS OF COLLATERAL DOCUMENTS
The following principles will be reflected in the terms of any security taken as part of this transaction:
1. security will not be enforceable until an Event of Default has occurred;
2. notification of pledges over bank accounts will be given to the bank holding the account provided that this is not inconsistent with the Group retaining control over the balance of the account;
3. notification of receivables security to debtors will only be given if an Event of Default has occurred;
4. notification of security over insurance policies will not be served on any insurer of Group assets until such time as an Event of Default has occurred;
5. the Collateral Documents should only operate to create security rather than to impose new commercial obligations. Accordingly, they will not contain additional representations or undertakings (such as in respect of insurance, further security, information or the payment of costs) unless these are the same as or consistent with those contained in this Agreement or relate to the creation, protection or perfection of the security and are market standard in the relevant jurisdiction;
6. in respect of share pledges, until an Event of Default has occurred, the pledgors should be permitted to retain and to exercise voting rights to any shares pledged by them
Schedule 1.1A-2

in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the pledgors should be permitted to receive and retain dividends on pledged shares/pay dividends upstream on pledged shares to the extent permitted under this Agreement with the proceeds to be available to the Group;
7. the Administrative Agent should only be able to exercise any power or attorney granted to it under the Collateral Documents following the occurrence of an Event of Default or failure to comply with a further assurance or perfection obligation;
8. the Collateral Documents should not operate so as to prevent transactions which are permitted under this Agreement or to require additional consents or authorizations;
9. the Collateral Documents will permit disposals of assets where such disposal is permitted under this Agreement and will include assurances for the Collateral Agent to do all things reasonably requested to release security in respect of the assets the subject of such disposal; and
10. the Collateral Documents will not accrue interest on any amount in respect of which interest is accruing under this Agreement.
B. GUARANTEES/SECURITY
1. Subject to the due execution of all relevant Collateral Documents, completion of relevant perfection formalities within statutorily prescribed time limits, payment of all registration fees and documentary Taxes, any other rights arising by operation of law, obtaining any relevant foreign legal opinions and subject to any qualifications which may be set out in this Agreement and any relevant legal opinions obtained and subject to the requirements of these Security Principles, it is further acknowledged that pursuant to each Collateral Document the Collateral Agent, shall:
(a) receive the benefit of an upstream, cross-stream and downstream guarantee and the security will be granted to secure all Obligations in accordance with these Security Principles;
(b) (in the case of those Collateral Documents creating pledges or charges over shares in Credit Party) obtain a first priority valid charge or analogous or equivalent encumbrance over all of the shares in issue at any time in that Credit Party which are owned by another Credit Party. Such Collateral Document shall be governed by the laws of the jurisdiction in which such Credit Party whose shares are being pledged is formed; and
(c) not require that any costs, fees, Taxes or other amounts payable in connection with any re-taking, novation or re-registration of any security in connection with an assignment or transfer by any Lender be for the account of the Group; provided that the Administrative Agent and Borrowers shall discuss in good faith the possibility to mitigate any such costs, fees, Taxes or other amounts.
Schedule 1.1A-3

2. In the case of guarantees and security to be granted and created by the Guarantors in the Netherlands, such guarantees and security shall be provided as soon as reasonably practicable and in any event within 90 days after the Closing Date (except with respect to the unconditional neutral or positive advice of the works council of any Credit Party organized in the Netherlands, which such Credit Party shall use its commercially reasonable efforts to obtain as soon as practicable after the Closing Date but not subject to the 90 day period) but in any event within any period required by law for the valid perfection of the relevant security interest without giving rise to any further period during which such security interest is voidable as a result of delay in its creation or perfection following the funding of Loans; provided, that, to the extent that any such entity is required by applicable law, as a condition to the granting of a guaranty or security, to receive a confirmation from its auditors that, after giving effect to the obligations assumed by it, it will be able to meet its financial obligations as they fall due (or any functionally equivalent confirmation), the relevant guarantee or security shall be granted (to the extent permitted by law or regulation) as promptly as reasonably practicable but in no event more than 90 days after the Closing Date.
3. If an obligor owns shares in a member of the Group that is not an obligor and is not incorporated in a Security Jurisdiction (to be mutually defined), no steps shall be taken to create or perfect security over those shares.
Schedule 1.1A-4

SCHEDULE 1.1B
MANDATORY COST FORMULAE
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(b)	in relation to a Loan in any currency other than sterling:
E x 0.01 per cent. per annum.
  300
Where: E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
Schedule 1.1B-1

(c)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
the jurisdiction of its Facility Office; and
(f)	any other information that the Administrative Agent may reasonably require for such purpose.
          Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.
8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.
Schedule 1.1B-2

9.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.
The Administrative Agent may from time to time, after consultation with Holdings and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.
Schedule 1.1B-3

Schedule 4.1
Jurisdictions of Organization and Qualification

Entity	Jurisdiction of Organization	Qualification
US Entities
AZ Chem US Holdings Inc.	Delaware
AZ Chem US Inc.	Delaware
Arizona Chemical Company	Delaware	Florida, Georgia, Louisiana, Massachusetts, New Jersey, Ohio
Arizona Arboris, Inc.	Delaware	Georgia
Swedish Entities
Proserpina 1072 AB (under change of name to Arizona Chem Sweden Holdings AB)	Sweden	N/A
Proserpina 1073 AB (under change of name to Arizona Chem Sweden AB)	Sweden	N/A
Proserpina 1074 AB (under change of name to Arizona Chem Sweden Finance AB)	Sweden	N/A
Skålguldet 219 KB (under change of name to Arizona Chem Sweden Finance KB)	Sweden	N/A
IP Sverige A.B.	Sweden	N/A
International Paper Sweden Investment Company A.B.	Sweden	N/A
Arizona Chemical A.B.	Sweden	N/A
French Entity
Arizona Chemical S.A.S.	France	N/A
Dutch Entity
Arizona Chemical B.V.		N/A
UK Entities
Union Camp Chemicals Limited	United Kingdom	N/A
Union Camp Chemicals (Pension Trustees) Ltd.	United Kingdom	N/A
Arizona Chemical Limited	United Kingdom	N/A
AZ Chem UK Limited	United Kingdom	N/A
Finnish Entities
International Paper Finland Investment Company	Finland	N/A

1

Credit and Guaranty Agreement

Entity	Jurisdiction of Organization	Qualification
Arizona Chemical Oy	Finland	N/A
AZ Chem Finland Oy	Finland	N/A
Mexican Entity
Arizona Chemical S. De R.L. de C.V. Plaza San Rafael	Mexico	N/A
Hong Kong Entity
Arizona Chemical Asia Limited	Hong Kong	N/A
Singapore Entity
Arizona Chemical Asia, Ltd.	Singapore	N/A
Luxembourg Entities
AZ Chem Luxembourg Finance S.à.r.l.	Luxembourg	N/A
AZ Chem Luxembourg Holdings S.à.r.l.	Luxembourg	N/A

2

Schedule 4.2
Interests

Party	Direct Subsidiary	Percentage of Share Owned
Proserpina 1072 AB (under change of name to Arizona Chem Sweden Holdings AB)	Proserpina 1073 AB (under change of name to Arizona Chem Sweden AB) AZ Chem US Holdings Inc.	100% 100%
AZ Chem US Holdings Inc.	AZ Chem US Inc.	100%
AZ Chem US Inc.	Arizona Chemical Company	100%
Arizona Chemical Company	Arizona Chemical S. De R.L. de C.V. Plaza San Rafael Arizona Chemical Asia Limited — Hong Kong Arizona Arboris, Inc.	99.67% 100% 100%
Arizona Arboris, Inc.	Arboris, LLC	10%
Arizona Chemical Asia Limited — Hong Kong	Arizona Chemical Asia, Ltd - Singapore	100%
Proserpina 1073 AB (under change of name to Arizona Chem Sweden AB)	International Paper Sweden Investment Company AB

AZ Chem UK Limited

AZ Chem Finland Oy

Proserpina 1074 AB (under change of name to Arizona Chem Sweden Finance AB)

	Skålguldet 219 KB (under change of name to Arizona Chem Sweden Finance KB)	100% 100% 100% 100% 1%
AZ Chem UK Limited	Union Camp Chemical Limited	100%
Union Camp Chemical Limited	Union Camp Chemical (Pension Trustees) Limited	100%
International Paper Sweden Investment Company AB	IP Sverige AB Arizona Chemical S.A.S.	100% 100%
IP Sverige AB	Arizona Chemical AB	100%
Arizona Chemical AB	Arizona Chemical Limited Arizona Chemical B.V.	100% 100%
Proserpina 1074 AB (under change of name to Arizona Chem Sweden Finance AB)	AZ Chem Luxembourg Finance S.à.r.l.	100%
AZ Chem Luxembourg Finance S.à.r.l.	Skålguldet 219 KB (under change of name to Arizona	99%

3

Credit and Guaranty Agreement

Party	Direct Subsidiary	Percentage of Share Owned
	Chem Sweden Finance KB)
AZ Chem Finland Oy	International Paper Finland Investment Company Oy	100%
International Paper Finland Investment Company Oy	Arizona Chemical Oy	100%

4

Schedule 4.12
Real Property Assets
4.12 (a)
None.
4.12 (b)
1.	Arizona Chemical Company (“ACC”) — 8.367 acre parcel of land, together with the improvements thereon, in the City of Savannah, Chatham County, Georgia. There is a Master Ground Lease, dated as of July 30, 2002, between ACC and Arizona Arboris, Inc. covering a portion of the parcel owned by ACC. The premises covered by the Master Ground Lease are the subject of a Ground Lease, dated as of July 30, 2002, between Arizona Arboris, Inc. and Arboris, LLC.

2.	ACC — two parcels of land in the City of Savannah, Chatham County, Georgia.

3.	ACC — four parcels of land in the City of Port St. Joe, Gulf County, Florida.

4.	ACC — twenty three parcels of land in Bay County, Florida.

5.	ACC — a 7.03 acre parcel, a 26.9 acre parcel, a 2.319 acre parcel and a 0.8016 acre parcel, each with the improvements thereon, in the City of Valdosta, Lowndes County, Georgia.

6.	Union Camp Chemicals (UK) Limited — a parcel of land in District Wansbeck, County Northumberland, United Kingdom, having a street address of West Sleekburn, Bedlington Northumberland, Bedlington, UK NE227DH — HM Land Registry Title Number ND 57985.

7.	Union Camp Chemicals (UK) Limited — a parcel of land and the buildings thereon in District Chester Le Street, County Durham, United Kingdom — HM Land Registry Title Number DU 90918. A piece of this property has been sold by the Arizona Chemical Companies.

8.	Union Camp Chemicals (UK Limited — a parcel of land in District Chester Le Street, County Durham, United Kingdom — HM Land Registry Title Number DU 217579.

9.	Arizona Chemical S.A.S. — a parcel of land and the buildings thereon in Niort Section EY9, France, having a street address of 262-266 street Jean Jaures, F-79000 NIORT.

10.	Arizona Chemical A.B. — a parcel of land and the buildings thereon in Sandarne, Sweden, having a street address of Massvagen 3-11, 15A, B, 820 22 Sandarne.

11.	ACC — two parcels of land in the City of Dover, Tuscarawas County, Ohio.

5

Credit and Guaranty Agreement
12.	ACC — three parcels of land, together with the improvements thereon, in the Township of Goshen, Tuscarawas County, Ohio.

13.	ACC — a 19.77 acre parcel of land, together with the improvements thereon, in the City of Pensacola, Escambia County, Florida.

14.	ACC — the acidulation plant located on the Leased Premises in Savannah, Georgia.

15.	ACC — In connection with the sale of ACC, prior to Closing, International Paper will be transferring to ACC (i) an approximately 12 acre parcel of land in the City of Savannah, Chatham County, Georgia and (ii) a 2.49 acre parcel of land in the City of Savannah, Chatham County, Georgia.
Leased Real Property
1.	Office Lease Agreement between Gran Central Corp. and ACC, dated July 7, 1999, and Second Amendment thereto, dated June 5, 2000, and Third Amendment thereto, dated August 28, 2000, and Fourth Amendment thereto, dated March 3, 2004, covering space at 4600 Touchton Road East, Jacksonville, Florida. See also that certain Memorandum of Lease Commencement and Amendment Agreement, dated as of November 15, 2000, between Flagler Development Company. (fka Gran Central Corp.).

2.	Lease Agreement between Jacksonville Concourse, Ltd. and Union Camp Corp., covering space at 5220 Belfort Road, Jacksonville, Florida, dated March 6, 1998. On or about May 1, 1999, Union Camp Corp. was merged into IP and the aforesaid Lease Agreement was assigned by IP to ACC. By that certain Sublease, dated July 20, 2000, ACC subleased the premises covered by the aforesaid Lease Agreement to Lumbermens Mutual Casualty Company. By that certain Assignment and Assumption of Lease, dated June, 2002, Lumbermens Mutual Casualty Company assigned the aforesaid Sublease to Trinity Universal Insurance Company.

3.	Office Service Agreement between Brickell Avenue d/b/a/ VANTAS and ACC covering space at 1221 Brickell Avenue, Miami, Florida, dated October 13, 1999.

4.	Lease between Reichhold Chemicals, Inc. and ACC covering 31.51 acres of land, together with the improvements thereon, in the City of Pensacola, Escambia County, Florida, dated as of September 19, 1989.

5.	Lease between ING Real Estate and Arizona Chemical B.V. covering office space in Almere, The Netherlands, dated October 7, 1998.

6.	Lease between Arizona Chemical Oy and Storaenso Oyj covering approximately 89.500 square meters of site no. 24 in block 1 in the Nuottasaari district of the City of Oulu, Finland, dated August 31, 2006.

6

Credit and Guaranty Agreement
7.	Agreement for Temmeksentie 3, Oulu, Finland, dated Sep. 30th, 1999, between Arizona Chemical Oy and Storaenso Timber Oy Ltd, transferred to Soinitilat Oy on November 12th, 2001 (620 square meters office space).

8.	Agreement for Temmeksentie 3, Oulu, Finland, dated March 17, 2005, between Arizona Chemical Oy and Soinitilat Oy (412 square meters office space).

9.	Agreement for Temmeksentie 3, Oulu, Finland, dated August 31, 2006, between Arizona Chemical Oy and Soinitilat Oy (90 square meters office space).

10.	Lease between Mr. and Mrs. Torrelli Alexis and Arizona Chemical S.A.S. for office space in Nice, France, dated August 1, 2001.

11.	Marianna Warehouse Services Agreement between ACC and WJW Associates, Ltd., dated December 1, 2005, and Addendum 2 thereto, dated April 26, 2006, and Addendum 3 thereto, dated October 5, 2006.

12.	Lease among Arizona Chemical Company S. de R.L. de C.V., ING Juan Jose Olvera Ezouerra and SR. Joaquin Alegria Martinez for office space in San Juan del Rio, Mexico, dated March 1, 2003.

13.	Lease Agreement, dated March 23, 1979, between SWF Gulf Coast, Inc. and ACC for certain parcels of land in Panama City, Fl.

7

Credit and Guaranty Agreement
Schedule 4.15
Material Contracts
1.	Reference Rebate Agreement within the 2006 Supply & Rebate Agreement between ACC and National Starch and Chemical Company (Buyer), dated July 17, 2006.

2.	Supply Agreement between ACC and Ennis Paint Corp. (“Buyer”), dated February 16, 2006.

3.	Americas Sales Contract and Rebate Agreement between ACC and Bostik Inc., (“Buyer”), dated June 8, 2005.

4.	Supply Contract between ACC and Bostik Inc. (“Buyer”), dated September 10, 2005.

5.	Investment and Supply Agreement between Arizona Chemical B.V. and Bostik Findley S.A., dated February 10, 2004.

6.	Quad Graphics Rebate Agreement between ACC and Chemical Research/Technology, dated January 18, 2006.

7.	Global Tackifier Resin Supply Contract & Rebate Agreement between ACC and H.B. Fuller Company (“Buyer”), dated May 15, 2005.

8.	Hot Melt Polyamides (HMPA) Manufacturing Agreement between ACC and H. B. Fuller (based on intellectual property obtained from H. B. Fuller by ACC for purposes of “toll” manufacture originally), dated May 2, 2005.

8

Credit and Guaranty Agreement
Schedule 4.19
Employee Benefit Plans
None.

9

Credit and Guaranty Agreement
Schedule 5.11
Mortgaged Properties

City	Owner	Description	Location	State/Country
Panama City	Arizona Chemical	Panama City Plant	South End of Everett Street	FL
Dover	Arizona Chemical	Dover Plant	875 Harger Street	OH
Savannah	Arizona Chemical	Savannah Plant	West Lathrop Avenue	GA
Sandarna	Arizona Chemical AB	Sandarna Plant	Box 66 820 22 Sandarna, Sweden	Sweden
Oulu	Arizona Chemical Oy	Oulu Plant	Temmeksentie 3	Finland

10

Credit and Guaranty Agreement
Schedule 6.1 Indebtedness
None.

11

Credit and Guaranty Agreement
Schedule 6.2 Liens
None.

12

Credit and Guaranty Agreement
Schedule 6.5 Restrictions on Subsidiary Distributions
None.

13

Credit and Guaranty Agreement
Schedule 6.6 Investments
None.

14

Credit and Guaranty Agreement
Schedule 6.11 Affiliate Transactions
None.

15

EXHIBIT A-1 TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT
FUNDING NOTICE
     Reference is made to the First Lien Credit and Guaranty Agreement, dated as of February 28, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AZ CHEM US INC., a Delaware corporation (“U.S. Borrower”), PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB), a limited liability company organized under the laws of Sweden (“European Borrower”, and together with U.S. Borrower, the “Borrowers”), PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB, a limited liability company organized under the laws of Sweden (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, Administrative Agent, and Collateral Agent, and BANK OF AMERICA, N.A., as Documentation Agent.
     Pursuant to Section [2.1] [and] [2.2] [and] [2.3] of the Credit Agreement, [U.S. Borrower][European Borrower][Borrowers] desire[s] that Lenders make the following Loans to [U.S. Borrower][European Borrower][Borrowers] in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):

U.S. Term Loans

☐	Base Rate Loans:	$[ , , ]

☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):
$[ , , ]

European Term Loans

☐	Base Rate Loans:	$[ , , ]

☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):
[€]$[ , , ]

Revolving Loans

☐	Base Rate Loans:	$[ , , ]

☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):
[€]$[ , , ]

Swing Line Loans:		$[ , , ]
     [U.S. Borrower][European Borrower][Borrowers] hereby certif[ies][y] that:
     (i) after making the Loans requested on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

EXHIBIT A-1-1

     (ii) as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true, correct and complete in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date; and
     (iii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]	[AZ CHEM US INC.
By:
Name:
Title:]

[PROSERPINA 1073 AB
By:
Name:
Title:]

EXHIBIT A-1-2

EXHIBIT A-2 TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT
CONVERSION/CONTINUATION NOTICE
     Reference is made to the First Lien Credit and Guaranty Agreement, dated as of February 28, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AZ CHEM US INC., a Delaware Corporation (“U.S. Borrower”), PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB), a limited liability company organized under the laws of Sweden (“European Borrower”, and together with U.S. Borrower, the “Borrowers”), PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB), a limited liability company organized under the laws of Sweden (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, Administrative Agent, and Collateral Agent, and BANK OF AMERICA, N.A., as Documentation Agent.
     Pursuant to Section 2.9 of the Credit Agreement, [U.S. Borrower] [European Borrower] desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:
1.	U.S. Term Loans:

$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of [ ] month(s)

$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [ ] month(s)

$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans
2.	European Term Loans:

[€][ , , ]	Eurodollar Rate Loans to be continued with Interest Period of [ ] month(s)
3.	Revolving Loans of U.S. Borrower:

$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of [ ] month(s)

$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of month(s)

$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans
4.	Revolving Loans of European Borrower:

[€][ , , ]	Eurodollar Rate Loans to be continued with Interest Period of [ ] month(s)
     [U.S. Borrower] [European Borrower] hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.
[Signature Page Follows]

EXHIBIT A-2-1

Date: [mm/dd/yy]	[AZ CHEM US INC.
By:
Name:
Title:]

[PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB)
By:
Name:
Title:]

EXHIBIT A-2-2

EXHIBIT A-3 TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT
ISSUANCE NOTICE
     Reference is made to the First Lien Credit and Guaranty Agreement, dated as of February 28, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AZ CHEM US INC., a Delaware Corporation (“U.S. Borrower”), PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB), a limited liability company organized under the laws of Sweden (“European Borrower”, and together with U.S. Borrower, the “Borrowers”), PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB), a limited liability company organized under the laws of Sweden (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, Administrative Agent, and as Collateral Agent, and BANK OF AMERICA, N.A., as Documentation Agent.
     Pursuant to Section 2.4 of the Credit Agreement, [U.S. Borrower][European Borrower] desires a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”) in an aggregate face amount of [$[     ,     ,     ]] [€[     ,     ,     ]].
     Attached hereto for each such Letter of Credit are the following:
(a)	the stated amount of such Letter of Credit;

(b)	the name and address of the beneficiary;

(c)	the expiration date; and

(d)	either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.
     [U.S. Borrower][European Borrower] hereby certifies that:
     (i) after issuing such Letter of Credit requested on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;
     (ii) as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true, correct and complete in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date; and
     (iii) as of such Credit Date, no event has occurred and is continuing or would result from the consummation of the issuance contemplated hereby that would constitute an Event of Default or a Default.
[Signature Page Follows]

EXHIBIT A-3-1

Date: [mm/dd/yy]	[AZ CHEM US INC.
By:
Name:
Title:]

[PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB)
By:
Name:
Title:]

EXHIBIT A-3-2

EXHIBIT B-1 TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT
U.S. TERM LOAN NOTE

$[1][ , , ]
[2][mm/dd/yy]	New York, New York
     FOR VALUE RECEIVED, AZ CHEM US INC., a Delaware corporation (“U.S. Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [1][DOLLARS] ($[     ,     ,     ][1]) in the installments referred to below.
     U.S. Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain First Lien Credit and Guaranty Agreement, dated as of February 28, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among U.S. Borrower, PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB), a limited liability company organized under the laws of Sweden (“European Borrower”), PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB), a limited liability company organized under the laws of Sweden (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, Administrative Agent, and Collateral Agent, and BANK OF AMERICA, N.A., as Documentation Agent.
     U.S. Borrower shall make scheduled principal payments on this Note as set forth in Section 2.12 of the Credit Agreement.
     This Note is one of the “U.S. Term Loan Notes” in the aggregate principal amount of $140,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.
     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement or Settlement Confirmation effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, U.S. Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of U.S. Borrower hereunder with respect to payments of principal of or interest on this Note.
     This Note is subject to mandatory prepayment and to prepayment at the option of U.S. Borrower, each as provided in the Credit Agreement.

[1]	Lender’s U.S. Term Loan Commitment

[2]	Closing Date

EXHIBIT B-1-1

     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF U.S. BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
     U.S. Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. U.S. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
[Remainder of page intentionally left blank]

EXHIBIT B-1-2

     IN WITNESS WHEREOF, U.S. Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

AZ CHEM US INC.
By:
Name:
Title:

EXHIBIT B-1-3

EXHIBIT B-2 TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT
EUROPEAN TERM LOAN NOTE

€[1][ , , ]
[2][mm/dd/yy]	New York, New York
     FOR VALUE RECEIVED, PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB), a limited liability company organized under the laws of Sweden (“European Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [1][EURO] (€ [1][     ,     ,     ]) in the installments referred to below.
     European Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain First Lien Credit and Guaranty Agreement, dated as of February 28, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among European Borrower, AZ CHEM US INC., a Delaware corporation, (“U.S. Borrower”), PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB), a limited liability company organized under the laws of Sweden, certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, Administrative Agent, and Collateral Agent, and BANK OF AMERICA, N.A., as Documentation Agent.
     European Borrower shall make principal payments on this Note as set forth in Section 2.12 of the Credit Agreement.
     This Note is one of the “European Term Loan Notes” in the aggregate principal amount of $100,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.
     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement or Settlement Confirmation effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of European Borrower hereunder with respect to payments of principal of or interest on this Note.
     This Note is subject to mandatory prepayment and to prepayment at the option of European Borrower, each as provided in the Credit Agreement.

[1]	Lender’s European Term Loan Commitment

[2]	Closing Date

EXHIBIT B-2-1

     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF EUROPEAN BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
     European Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. European Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
[Remainder of page intentionally left blank]

EXHIBIT B-2-2

     IN WITNESS WHEREOF, European Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB)
By:
Name:
Title:

EXHIBIT B-2-3

EXHIBIT B-3 TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT
REVOLVING LOAN NOTE

$[1][ , , ]
[2][mm/dd/yy]	New York, New York
     FOR VALUE RECEIVED, AZ CHEM US INC., a Delaware corporation (“U.S. Borrower”) and PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB), a limited liability company organized under the laws of Sweden (“European Borrower”) (jointly but not severally), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns, on or before February 28, 2012, the lesser of (a) [1][DOLLARS] ($[1][     ,     ,     ]) and (b) the unpaid principal amount of all advances made by Payee to Borrower as Revolving Loans under the Credit Agreement referred to below.
     U.S. Borrower and European Borrower (jointly but not severally) also promise to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain First Lien Credit and Guaranty Agreement, dated as of dated as of February 28, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among U.S. Borrower, European Borrower, PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB), a limited liability company organized under the laws of Sweden, certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, Administrative Agent, and Collateral Agent, and BANK OF AMERICA, N.A., as Documentation Agent.
     This Note is one of the “Revolving Loan Notes” in the aggregate principal amount of $50,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.
     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, U.S. Borrower and European Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of U.S. Borrower and European Borrower hereunder with respect to payments of principal of or interest on this Note.
     This Note is subject to mandatory prepayment and to prepayment at the option of U.S. Borrower and European Borrower, each as provided in the Credit Agreement.

[1]	Lender’s Revolving Commitment

[2]	Closing Date

EXHIBIT B-3-1

     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF U.S. BORROWER AND EUROPEAN BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.
     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
     U.S. Borrower and European Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. U.S. Borrower and European Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
[Remainder of page intentionally left blank]

EXHIBIT B-3-2

     IN WITNESS WHEREOF, U.S. Borrower and European Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

AZ CHEM US INC.
By:
Name:
Title:

PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB)
By:
Name:
Title:

EXHIBIT B-3-3

TRANSACTIONS ON
REVOLVING LOAN NOTE

	Amount of Loan	Amount of Principal	Outstanding Principal	Notation
Date	Made This Date	Paid This Date	Balance This Date	Made By

EXHIBIT B-3-4

EXHIBIT B-4 TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT
SWING LINE NOTE

$[1]5,000,000
[2][mm/dd/yy]	New York, New York
     FOR VALUE RECEIVED, AZ CHEM US INC., a Delaware corporation (“U.S. Borrower”)], promises to pay to Swing Line Lender (“Payee”), on or before February 28, 2012, the lesser of (a) FIVE MILLION DOLLARS ($5,000,000) and (b) the unpaid principal amount of all advances made by Payee to Borrower as Swing Line Loans under the Credit Agreement referred to below.
     Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain First Lien Credit and Guaranty Agreement, dated as of February 28, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among U.S. Borrower, PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB), a limited liability company organized under the laws of Sweden, PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB), a limited liability company organized under the laws of Sweden, certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, Administrative Agent, and Collateral Agent, and BANK OF AMERICA, N.A., as Documentation Agent.
     This Note is the “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.
     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Swing Line Lender or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.
     This Note is subject to mandatory prepayment and to prepayment at the option of U.S. Borrower, each as provided in the Credit Agreement.
     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF U.S. BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.
     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

[1]	Swing Line Sublimit

[2]	Closing Date

EXHIBIT B-4-1

     U.S. Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. U.S. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
[Remainder of page intentionally left blank]

EXHIBIT B-4-2

     IN WITNESS WHEREOF, U.S. Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

AZ CHEM US INC.
By:
Name:
Title:

EXHIBIT B-4-3

TRANSACTIONS ON
SWING LINE NOTE

	Amount of Loan	Amount of Principal	Outstanding Principal	Notation
Date	Made This Date	Paid This Date	Balance This Date	Made By

EXHIBIT B-4-4

EXHIBIT C TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT
COMPLIANCE CERTIFICATE
THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
     1. I am the Chief Financial Officer of PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB) (“Holdings”).
     2. I have reviewed the terms of that certain First Lien Credit and Guaranty Agreement, dated as of February 28, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AZ CHEM US INC., a Delaware corporation (“U.S. Borrower”), PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB), a limited liability company organized under the laws of Sweden, certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, Administrative Agent, and Collateral Agent, and BANK OF AMERICA, N.A., as Documentation Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of each of the Borrowers and their respective Subsidiaries during the accounting period covered by the attached financial statements.
     3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which such Borrower has taken, is taking, or proposes to take with respect to each such condition or event.
     The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.1(c) of the Credit Agreement.

PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB)
By:
Name:
	Title:	Chief Financial Officer

EXHIBIT C-1

ANNEX A TO
COMPLIANCE CERTIFICATE
FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

1.	Consolidated Adjusted EBITDA: (i) - (ii) =			$	[ , , ]

	(i)	(a)	Consolidated Net Income:	$	[ , , ]

		(b)	Consolidated Interest Expense:	$	[ , , ]

		(c)	provisions for taxes based on income:	$	[ , , ]

		(d)	total depreciation expense:	$	[ , , ]

		(e)	total amortization expense:

		(f)	Transaction Costs incurred and paid in the period[1]:	$	[ , , ]

		(g)	Management Fees paid or accruing in such period[2]:	$	[ , , ]

		(h)	Cash severance payments in connection with plant closures[3] related to the Acquisition:	$	[ , , ]

		(i)	Cash stand alone costs incurred prior to the date that is eighteen months after the Closing Date[4]:	$	[ , , ]

		(j)	Cash expenses related to third party advisors for services provided regarding acquisitions or divestitures permitted by the Credit Agreement:	$	[ , , ]

		(k)	Cash financing charges[5]:	$	[ , , ]

		(l)	unusual and non-recurring Cash charges:	$	[ , , ]

		(m)	Cash expenses[6]:	$	[ , , ]

		(n)	one-time third party professional costs[7]:	$	[ , , ]

1	To the extent expensed and in an aggregate amount not to exceed $22,000,000.

2	To the extent not added back in a prior period and in amount not to exceed $2,000,000 per Fiscal Year.

3	Including partial plant closures.

4	Associated with the transition of Holdings and its Subsidiaries to a stand alone basis including fees paid to the Seller for transition services, fees paid to third parties for one time transition and migration services, and other expenses which are one time in nature and specifically related to readying the business for stand alone operations in an aggregate amount not to exceed $10,000,000.

5	Including fees, expenses, underwriting discounts, prepayment premiums, including amounts paid under the Credit Agreement or in connection with the incurrence of any other Indebtedness permitted by the Credit Agreement.

6	Excluding severance payments and in connection with closures and consolidation of plants (including partial plant closures) in an aggregate amount not to exceed $10,000,000 per Fiscal Year.

7	Paid in Cash in connection with plant efficiency projects in an aggregate amount not to exceed $6,000,000.

EXHIBIT C-2

		(o)	other non-Cash charges reducing Consolidated Net Income[8]:	$	[ , , ]

	(ii)	other non-Cash gains increasing Consolidated Net Income[9]:		$	[ , , ]

2.	Consolidated Capital Expenditures:			$	[ , , ]

3.	Consolidated Interest Expense:			$	[ , , ]

4.	Consolidated Current Assets:			$	[ , , ]

5.	Consolidated Current Liabilities:			$	[ , , ]

6.	Consolidated Excess Cash Flow: (i) - (ii) =			$	[ , , ]

	(i)	(a)	Consolidated Adjusted EBITDA:	$	[ , , ]

		(b)	Consolidated Working Capital Adjustment:	$	[ , , ]

	(ii)	(a)	scheduled repayments of Indebtedness for borrowed money[10]:	$	[ , , ]

		(b)	Consolidated Capital Expenditures[11]:	$	[ , , ]

		(c)	Consolidated Interest Expense:	$	[ , , ]

		(d)	provisions for current taxes based on income of Holdings and its Subsidiaries and payable in cash with respect to such period:	$	[ , , ]

7.	Consolidated Interest Expense:			$	[ , , ]

8.	Consolidated Net Income: (i) - (ii) =			$	[ , , ]

	(i)	the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP:		$	[ , , ]

	(ii)	(a)	the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions

8	Excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period.

9	Excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash items in any prior period.

10	Excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments.

11	Net of any proceeds of (y) any related financings with respect to such expenditures and (z) any sales of assets used to finance such expenditures.

EXHIBIT C-3

		actually paid to Holdings or any of its Subsidiaries by such Person during such period:	$	[ , , ]

		(b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries:	$	[ , , ]

		(c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary:	$	[ , , ]

		(d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan:	$	[ , , ]

		(e) to the extent not included in clauses (ii)(a) through (d) above, any net extraordinary gains or net extraordinary losses:	$	[ , , ]

9.	Consolidated Total Debt[12]:		$	[ , , ]

10.	Consolidated Working Capital: (i) - (ii) =		$	[ , , ]

	(i)	Consolidated Current Assets:	$	[ , , ]

	(ii)	Consolidated Current Liabilities:	$	[ , , ]

11.	Consolidated Working Capital Adjustment: (i) - (ii) =		$	[ , , ]

	(i)	Consolidated Working Capital as of the beginning of such period:	$	[ , , ]

	(ii)	Consolidated Working Capital as of the end of such period:	$	[ , , ]

12.	Interest Coverage Ratio: (i)/(ii) =

	(i)	Consolidated Adjusted EBITDA for the four-Fiscal Quarter Period then ended:	$	[ , , ]

	(ii)	Consolidated Interest Expense for such four-Fiscal Quarter Period[13]:	$	[ , , ]

12	Minus up to $25,000,000 of unrestricted Cash and Cash Equivalents of any Credit Party.

EXHIBIT C-4

		Actual:		. :1.00
		Required:		. :1.00

13.	Leverage Ratio: (i)/(ii) =

	(i) Consolidated Total Debt		$	[ , , ]

	(ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended:		$	[ , , ]

		Actual:		. :1.00
		Required:		. :1.00

14.	Consolidated Adjusted EBITDA

		Actual:	$	[ , , ]
		Required:	$	[ , , ]

15.	Maximum Consolidated Capital Expenditures:

		Actual:	$	[ , , ]
		Required:	$	[ , , ]

	plus, 50% of the excess, if any of such amount for the immediately preceding Fiscal Year over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year[14]:		$	[ , , ]

13	Provided that with respect to any calculation period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be calculated for the period from the Closing Date to such date of determination divided by the number of days in such period multiplied by 365.

14	The permitted amount for any Fiscal Year shall be calculated by utilizing the Carryforward prior to utilizing the Base CapEx Amount for such Fiscal Year.

EXHIBIT C-5

EXHIBIT D TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT
ASSIGNMENT AGREEMENT
     This Assignment Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit and swingline loans) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund1]

3.	Borrowers:	AZ CHEM US INC., a Delaware corporation and PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB), a limited liability company organized under the laws of Sweden.

4.	Administrative Agent:	GOLDMAN SACHS CREDIT PARTNERS L.P., as the administrative agent under the Credit Agreement.

5.	Credit Agreement:	The $290,000,000 First Lien Credit and Guaranty Agreement dated as of February 28, 2007, among AZ CHEM US INC., PROSERPINA 1073 AB , the Lenders parties thereto, Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest:

1	Select as applicable

EXHIBIT D-1

	Aggregate Amount of	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Facility Assigned	for all Lenders	Assigned	Commitment/Loans[2]
[3]	$	$	%
	$	$	%
	$	$	%
Effective Date:           , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

2	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

3	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, “Term Loan Commitment”, etc.)

EXHIBIT D-2

     The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and]4 Accepted:
GOLDMAN SACHS CREDIT PARTNERS L.P.
  as Administrative Agent

By:	Authorized Signatory
[Consented to:]5
AZ CHEM US INC.

By:	Title:
PROSERPINA 1073 AB
(under change of name to ARIZONA CHEM SWEDEN AB)

By:	Title:

4	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

5	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

EXHIBIT D-3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
1.	Representations and Warranties.
1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:
2.1	From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

EXHIBIT D-4

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.
[Remainder of page intentionally left blank]

EXHIBIT D-5

EXHIBIT E TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT
CERTIFICATE RE NON-BANK STATUS
     Reference is made to the First Lien Credit and Guaranty Agreement, dated as of February 28, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AZ CHEM US INC., a Delaware corporation, PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB), a limited liability company organized under the laws of Sweden, PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB), a limited liability company organized under the laws of Sweden, certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, Administrative Agent, and Collateral Agent, and BANK OF AMERICA, N.A., as Documentation Agent. Pursuant to Section 2.20(d) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]
By:
Name:
Title:

EXHIBIT E-1

EXHIBIT F-1 TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT
CLOSING DATE CERTIFICATE
     THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:
     1. We are, respectively, the chief executive officer and chief financial officer of PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB), a limited liability company organized under the laws of Sweden (“Holdings”).
     2. We have reviewed the terms of Section 3 of the First Lien Credit and Guaranty Agreement, dated as of February 28, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AZ CHEM US INC., a Delaware corporation (“U.S. Borrower”), PROSERPINA 1073 AB, a limited liability company organized under the laws of Sweden (“European Borrower”, and together with U.S. Borrower, the “Borrowers”), Holdings, certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, Administrative Agent, and Collateral Agent, and BANK OF AMERICA, N.A., as Documentation Agent, and the definitions and provisions contained in such Credit Agreement relating thereto, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.
     3. Based upon our review and examination described in paragraph 2 above, we certify, on behalf of Borrowers, that as of the date hereof:
     (i) the representations and warranties contained in each of the Credit Documents are true, correct and complete in all respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all respects on and as of such earlier date;
     (ii) no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the borrowing contemplated hereby; and
     (iii) no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.
     4. Attached as Annex A hereto are true and complete (and, where applicable, executed and conformed) copies of each of the Related Agreements, and we have reviewed the terms of each of such documents and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to in paragraph 3.
     5. Each Credit Party has requested that Sullivan & Cromwell LLP, as well as counsel in the Netherlands, Finland, France, Sweden, the United Kingdom and Luxembourg, deliver to Agents and Lenders on the Closing Date favorable written opinions in form and substance reasonably satisfactory to the Administrative Agent.
     6. Attached hereto as Annex B are true, complete and correct copies of (a) the Historical Financial Statements, (b) pro forma consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the Closing Date, prepared in accordance with GAAP and reflecting the consummation of the Acquisition, the related

EXHIBIT F-1-1

financings and the other transactions contemplated by the Credit Documents and the Related Agreements, and (c) the Projections.
     The foregoing certifications are made and delivered as of February 28, 2007.

PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB)
By:
Name:
	Title:	Chief Executive Officer

By:
Name:
	Title:	Chief Financial Officer

EXHIBIT F-1-2

EXHIBIT F-2 TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT
SOLVENCY CERTIFICATE
     THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
     1. I am the chief financial officer of PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB), a limited liability company organized under the laws of Sweden (“Holdings”).
     2. Reference is made to that certain First Lien Credit and Guaranty Agreement, dated as of February 28, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the AZ CHEM US INC., a Delaware corporation (“U.S. Borrower”), PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB), a limited liability company organized under the laws of Sweden (“European Borrower”), Holdings, certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, Administrative Agent, and Collateral Agent, and BANK OF AMERICA, N.A., as Documentation Agent.
     3. I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, together with each of the Related Agreements, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
     4. Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Related Agreements, the related financings and the other transactions contemplated by the Credit Documents and the Related Agreements, each Credit Party is Solvent.
     This certificate is being executed and delivered by the undersigned in his capacity as a director of the Borrowers and no personal liability will attach to the undersigned in connection with the execution and delivery of this certificate.
     The foregoing certifications are made and delivered as of February 28, 2007.

By:
Name:
	Title:	Chief Financial Officer

EXHIBIT F-2-1

EXHIBIT G TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT
COUNTERPART AGREEMENT
     This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain First Lien Credit and Guaranty Agreement, dated as of February 28, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AZ CHEM US INC., a Delaware corporation (“U.S. Borrower”), PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB), a [___] organized under the laws of Sweden (“European Borrower”), PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB), a [___] organized under the laws of Sweden (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, Administrative Agent, and Collateral Agent and BANK OF AMERICA, N.A., as Documentation Agent.
Section 1. Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:
     (a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;
     (b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;
     (c) no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;
     (d) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Credit Agreement; and
     (e) the undersigned hereby (i) agrees that this counterpart may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to Collateral Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.

EXHIBIT G-1

     Section 2. The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Agreement. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
[Remainder of page intentionally left blank]

EXHIBIT G-2

     IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]
By:
Name:
Title:

Address for Notices:

Attention:
Telecopier
with a copy to:

Attention:
Telecopier
ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent and Collateral Agent

By:	Authorized Signatory

EXHIBIT G-3

EXHIBIT H TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT

RECORDING REQUESTED BY:
Latham & Watkins LLP

AND WHEN RECORDED MAIL TO:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn: Marcus Dougherty, Esq.

Re: AZ CHEM US INC. AND PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB)

Space above this line for recorder’s use only
LANDLORD PERSONAL PROPERTY COLLATERAL ACCESS AGREEMENT
     This LANDLORD PERSONAL PROPERTY COLLATERAL ACCESS AGREEMENT (this “Agreement”) is dated as of [mm/dd/yy] and entered into by [NAME OF LANDLORD] (“Landlord”), to and for the benefit of GOLDMAN SACHS CREDIT PARTNERS L.P., as collateral agent for Lenders and Lender Counterparties (in such capacity “Collateral Agent”).
RECITALS:
     WHEREAS, [NAME OF GRANTOR], a [Type of Person] (“Tenant”), has possession of and occupies all or a portion of the property described on Exhibit A annexed hereto (the “Premises”);
     WHEREAS, Tenant’s interest in the Premises arises under the lease agreement (the “Lease”) more particularly described on Exhibit B annexed hereto, pursuant to which Landlord has rights, upon the terms and conditions set forth therein, to take possession of, and otherwise assert control over, the Premises;
     WHEREAS, reference is made to that certain First Lien Credit and Guaranty Agreement, dated as of February 28, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AZ CHEM US INC., a Delaware corporation (“U.S. Borrower”), PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB), a limited liability company organized under the laws of Sweden (“European Borrower”, and, together with U.S. Borrower, “Borrowers”), PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB), a limited liability company organized under the laws of Sweden (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to

EXHIBIT H-1

time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, Administrative Agent, and Collateral Agent, and BANK OF AMERICA, N.A., as Documentation Agent, pursuant to which Tenant has executed a security agreement, mortgages, deeds of trust, deeds to secure debt and assignments of rents and leases, and other collateral documents in relation to the Credit Agreement;
     WHEREAS, Tenant’s repayment of the extensions of credit made by Lenders under the Credit Agreement will be secured, in part, by all Inventory of Tenant (including all Inventory of Tenant now or hereafter located on the Premises (the “Subject Inventory”)) and all Equipment used in Tenant’s business (including all Equipment of Tenant now or hereafter located on the Premises (the “Subject Equipment”; and, together with the Subject Inventory, the “Collateral”)); and
     WHEREAS, Collateral Agent has requested that Landlord execute this Agreement as a condition to the extension of credit to Tenant under the Credit Agreement.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents and warrants to, and covenants and agrees with, Collateral Agent as follows:
     1. Landlord hereby (a) waives and releases unto Collateral Agent and its successors and assigns any and all rights granted by or under any present or future laws to levy or distraint for rent or any other charges which may be due to Landlord against the Collateral, and any and all other claims, liens and demands of every kind which it now has or may hereafter have against the Collateral, and (b) agrees that any rights it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a) of this paragraph 1), shall be second and subordinate to the rights of Collateral Agent in respect thereof. Landlord acknowledges that the Collateral is and will remain personal property and not fixtures even though it may be affixed to or placed on the Premises.
     2. Landlord certifies that (a) Landlord is the landlord under the Lease, (b) the Lease is in full force and effect and has not been amended, modified, or supplemented except as set forth on Exhibit B annexed hereto, (c) to the knowledge of Landlord, there is no defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease or against the obligations of Landlord under the Lease, (d) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no knowledge of the occurrence of any other default under or in connection with the Lease, and (e) except as disclosed to Collateral Agent, no portion of the Premises is encumbered in any way by any deed of trust or mortgage lien or ground or superior lease.
     3. Landlord consents to the installation or placement of the Collateral on the Premises, and Landlord grants to Collateral Agent a license to enter upon and into the Premises to do any or all of the following with respect to the Collateral: assemble, have appraised, display, remove, maintain, prepare for sale or lease, repair, transfer, or sell (at public or private sale). In entering upon or into the Premises, Collateral Agent hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Landlord caused solely by Collateral Agent’s entering upon or into the Premises and taking any of the foregoing actions with respect to the Collateral. Such costs shall include any damage to the Premises made by Collateral Agent in severing and/or removing the Collateral therefrom.
     4. Landlord agrees that it will not prevent Collateral Agent or its designee from entering upon the Premises at all reasonable times to inspect or remove the Collateral. In the event that Landlord has the right to, and desires to, obtain possession of the Premises (either through expiration of the Lease or termination thereof due to the default of Tenant thereunder), Landlord will deliver notice (the “Landlord’s Notice”) to Collateral Agent to that effect. Within the 45 day period after Collateral Agent receives the Landlord’s Notice, Collateral Agent shall have the right, but not the

EXHIBIT H-2

obligation, to cause the Collateral to be removed from the Premises. During such 45 day period, Landlord will not remove the Collateral from the Premises nor interfere with Collateral Agent’s actions in removing the Collateral from the Premises or Collateral Agent’s actions in otherwise enforcing its security interest in the Collateral. Notwithstanding anything to the contrary in this paragraph, Collateral Agent shall at no time have any obligation to remove the Collateral from the Premises.
     5. Landlord shall send to Collateral Agent a copy of any notice of default under the Lease sent by Landlord to Tenant. In addition, Landlord shall send to Collateral Agent a copy of any notice received by Landlord of a breach or default under any other lease, mortgage, deed of trust, security agreement or other instrument to which Landlord is a party which may affect Landlord’s rights in, or possession of, the Premises.
     6. All notices to Collateral Agent under this Agreement shall be in writing and sent to Collateral Agent at its address set forth on the signature page hereof by telefacsimile, by United States mail, or by overnight delivery service.
     7. The provisions of this Agreement shall continue in effect until Landlord shall have received Collateral Agent’s written certification that all amounts advanced under the Credit Agreement have been paid in full.
     8. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles.
[Remainder of page intentionally left blank]

EXHIBIT H-3

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the day and year first set forth above.

[NAME OF LANDLORD]
By:
Name:
Title:

Attention:
Telecopier:
     By its acceptance hereof, as of the day and year first set forth above, Collateral Agent agrees to be bound by the provisions hereof.

GOLDMAN SACHS CREDIT PARTNERS L.P., as Collateral Agent
By:
Authorized Signatory

Attention:
Telecopier:
[APPROPRIATE NOTARY BLOCKS]

EXHIBIT H-4

EXHIBIT A TO
LANDLORD PERSONAL PROPERTY COLLATERAL ACCESS AGREEMENT
Legal Description of Premises:

EXHIBIT H-A-1

EXHIBIT B TO
LANDLORD PERSONAL PROPERTY COLLATERAL ACCESS AGREEMENT
Description of Lease:

EXHIBIT H-B-1

EXHIBIT I TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT
THIS NOTE HAS BEEN PLEDGED AS COLLATERAL PURSUANT TO THE [DUTCH] [FINNISH][U.K.][LUXEMBOURG][U.S.] PLEDGE AGREEMENT[S] DESCRIBED BELOW, AND IS SUBORDINATED PURSUANT TO, AND AS DESCRIBED IN, THE INTERCOMPANY SUBORDINATION AGREEMENT DESCRIBED BELOW. THIS NOTE IS NON-TRANSFERABLE EXCEPT PURSUANT TO THE [INSERT APPROPRIATE PLEDGE AGREEMENT(S)].
INTERCOMPANY NOTE
New York, New York
[February] [   ], 20[   ]
     FOR VALUE RECEIVED, [               ] a [          ] [corporation] (the “Payee”), hereby promises to pay to the order of [               ], a [          ] [corporation] (the “Payee”), in lawful money of the [United States of America] in immediately available funds on [          ], 20[   ] 1 or any earlier date upon which this Note (as used herein, the term “Note” includes this Note and any Note or Notes issued in exchange hereof or in replacement hereof) becomes due and payable pursuant to the terms hereof, the principal sum of [               ] ([$][€][          ]) or such lesser principal amount as shall at the time be outstanding hereunder, together with interest from the date hereof on the unpaid amount owning hereunder until payment in full at a rate of interest per annum equal to the lesser of (i) the maximum lawful rate of interest in effect at such time under applicable law and (ii) [   ]% per annum The Payor promises to pay such interest [semiannually], in arrears, on [          ] and            of each year (or the next New York business day, if such day is not a day on which commercial banks are generally open for transacting business in New York City), commencing [          ], 20   , in lawful money of the [United States of America] in immediately available funds, at such location as the Payee shall from time to time designate.
     Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and shall accrue on the outstanding principal amount of this Note and, to the extent permitted by law, on any accrued but unpaid interest thereon until all payments hereunder have been irrevocably paid in full. If Payor fails to make any payment hereunder when due, interest will accrue on the outstanding principal amount of this Note, and, to the extent permitted by law, on the unpaid amount of such defaulted payment at a rate of interest equal to the lesser of (i) the maximum lawful rate of interest in effect at such time under applicable law and (ii) [   ]% above the rate otherwise applicable hereto.
     The principal amount of this Note shall be due and payable at maturity. Accrued and unpaid interest shall be due and payable on each Payment Date.

1	No earlier than six months after the Maturity Date (as defined in the Second Lien Credit Agreement).

     If any of the following events (each, an “Event of Default”) shall occur:
     (i) the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to the Payor;
     (ii) default in the payment of the principal of this Note when the same become due and payable, whether at maturity or otherwise; or
     (iii) default in the payment of any installment of interest on this Note according to its terms when and as the same shall become due and payable, and such default shall continue unremedied for a period of five business days;
then, (x) at any time thereafter during the continuance of such event described in clause (ii) or (iii) above, the Payee may, by notice to the Payor, declare the Note to be immediately due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Note so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Payor accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Payor, and (y) in case of any event with respect to the Payor described in clause (i) above, the principal of the Note then outstanding, together with accrued interest thereon and all fees and other obligations of the Payor accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Payor.
     This Note, and all payments in respect hereof, has been pledged as collateral for the obligations of the Payee under [(i)] that certain [INSERT APPROPRIATE PLEDGE AGREEMENT DETAILS], dated as of the date hereof, among the Payor, GOLDMAN SACHS CREDIT PARTNERS L.P., as collateral agent (in such capacity, the “First Lien Collateral Agent”) and the other parties signatory thereto[, and (ii) that certain Pledge Agreement, dated as of the date hereof, among the Payor, CAPITALSOURCE FINANCE LLC as agent (in such capacity, the “Second Lien Collateral Agent”) and the other parties signatory thereto, (collectively, and each as amended, modified and/or supplemented from time to time, the “Pledge Agreements”)].
     The Payor agrees, and the Payee by accepting this Note agrees, that the indebtedness evidenced by this Note is subordinated in fight of payment, to the extent and in the provided in the Intercompany Subordination Agreement, dated as of the date hereof by among the First Lien Collateral Agent, the Second Lien Collateral Agent, AZ CHEM US INC., a Delaware corporation (the “U.S. Borrower”), PROSERPINA 1073 AB (under name change ARIZONA CHEM SWEDEN AB), a limited liability company organized under the laws of Sweden (the “European Borrower”, and together with the U.S. Borrower, the “Borrowers”), the Payor, the Payee and the other parties thereto, as amended, amended and restated, modified and/or supplemented or replaced and in effect from time to time (the “Intercompany Subordination Agreement”), and to the prior payment in full of all existing and future Senior Debt (as defined in the Intercompany Subordination Agreement) of the Payor and that the subordination is for the benefit of and enforceable by the holders of such Senior Debt. The Note shall rank senior in right of payment to all existing and future indebtedness of the Payor that is by its terms subordinated in right of payment to the indebtedness evidenced by this Note (such subordinated indebtedness, “Subordinated Debt”). Only indebtedness of the Payor that is Senior Debt shall rank senior to this Note in right of payment. The Note shall rank pari passu in right of payment with all existing and future indebtedness of the Payor that does not constitute either Senior Debt or Subordinated Debt.
     The Payor hereby acknowledges and agrees, and the Payee by accepting this Note acknowledges and agrees, that the Collateral Agent[s] may, pursuant to the [INSERT APPROPRIATE PLEDGE AGREEMENT(S)], exercise all rights provided therein with respect to this Note and that the Note remains subject to the provisions of the Intercompany Subordination Agreement and the [INSERT APPROPRIATE PLEDGE AGREEMENT(S)], until they are terminated in accordance with their terms. Any sale or transfer of this Note to a third party other than pursuant to the [INSERT APPROPRIATE PLEDGE AGREEMENT(S)], or as permitted by the Intercompany Subordination Agreement is null and void ab initio; it being understood that the Note may be transferred to and among the Payee and its direct subsidiaries.
     The Payee is hereby authorized (but shall not be required) to record all loans and advances made by it to the Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.
     The Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. This Note is intended by the Payor and the Payee as a final expression of this Note and as a complete and exclusive statement of its terms, there being no conditions to the enforceability of this Note. This Note may not be supplemented or modified except in writing and except as may be permitted by each Credit Agreement (as defined in the Intercompany Subordination Agreement).

     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[ ]
By:
Name:
Title:

[Signature Page to Intercompany Note]

ENDORSEMENT
     The undersigned hereby assigns and transfers to the order of                               , the attached Intercompany Note, dated [                    ].

[ ]
By:
Name:
Title:

EXHIBIT J TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT
JOINDER AGREEMENT
     THIS JOINDER AGREEMENT, dated as of [___, 20___] (this “Agreement”), by and among [NEW LENDERS] (each a “Lender” and collectively the “Lenders”), dated as of February 28, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AZ CHEM US INC., a Delaware corporation (“U.S. Borrower”), PROSERPINA 1073 AB (under change of name to ARIZONA CHEM SWEDEN AB), a [___] organized under the laws of Sweden (“European Borrower”, and, together with U.S. Borrower, “Borrowers”), PROSERPINA 1072 AB (under change of name to ARIZONA CHEM SWEDEN HOLDINGS AB), a [___] organized under the laws of Sweden (“Holdings”), and CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors (“Subsidiaries”), GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Syndication Agent, Administrative Agent and BANK OF AMERICA, N.A., as Documentation Agent.
RECITALS:
     WHEREAS, reference is hereby made to the First Lien Credit and Guaranty Agreement, dated as of February 28, 2007 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement’’; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Lenders party thereto from time to time, GSCP, as Syndication Agent, Administrative Agent, and Collateral Agent, and BANK OF AMERICA, N.A., as Documentation Agent; and
     WHEREAS, subject to the terms and conditions of the Credit Agreement, [U.S. Borrower] [European Borrower] may obtain New Term Loan Commitments by entering into one or more Joinder Agreements with the New Term Loan Lenders.
     NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
     Each Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:
     Each Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement (this “Agreement”); (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent, Collateral Agent and Syndication Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to Administrative Agent, Collateral Agent and Syndication Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
     Each Lender hereby agrees to make its Commitment on the following terms and conditions:
1.	Applicable Margin. The Applicable Margin for each New Term Loan shall mean, as of any date of determination, [___]% per annum

EXHIBIT J-1

2.	Principal Payments. [U.S. Borrower] [European Borrower] shall make principal payments on the New Term Loans in installments on the dates and in the amounts set forth below:

(B)
(A)	Scheduled
Payment	Repayment of
Date	New Term Loans
$
$
$
$
$
$
$
$
$
$
$
$
$
$
TOTAL	$
3.	Voluntary and Mandatory Prepayments. Scheduled installments of principal of the New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the New Term Loans in accordance with Sections 2.12, 2.13 and 2.14 of the Credit Agreement respectively; and provided further, that the New Term Loans and all other amounts under the Credit Agreement with respect to the New Term Loans shall be paid in full no later than six months prior to the maturity of any Subordinated Indebtedness, and the final installment payable by [U.S. Borrower] [European Borrower] in respect of the New Term Loans on such date shall be in an amount, if such amount is different from the amount specified above, sufficient to repay all amounts owing by [U.S. Borrower] [European Borrower] under the Credit Agreement with respect to the New Term Loans.

4.	Prepayment Fees. [U.S. Borrower] [European Borrower] agrees to pay to each New Term Loan Lender the following prepayment fees, if any: [___].
[Insert other additional prepayment provisions with respect to New Term Loans]

EXHIBIT J-2

5.	Other Fees. [U.S. Borrower] [European Borrower] agrees to pay each New Term Loan Lender its Pro Rata Share of an aggregate fee equal to [___, ___] on [___, ___].

6.	Proposed Borrowing. This Agreement represents Borrower’s request to borrow New Term Loans from New Term Loan Lender as follows (the “Proposed Borrowing”):

a.	Business Day of Proposed Borrowing: ,

b.	Amount of Proposed Borrowing: $

c.	Interest rate option:		☐	a.	Base Rate
Loan(s)
	☐	b.	Eurodollar Rate Loans with an initial Interest Period of month(s)
7.	[New Lenders. Each New Term Loan Lender acknowledges and agrees that upon its execution of this Agreement and the making of New Term Loans that such New Term Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][1]

8.	Credit Agreement Governs. Except as set forth in this Agreement, New Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

9.	[U.S. Borrower] [European Borrower]’s Certifications. By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and [U.S. Borrower] [European Borrower] hereby certify that:
i.	The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date;

ii.	No event has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default; and

iii.	[U.S. Borrower] [European Borrower] have performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.
10.	[U.S. Borrower] [European Borrower] Covenants. By its execution of this Agreement, [U.S. Borrower] [European Borrower] hereby covenants that:
i.	[U.S. Borrower] [European Borrower] shall deliver or cause to be delivered the following legal opinions and documents: the legal opinion of [Sullivan & Cromwell LLP], together with all other legal opinions and other documents reasonably requested by Administrative Agent in connection with this Agreement; and

1	Insert bracketed language if the lending institution is not already a Lender.

EXHIBIT J-3

iii.	Set forth on the attached Officers’ Certificate are the calculations (in reasonable detail) demonstrating compliance with the financial tests described in Section 6.8 of the Credit Agreement.
11.	Eligible Assignee. By its execution of this Agreement, each New Term Loan Lender represents and warrants that it is an Eligible Assignee.

12.	Notice. For purposes of the Credit Agreement, the initial notice address of each New Term Loan Lender shall be as set forth below its signature below.

13.	Non-US Lenders. For each New Term Loan Lender that is a Non-US Lender, delivered herewith to Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Term Loan Lender may be required to deliver to Administrative Agent pursuant to subsection 2.20(d) of the Credit Agreement.

14.	Recordation of the New Loans. Upon execution and delivery hereof, Administrative Agent will record the New Term Loans made by New Term Loan Lenders in the Register.

15.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

16.	Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

17.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

18.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
[Remainder of page intentionally left blank]

EXHIBIT J-4

     IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [___, ___].

[NAME OF LENDER]
By:
Name:
Title:

Notice Address:

Attention: Telephone: Facsimile:

AZ CHEM US INC.
By:
Name:
Title:

ARIZONA CHEM SWEDEN AB
By:
Name:
Title:

ARIZONA CHEM SWEDEN HOLDINGS AB
By:
Name:
Title:

[NAME OF SUBSIDIARY]
By:
Name:
Title:

EXHIBIT J-5

Consented to by:
GOLDMAN SACHS CREDIT PARTNERS, L.P.,
as Administrative Agent and Syndication Agent

By:	Authorized Signatory

EXHIBIT J-6

SCHEDULE A
TO JOINDER AGREEMENT

Name of Lender	Type of Commitment	Amount
[ ]	New Term Loan Commitment		$

		Total:	$

EXHIBIT J-7

EXHIBIT K TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT
INTERCREDITOR AGREEMENT
See Execution Version under Tab 9
INTERCREDITOR AGREEMENT
          This INTERCREDITOR AGREEMENT (“Agreement”), is dated as of February 28, 2007, and entered into by and among AZ CHEM US INC. (“U.S. Borrower”), GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), in its capacity as collateral agent for the First Lien Obligations (as defined below), including its successors and assigns from time to time (the “First Lien Collateral Agent”), and CAPITALSOURCE FINANCE LLC (“CapitalSource”), in its capacity as collateral agent for the Second Lien Obligations (as defined below), including its successors and assigns from time to time (the “Second Lien Collateral Agent”). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.
RECITALS
          The U.S. Borrower, ARIZONA CHEM SWEDEN AB (“European Borrower”, and together with U.S. Borrower, the “Borrowers”), ARIZONA CHEM SWEDEN HOLDINGS AB (“Holdings”), AZ CHEM US HOLDINGS INC. (“U.S. Holdings”) and certain other subsidiaries of Holdings, the lenders and agents party thereto, and GSCP, as Lead Arranger, Bookrunner, Administrative Agent and Collateral Agent, have entered into that Credit and Guaranty Agreement dated as of the date hereof providing for term loan facilities and a revolving credit facility (as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “First Lien Credit Agreement”);
          The U.S. Borrower, U.S. Holdings, certain subsidiaries of U.S. Holdings, the lenders and agents party thereto, and GSCP, as Lead Arranger (in such capacity, the “Lead Arranger”) and Bookrunner and CapitalSource, as Administrative Agent and Collateral Agent, entered into that Credit Agreement dated as of the date hereof providing for a term loan (as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “Second Lien Credit Agreement”);
          Pursuant to (i) the First Lien Credit Agreement, U.S. Holdings has agreed to guaranty and U.S. Holdings and U.S. Borrower have agreed to cause certain current and future U.S. Subsidiaries and Non-U.S. Subsidiaries (each, as defined in the First Lien Credit Agreement) (such U.S. Subsidiaries and any future U.S. Subsidiaries of U.S. Borrower providing a guaranty of the Obligations of the U.S. Borrower (as defined in the First Lien Credit Agreement) thereunder, the “U.S. Subsidiary Guarantors”) agree to guaranty the First Lien Obligations (the “First Lien Guaranty”) and (ii) the Second Lien Credit Agreement, U.S. Holdings has agreed to guaranty and U.S. Holdings and U.S. Borrower have agreed to cause certain current and future U.S. Subsidiaries to agree to guaranty the Second Lien Obligations (the “Second Lien Guaranty”);
          The obligations of U.S. Borrower under the First Lien Credit Agreement and any Hedge Agreements with a Lender Counterparty, the obligations of U.S. Holdings and the U.S. Subsidiary Guarantors under the First Lien Guaranty will be secured on a first priority basis by liens on substantially all the assets of U.S. Borrower, U.S. Holdings

EXHIBIT K-1

and the U.S. Subsidiary Guarantors, respectively, pursuant to the terms of the First Lien Collateral Documents;
          The obligations of the U.S. Borrower under the Second Lien Credit Agreement, the obligations of U.S. Holdings and the obligations of the U.S. Subsidiary Guarantor under the Second Lien Guaranty will be secured on a second priority basis by liens on substantially all the assets of the U.S. Borrower, U.S. Holdings and the U.S. Subsidiary Guarantors, respectively, pursuant to the terms of the Second Lien Collateral Documents;
          The First Lien Loan Documents and the Second Lien Loan Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and
          In order to induce the First Lien Collateral Agent and the First Lien Claimholders to consent to the Grantors incurring the Second Lien Obligations and to induce the First Lien Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the U.S. Borrower or any other Grantor, the Second Lien Collateral Agent on behalf of the Second Lien Claimholders has agreed to the intercreditor and other provisions set forth in this Agreement.
AGREEMENT
          In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
          SECTION 1. Definitions.
          1.1 Defined Terms. As used in the Agreement, the following terms shall have the following meanings:
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, a Person shall be deemed to “control” or be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through ownership of equity interests, by contract or otherwise.
          “Agreement” means this Intercreditor Agreement, as amended, restated, renewed, extended, supplemented or otherwise modified from time to time.
          “Asset Sale” has the meaning assigned to that term in the First Lien Credit Agreement.

EXHIBIT K-2

          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.
          “Cap Amount” has the meaning assigned to that term within the definition of “First Lien Obligation”.
          “Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting both First Lien Collateral and Second Lien Collateral.
          “Comparable Second Lien Collateral Document” means, in relation to any Collateral subject to any Lien created under any First Lien Collateral Document, the Second Lien Loan Document which creates a Lien on the same Collateral, granted by the same Grantor.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
          “DIP Financing” has the meaning assigned to that term in Section 6.1.
          “Discharge of First Lien Obligations”means, except to the extent otherwise expressly provided in Section 5.5:
          (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the First Lien Loan Documents and constituting First Lien Obligations;
          (b) payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid;
          (c) termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations; and
          (d) termination or cash collateralization (in an amount and manner reasonably satisfactory to the First Lien Collateral Agent, but in no event greater than

EXHIBIT K-3

105% of the aggregate undrawn face amount) of all letters of credit issued under the First Lien Loan Documents and constituting First Lien Obligations.
          “Disposition” has the meaning assigned to that term in Section 5.1(a)(2).
          “European U.S. Borrower” has the meaning assigned to that term in the Preamble to this Agreement
          “First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including the First Lien Lenders and the agents under the First Lien Loan Documents.
          “First Lien Collateral Agent” has the meaning assigned to that term the Recitals to this Agreement.
          “First Lien Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any First Lien Obligations.
          “First Lien Collateral Documents” means the Collateral Documents (as defined in the First Lien Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.
          “First Lien Credit Agreement” has the meaning assigned to that term the Recitals to this Agreement.
          “First Lien Guaranty” has the meaning assigned to that term in Recitals to this Agreement.
          “First Lien Lenders” means the “Lenders” under and as defined in the First Lien Loan Documents.
          “First Lien Loan Documents” means the First Lien Credit Agreement and the Credit Documents (as defined in the First Lien Credit Agreement), including Hedge Agreements entered into with a Lender Counterparty, and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations, including any intercreditor or joinder agreement among holders of First Lien Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.
          “First Lien Mortgages” means a collective reference to each mortgage, deed of trust and other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any First Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

EXHIBIT K-4

          “First Lien Obligations” means, subject to the next sentence, all Obligations of the U.S. Borrower (as defined in the First Lien Credit Agreement) outstanding under the First Lien Credit Agreement and the other First Lien Loan Documents, including Hedge Agreements entered into with any Lender Counterparty. “First Lien Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First Lien Loan Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.
          Notwithstanding the foregoing, if the sum of.” (1) Indebtedness for borrowed money constituting principal outstanding under the First Lien Credit Agreement and the other First Lien Documents; plus (2) the aggregate face amount of any letters of credit issued but not reimbursed under the First Lien Credit Agreement, is in excess of $423,500,000 in the aggregate (the “Cap Amount”), then only that portion of such Indebtedness and such aggregate face amount of letters of credit equal to the Cap Amount shall be included in First Lien Obligations and interest and reimbursement obligations with respect to such Indebtedness and letters of credit shall only constitute First Lien Obligations to the extent related to Indebtedness and face amounts of letters of credit included in the First Lien Obligations.
          “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
          “Grantors” means the U.S. Borrower, U.S. Holdings, each of the U.S. Subsidiary Guarantor and each other domestic Person that has or may from time to time hereafter execute and deliver a First Lien Collateral Document or a Second Lien Collateral Document as a “Grantor” (or the equivalent thereof).
          “Hedge Agreements” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty in order to satisfy the requirements of the First Lien Credit Agreement or otherwise in the ordinary course of Holding’s or any of its Subsidiaries’ businesses.
          “Hedging Obligation” of any Person means any obligation of such Person pursuant to any Hedge Agreements.
          “Holdings” has the meaning set forth in the Recitals to this Agreement.
          “Indebtedness” means and includes all Obligations that constitute “Indebtedness” within the meaning of the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable.
          “Insolvency or Liquidation Proceeding” means:

EXHIBIT K-5

          (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;
          (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets;
          (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy;
          (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor; or
          (e) the foreign equivalent of the foregoing.
          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
          “Lender Counterparty” means the Lead Arranger and each First Lien Lender or any Affiliate of a First Lien Lender counterparty to a Hedge Agreement (including any Person who is a First Lien Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be a First Lien Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with the First Lien Collateral Agent.
          “Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust, UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing.
          “New Agent” has the meaning assigned to that term in Section 5.5.
          “Obligations” means all obligations of every nature of each Grantor from time to time owed to any agent or trustee, the First Lien Claimholders, the Second Lien Claimholders or any of them or their respective Affiliates, in each case under the First Lien Loan Documents, the Second Lien Loan Documents or Hedge Agreements, whether for principal, interest or payments for early termination of Interest Rate Agreements, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

EXHIBIT K-6

          “Pledged Collateral” has the meaning set forth in Section 5.4.
          “Recovery” has the meaning set forth in Section 6.5.
          “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including the Second Lien Lenders and the agents under the Second Lien Loan Documents.
          “Second Lien Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second Lien Obligations.
          “Second Lien Collateral Agent” has the meaning assigned to that term in the Preamble of this Agreement.
          “Second Lien Collateral Documents” means the Collateral Documents (as defined in the Second Lien Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed.
          “Second Lien Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.
          “Second Lien Guaranty” has the meaning assigned to that term in the Recitals to this Agreement.
          “Second Lien Lenders” means the “Lenders” under and as defined in the Second Lien Credit Agreement.
          “Second Lien Loan Documents” means the Second Lien Credit Agreement and the Credit Documents (as defined in the Second Lien Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other Second Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any Second Lien Obligations, including any intercreditor or joinder agreement among holders of Second Lien Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.
          “Second Lien Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Second Lien

EXHIBIT K-7

Obligations or under which rights or remedies with respect to any such Liens are governed.
          “Second Lien Obligations” means all Obligations outstanding under the Second Lien Credit Agreement and the other Second Lien Loan Documents. “Second Lien Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Second Lien Loan Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.
          “Standstill Period” has the meaning set forth in Section 3.1.
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
          “U.S. Borrower” has the meaning assigned to that term in the Preamble to this Agreement.
          “U.S. Holdings” has the meaning assigned to that term in the Recitals to this Agreement.
          “U.S. Subsidiary Guarantor” has the meaning set forth in the Recitals to this Agreement.
          1.2 Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include, includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:
          (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended;

EXHIBIT K-8

          (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;
          (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;
          (d) all references herein to Sections shall be construed to refer to Sections of this Agreement; and
          (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 2. Lien Priorities.
          2.1 Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any other applicable law or the Second Lien Loan Documents or any defect or deficiencies in, or failure to perfect, the Liens securing the First Lien Obligations or any other circumstance whatsoever, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby agrees that:
          (a) any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of the First Lien Collateral Agent or any First Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Second Lien Obligations; and
          (b) any Lien on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of the Second Lien Collateral Agent, any Second Lien Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations. All Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of U.S. Borrower, any other Grantor or any other Person.
          2.2 Prohibition on Contesting Liens. Each of the Second Lien Collateral Agent, for itself and on behalf of each Second Lien Claimholder, and the First Lien Collateral Agent, for itself and on behalf of each First Lien Claimholder, agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the

EXHIBIT K-9

perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Claimholders in the First Lien Collateral or by or on behalf of any of the Second Lien Claimholders in the Second Lien Collateral, as the case may be, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Agent, any First Lien Claimholder, the Second Lien Collateral Agent, or any Second Lien Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations and the Liens securing the Second Lien Obligations as provided in Sections 2.1 and 3.1.
          2.3 No New Liens. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against U.S. Borrower or any other Grantor, the parties hereto agree that U.S. Borrower shall not, and shall not permit any other Grantor to:
          (a) grant or permit any additional Liens on any asset or property to secure any Second Lien Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure the First Lien Obligations; or
          (b) grant or permit any additional Liens on any asset or property to secure any First Lien Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the Second Lien Obligations.
To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Collateral Agent and/or the First Lien Claimholders, the Second Lien Collateral Agent, on behalf of Second Lien Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.
          2.4 Similar Liens and Agreements. The parties hereto agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical. In furtherance of the foregoing and of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement:
          (a) upon reasonable request by the First Lien Collateral Agent or the Second Lien Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Loan Documents and the Second Lien Loan Documents; and
          (b) that the documents and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral and guarantees for the First Lien Obligations and the Second Lien Obligations, subject to Section 5.3(d), shall be in all material respects the same forms of documents other than with respect to the first lien and the second lien nature of the Obligations thereunder.

EXHIBIT K-10

          SECTION 3. Enforcement.
          3.1 Exercise of Remedies.
          (a) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against U.S. Borrower or any other Grantor, the Second Lien Collateral Agent and the Second Lien Claimholders:
          (1) will not exercise or seek to exercise any rights or remedies with respect to any Collateral (including the exercise of any right of setoff or any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Second Lien Collateral Agent or any Second Lien Claimholder is a party) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided, however, that the Second Lien Collateral Agent may exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the later of: (i) the date on which the Second Lien Collateral Agent declares the existence of any Event of Default under any Second Lien Loan Documents and demands the repayment of all the principal amount of any Second Lien Obligations; and (ii) the date on which the First Lien Collateral Agent receives notice from the Second Lien Collateral Agent of such declarations of an Event of Default, (the “Standstill Period”); provided, further, however, that notwithstanding anything herein to the contrary, in no event shall the Second Lien Collateral Agent or any Second Lien Claimholder exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, the First Lien Collateral Agent or First Lien Claimholders shall have commenced and be diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given to the Second Lien Collateral Agent);
          (2) will not contest, protest or object to any foreclosure proceeding or action brought by the First Lien Collateral Agent or any First Lien Claimholder or any other exercise by the First Lien Collateral Agent or any First Lien Claimholder of any rights and remedies relating to the Collateral under the First Lien Loan Documents or otherwise; and
          (3) subject to their rights under clause (a)(1) above and except as may be permitted in Section 3.1(c), will not object to the forbearance by the First Lien Collateral Agent or the First Lien Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral;
provided, that, in the case of(l), (2) and (3) above, the Liens granted to secure the Second Lien Obligations of the Second Lien Claimholders shall attach to any proceeds resulting from actions taken by the First Lien Collateral Agent or any First Lien Claimholder in accordance with this Agreement after application of

EXHIBIT K-11

such proceeds to the extent necessary to meet the requirements of a Discharge of First Obligations.
          (b) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against U.S. Borrower or any other Grantor, subject to Section 3.1(a)(1), the First Lien Collateral Agent and the First Lien Claimholders shall have the right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Second Lien Collateral Agent or any Second Lien Claimholder; provided, that the Lien securing the Second Lien Obligations shall remain on the proceeds of such Collateral released or disposed of subject to the relative priorities described in Section 2. In exercising rights and remedies with respect to the Collateral, the First Lien Collateral Agent and the First Lien Claimholders may enforce the provisions of the First Lien Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.
          (c) Notwithstanding the foregoing, the Second Lien Collateral Agent and any Second Lien Claimholder may:
          (1) file a claim or statement of interest with respect to the Second Lien Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against U.S. Borrower or any other Grantor;
          (2) take any action (not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of any First Lien Collateral Agent or the First Lien Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;
          (3) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Claimholders, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;
          (4) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement;

EXHIBIT K-12

          (5) vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Second Lien Obligations and the Collateral; and
          (6) exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1 (a)(1).
          The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any Collateral in its capacity as a creditor in violation of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Sections 3.1 (a), 6.3(b) and this Section 3.1(c), the sole right of the Second Lien Collateral Agent and the Second Lien Claimholders with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.
          (d) Subject to Sections 3.1(a) and (c) and Section 6.3(b):
          (1) the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, agrees that the Second Lien Collateral Agent and the Second Lien Claimholders will not take any action that would hinder any exercise of remedies under the First Lien Loan Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise;
          (2) the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, hereby waives any and all rights it or the Second Lien Claimholders may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Collateral Agent or the First Lien Claimholders seek to enforce or collect the First Lien Obligations or the Liens securing the First Lien Obligations granted in any of the First Lien Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the First Lien Collateral Agent or First Lien Claimholders is adverse to the interest of the Second Lien Claimholders; and
          (3) the Second Lien Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Collateral Documents or any other Second Lien Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the First Lien Collateral Agent or the First Lien Claimholders with respect to the Collateral as set forth in this Agreement and the First Lien Credit Documents.

EXHIBIT K-13

          (e) Except as otherwise specifically set forth in Sections 3.1(a) and (d), the Second Lien Collateral Agent and the Second Lien Claimholders may exercise rights and remedies as unsecured creditors against U.S. Borrower or any other Grantor that has guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of the Second Lien Loan Documents and applicable law; provided that in the event that any Second Lien Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) as the other Liens securing the Second Lien Obligations are subject to this Agreement.
          (f) Nothing in this Agreement shall prohibit the receipt by the Second Lien Collateral Agent or any Second Lien Claimholders of the required payments of interest, principal and other amounts owed in respect of the Second Lien Obligations so long as such receipt is not the direct or indirect result of the exercise by the Second Lien Collateral Agent or any Second Lien Claimholders of rights or remedies as a secured creditor (including set-off) or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Collateral Agent or the First Lien Claimholders may have with respect to the First Lien Collateral.
          SECTION 4. Payments.
          4.1 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against U.S. Borrower or any other Grantor, Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the First Lien Collateral Agent or First Lien Claimholders, shall be applied by the First Lien Collateral Agent to the First Lien Obligations in such order as specified in the relevant First Lien Loan Documents. Upon the Discharge of First Lien Obligations, the First Lien Collateral Agent shall deliver to the Second Lien Collateral Agent any Collateral and proceeds of Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Second Lien Collateral Agent to the Second Lien Obligations in such order as specified in the Second Lien Collateral Documents.
          4.2 Payments Over. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against U.S. Borrower or any other Grantor, any Collateral or proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3) received by the Second Lien Collateral Agent or any Second Lien Claimholders in connection with the exercise of any right or remedy (including set-off) relating to the Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First Lien Collateral

EXHIBIT K-14

Agent is hereby authorized to make any such endorsements as agent for the Second Lien Collateral Agent or any such Second Lien Claimholders. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.
          SECTION 5. Other Agreements.
          5.1 Releases.
          (a) If in connection with the exercise of the First Lien Collateral Agent’s remedies in respect of the Collateral provided for in Section 3.1, the First Lien Collateral Agent, for itself or on behalf of any of the First Lien Claimholders, releases any of its Liens on any part of the Collateral or releases any Grantor from its obligations under its guaranty of the First Lien Obligations in connection with the sale of the stock, or substantially all the assets, of such Grantor, then the Liens, if any, of the Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral, and the obligations of such Grantor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. The Second Lien Collateral Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the First Lien Collateral Agent or such Grantor such termination statements, releases and other documents as the First Lien Collateral Agent or such Grantor may request to effectively confirm such release.
          (b) If in connection with any sale, lease, exchange, transfer or other disposition of any Collateral (collectively, a “Disposition”) permitted under the terms of both the First Lien Loan Documents and the Second Lien Loan Documents (other than in connection with the exercise of the First Lien Collateral Agent’s remedies in respect of the Collateral provided for in Section 3.1), the First Lien Collateral Agent, for itself or on behalf of any of the First Lien Claimholders, releases any of its Liens on any part of the Collateral, or releases any Grantor from its obligations under its guaranty of the First Lien Obligations in connection with the sale of the stock, or substantially all the assets, of such Grantor, in each case other than (A) in connection with the Discharge of First Lien Obligations and (B) after the occurrence and during the continuance of any Event of Default under the Second Lien Credit Agreement, then the Liens, if any, of the Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral, and the obligations of such Grantor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. The Second Lien Collateral Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the First Lien Collateral Agent or such Grantor such termination statements, releases and other documents as the First Lien Collateral Agent or such Grantor may request to effectively confirm such release.
          (c) Until the Discharge of First Lien Obligations occurs, the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, hereby irrevocably constitutes and appoints the First Lien Collateral Agent and any officer or agent of the First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second Lien Collateral Agent or such holder or in the First Lien Collateral Agent’s

EXHIBIT K-15

own name, from time to time in the First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.
          (d) Until the Discharge of First Lien Obligations occurs, to the extent that the First Lien Collateral Agent or the First Lien Claimholders (i) have released any Lien on Collateral or any Grantor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtain any new liens or additional guarantees from any Grantor, then the Second Lien Collateral Agent, for itself and for the Second Lien Claimholders, shall be granted a Lien on any such Collateral, subject to the lien subordination provisions of this Agreement, and an additional guaranty, as the case may be.
          (e) In the event that the principal amount of funded First Lien Obligations plus the aggregate face amount of letters of credit, if any, issued under the First Lien Credit Agreement and not reimbursed plus the aggregate principal amount of unfunded revolving commitments under the First Lien Credit Agreement (collectively, the “First Lien Obligations Amount”), at any date of determination no longer constitute at least 15% of the sum of (i) the First Lien Obligations Amount and (ii) the principal amount of funded Second Lien Obligations (collectively, the “Second Lien Obligations Amount”), then any agreement provided for in Section 5.1 (a) and (b) above (except for releases given in connection with a Disposition permitted under the First Lien Loan Documents and the Second Lien Loan Documents) shall require the consent of First Lien Claimholders and Second Lien Claimholders representing in the aggregate more than 50% of the sum of (i) the First Lien Obligations Amount and (ii) the Second Lien Obligations Amount.
          5.2 Insurance. Unless and until the Discharge of First Lien Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the First Lien Loan Documents, the First Lien Collateral Agent and the First Lien Claimholders shall have the sole and exclusive right to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the First Lien Loan Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the Collateral and to the extent required by the First Lien Loan Documents shall be paid to the First Lien Collateral Agent for the benefit of the First Lien Claimholders pursuant to the terms of the First Lien Credit Documents (including, without limitation, for purposes of cash collateralization of letters of credit) and thereafter, to the extent no First Lien Obligations are outstanding, and subject to the rights of the Grantors under the Second Lien Collateral Documents, to the Second Lien Collateral Agent for the benefit of the Second Lien Claimholders to the extent required under the Second Lien Collateral Documents and then, to the extent no Second Lien Obligations are outstanding, to the owner of the

EXHIBIT K-16

subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if the Second Lien Collateral Agent or any Second Lien Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the First Lien Collateral Agent in accordance with the terms of Section 4.2.
          5.3 Amendments to First Lien Loan Documents and Second Lien Loan Documents and Refinancing. (a) The First Lien Loan Documents may be amended, supplemented or otherwise modified in accordance with their terms and the First Lien Credit Agreement may be Refinanced, in each case, without notice to, or the consent of the Second Lien Collateral Agent or the Second Lien Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that the holders of such Refinancing debt bind themselves in a writing addressed to the Second Lien Collateral Agent and the Second Lien Claimholders to the terms of this Agreement and any such amendment, supplement, modification or Refinancing shall not, without the consent of the Second Lien Collateral Agent:
          (1) increase the sum of (without duplication) (A) the then outstanding aggregate principal amount of the First Lien Credit Agreement and (B) the aggregate amount of unfunded revolving commitments under the First Lien Credit Agreement and (C) the aggregate face amount of any letters of credit issued under the First Lien Credit Agreement and not reimbursed in excess of the Cap Amount;
          (2) increase the “Applicable Margin” or similar component of the interest rate or yield provisions applicable to the First Lien Obligations by more than 3% per annum (excluding increases (A) resulting from application of the pricing grid set forth in the First Lien Credit Agreement as in effect on the date hereof or (B) resulting from the accrual of interest at the default rate);
          (3) extend the scheduled maturity of the First Lien Credit Agreement or any Refinancing thereof beyond the scheduled maturity of Second Lien Credit Agreement or any Refinancing thereof; or
          (4) contravene the provisions of this Agreement.
          (b) Without the prior written consent of the First Lien Collateral Agent, no Second Lien Loan Document may be Refinanced, amended, supplemented or otherwise modified or entered into to the extent such Refinancing, amendment, supplement or modification, or the terms of any new Second Lien Loan Document, would:
          (1) increase the principal amount of the Second Lien Credit Agreement in excess of the amount permitted under the First Lien Credit Agreement;

EXHIBIT K-17

          (2) increase the “Applicable Margin” or similar component of the interest rate or yield provisions applicable to the Second Lien Obligations by more than 3% per annum (excluding increases resulting from the accrual of interest at the default rate);
          (3) change any default or Event of Default thereunder in a manner adverse to the loan parties thereunder (other than to eliminate any such Event of Default or increase any grace period related thereto or otherwise make such Event of Default or condition less restrictive or burdensome on U.S. Borrower);
          (3) change (to earlier dates) any dates upon which payments of principal or interest are due thereon;
          (4) change the prepayment provisions thereof;
          (5) increase materially the obligations of the obligor thereunder or to confer any additional material rights on the lenders under the Second Lien Credit Agreement (or a representative on their behalf) which would be adverse to any Credit Party or First Lien Lenders; or
          (6) contravene the provisions of this Agreement.
          The Second Lien Credit Agreement may be Refinanced to the extent the terms and conditions of such Refinancing debt meet the requirements of this Section 5.3(b), the average life to maturity thereof is greater than or equal to that of the Second Lien Credit Agreement and the holders of such Refinancing debt bind themselves in a writing addressed to the First Lien Collateral Agent and the First Lien Claimholders to the terms of this Agreement.
          (c) The U.S. Borrower agrees that each Second Lien Collateral Document shall include the following language (or language to similar effect approved by the First Lien Collateral Agent):
“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Second Lien Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of February 28, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among AZ Chem US Inc., Goldman Sachs Credit Partners L.P., as First Lien Collateral Agent and CapitalSource Finance LLC, as Second Lien Collateral Agent and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement

EXHIBIT K-18

and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”
In addition, U.S. Borrower agrees that each Second Lien Mortgage covering any Collateral shall contain such other language as the First Lien Collateral Agent may reasonably request to reflect the subordination of such Second Lien Mortgage to the First Lien Collateral Document covering such Collateral.
          (d) In the event any First Lien Collateral Agent or the First Lien Claimholders and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the First Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Collateral Document or changing in any manner the rights of the First Lien Collateral Agent, such First Lien Claimholders, U.S. Borrower or any other Grantor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Lien Collateral Document without the consent of the Second Lien Collateral Agent or the Second Lien Claimholders and without any action by the Second Lien Collateral Agent, U.S. Borrower or any other Grantor, provided, that:
          (1) no such amendment, waiver or consent shall have the effect of:
          (A) removing or releasing assets subject to the Lien of the Second Lien Collateral Documents, except to the extent that a release of such Lien is permitted or required by Section 5.1 of this Agreement and provided that there is a corresponding release of the Liens securing the First Lien Obligations;
          (B) imposing duties on the Second Lien Collateral Agent without its consent;
          (C) permitting other Liens on the Collateral not permitted under the terms of the Second Lien Loan Documents or Section 6; or
          (D) being prejudicial to the interests of the Second Lien Claimholders to a greater extent than the First Lien Claimholders; and
          (2) notice of such amendment, waiver or consent shall have been given to the Second Lien Collateral Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.
          5.4 Bailee for Perfection. (a) The First Lien Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the First Lien Claimholders and as bailee for the

EXHIBIT K-19

          Second Lien Collateral Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the First Lien Loan Documents and the Second Lien Loan Documents, respectively, subject to the terms and conditions of this Section 5.4.
          (b) The First Lien Collateral Agent shall have no obligation whatsoever to the First Lien Claimholders, the Second Lien Collateral Agent or any Second Lien Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The duties or responsibilities of the First Lien Collateral Agent under this Section 5.4 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in paragraph (d) below.
          (c) The First Lien Collateral Agent acting pursuant to this Section 5.4 shall not have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of the First Lien Claimholders, the Second Lien Collateral Agent or any Second Lien Claimholder.
          (d) Upon the Discharge of First Lien Obligations under the First Lien Loan Documents to which the First Lien Collateral Agent is a party, the First Lien Collateral Agent shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to the Second Lien Collateral Agent to the extent Second Lien Obligations remain outstanding, and second, to U.S. Borrower to the extent no First Lien Obligations or Second Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral). The First Lien Collateral Agent further agrees to take all other action reasonably requested by the Second Lien Collateral Agent in connection with the Second Lien Collateral Agent obtaining a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.
          (e) Subject to the terms of this Agreement, so long as the Discharge of First Lien Obligations has not occurred, the First Lien Collateral Agent shall be entitled to deal with the Pledged Collateral or Collateral within its “control” in accordance with the terms of this Agreement and other First Lien Credit Documents as if the Liens of the Second Lien Collateral Agent and Second Lien Claimholders did not exist.
          5.5 When Discharge of First Lien Obligations is Deemed to Not Have Occurred. If concurrently with the Discharge of First Lien Obligations U.S. Borrower enters into any Refinancing of any First Lien Loan Document evidencing a First Lien Obligation which Refinancing is permitted by the Second Lien Loan Documents, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the New First Lien Debt Notice is delivered to the Second

EXHIBIT K-20

          Lien Collateral Agent in accordance with the next sentence, the obligations under such Refinancing of the First Lien Loan Document shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the First Lien Collateral Agent under such First Lien Loan Documents shall be the First Lien Collateral Agent all purposes of this Agreement. Upon receipt of a notice (the “New First Lien Debt Notice”) stating that U.S. Borrower has entered into a new First Lien Loan Document (which notice shall include the identity of the new first lien collateral agent, such agent, the “New Agent”), the Second Lien Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the U.S. Borrower or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral). The New Agent shall agree in a writing addressed to the Second Lien Collateral Agent and the Second Lien Claimholders to be bound by the terms of this Agreement. If the new First Lien Obligations under the new First Lien Loan Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Second Lien Obligations, then the Second Lien Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Second Lien Collateral Documents and this Agreement.
          5.6 Purchase Right. Without prejudice to the enforcement of the First Lien Claimholders remedies, the First Lien Claimholders agree at any time following an acceleration of the First Lien Obligations in accordance with the terms of the First Lien Credit Agreement, the First Lien Claimholders will offer the Second Lien Claimholders the option to purchase the entire aggregate amount of outstanding First Lien Obligations (including unfunded commitments under the First Lien Credit Agreement) at par plus accrued interest (without regard to any prepayment penalty or premium), without warranty or representation or recourse, on a pro rata basis across First Lien Claimholders. The Second Lien Claimholders shall irrevocably accept or reject such offer within ten (10) Business Days of the receipt thereof and the parties shall endeavor to close promptly thereafter. If the Second Lien Claimholders accept such offer, it shall be exercised pursuant to documentation mutually acceptable to each of the First Lien Collateral Agent and the Second Lien Collateral Agent. If the Second Lien Claimholders reject such offer (or do not so irrevocably accept such offer within the required timeframe), the First Lien Claimholders shall have no further obligations pursuant to this Section 5.6 and may take any further actions in their sole discretion in accordance with the First Lien Loan Documents and this Agreement.
SECTION 6. Insolvency or Liquidation Proceedings.
          6.1 Finance and Sale Issues. Until the Discharge of First Lien Obligations has occurred, if U.S. Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the

EXHIBIT K-21

          Bankruptcy Code), on which the First Lien Collateral Agent or any other creditor has a Lien or to permit U.S. Borrower or any other Grantor to obtain financing, whether from the First Lien Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that it will raise no objection to such Cash Collateral use or DIP Financing so long as such Cash Collateral use or DIP Financing is (i) on commercially reasonable terms, (ii) the Second Lien Collateral Agent and the Second Lien Claimholders retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use or the DIP Financing that are materially prejudicial to their interests and (iii) the DIP Financing (a) does not compel U.S. Borrower to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document or (b) the DIP Financing documentation or Cash Collateral order does not expressly require the liquidation of the Collateral prior to a default under the DIP Financing documentation or Cash Collateral order. To the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing which meets the requirements of clauses (i) through (iii) above, the Second Lien Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the First Lien Collateral Agent or to the extent permitted by Section 6.3).
          6.2 Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the First Lien Collateral Agent, unless a motion for adequate protection permitted under Section 6.3 has been denied by the Bankruptcy Court.
          6.3 Adequate Protection.
          (a) The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that none of them shall contest (or support any other Person contesting):
          (1) any request by the First Lien Collateral Agent or the First Lien Claimholders for adequate protection; or
          (2) any objection by the First Lien Collateral Agent or the First Lien Claimholders to any motion, relief, action or proceeding based on the First Lien Collateral Agent or the First Lien Claimholders claiming a lack of adequate protection.
          (b) Notwithstanding the foregoing provisions in this Section 6.3, any Insolvency or Liquidation Proceeding:

EXHIBIT K-22

          (1) if the First Lien Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then the Second Lien Collateral Agent, on behalf of itself or any of the Second Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement; and
          (2) in the event the Second Lien Collateral Agent, on behalf of itself or any of the Second Lien Claimholders, seeks or requests adequate protection in respect of Second Lien Obligations and such adequate protection is granted in the form of additional collateral, then the Second Lien Collateral Agent, on behalf of itself or any of the Second Lien Claimholders, agrees that the First Lien Collateral Agent shall also be granted a senior Lien on such additional collateral as security for the First Lien Obligations and for any Cash Collateral use or DIP Financing provided by the First Lien Claimholders and that any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Lien on such collateral securing the First Lien Obligations and any such DIP Financing provided by the First Lien Claimholders (and all Obligations relating thereto) and to any other Liens granted to the First Lien Claimholders as adequate protection on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to such First Lien Obligations under this Agreement. Except as otherwise expressly set forth in Section 6.1 or in connection with the exercise of remedies with respect to the Collateral, nothing herein shall limit the rights of the Second Lien Collateral Agent or the Second Lien Claimholders from seeking adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).
          6.4 No Waiver. Subject to Sections 3.1(a) and (d), nothing contained herein shall prohibit or in any way limit the First Lien Collateral Agent or any First Lien Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Second Lien Collateral Agent or any of the Second Lien Claimholders, including the seeking by the Second Lien Collateral Agent or any Second Lien Claimholders of adequate protection or the asserting by the Second Lien Collateral Agent or any Second Lien Claimholders of any of its rights and remedies under the Second Lien Loan Documents or otherwise.
          6.5 Avoidance Issues. If any First Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of U.S. Borrower or any other Grantor any amount paid in respect of First Lien Obligations (a “Recovery”), then such First Lien Claimholders shall be entitled to a reinstatement of First Lien Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release,

EXHIBIT K-23

          discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.
          6.6 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.
          6.7 Post-Petition Interest. (a) Neither the Second Lien Collateral Agent nor any Second Lien Claimholder shall oppose or seek to challenge any claim by the First Lien Collateral Agent or any First Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of any First Lien Claimholder’s Lien, without regard to the existence of the Lien of the Second Lien Collateral Agent on behalf of the Second Lien Claimholders on the Collateral.
          (b) Neither the First Lien Collateral Agent nor any other First Lien Claimholder shall oppose or seek to challenge any claim by the Second Lien Collateral Agent or any Second Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the Second Lien Collateral Agent on behalf of the Second Lien Claimholders on the Collateral (after taking into account the First Lien Collateral).
          6.8 Waiver. The Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, waives any claim it may hereafter have against any First Lien Claimholder arising out of the election of any First Lien Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding.
          6.9 Separate Grants of Security and Separate Classification. The Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, and the First Lien Collateral Agent for itself and on behalf of the First Lien Claimholders, acknowledges and agrees that:
          (a) the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants of Liens; and (b) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

EXHIBIT K-24

To further effectuate the intent of the parties as provided in the immediately sentence, if it is held that the claims of the First Lien Claimholders and the Second Lien Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Claimholders), the First Lien Claimholders shall be entitled to receive, in addition to amounts otherwise distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, including any additional interest payable pursuant to the First Lien Credit Agreement, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Second Lien Claimholders with respect to the Collateral, with the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, hereby acknowledging and agreeing to turn over to the First Lien Collateral Agent, for itself and on behalf of the First Lien Claimholders, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence (with respect to the payment of post-petition interest), even if such turnover has the effect of reducing the claim or the recovery of Second Lien Claimholders).
          SECTION 7. Reliance; Waivers; Etc.
          7.1 Reliance. Other than any reliance on the terms of this Agreement, the First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders under its First Lien Loan Documents, acknowledges that it and such First Lien Claimholders have, independently and without reliance on the Second Lien Collateral Agent or any Second Lien Claimholders, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such First Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Credit Agreement or this Agreement. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, acknowledges that it and the Second Lien Claimholders have, independently and without reliance on the First Lien Collateral Agent or any First Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Loan Documents or this Agreement.
          7.2 No Warranties or Liability. The First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders under the First Lien Loan Documents, acknowledges and agrees that each of the Second Lien Collateral Agent and the Second Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Lien Loan Documents, the ownership of any

EXHIBIT K-25

Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Second Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Second Lien Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Except as otherwise provided herein, the Second Lien Collateral Agent, behalf of itself and the Second Lien Obligations, acknowledges and agrees that the First Lien Collateral Agent and the First Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the First Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under their respective First Lien Loan Documents in accordance with law and as they may otherwise, in their discretion, deem appropriate. The Second Lien Collateral Agent and the Second Lien Claimholders shall have no duty to the First Lien Collateral Agent or any of the First Lien Claimholders, and the First Lien Collateral Agent and the First Lien Claimholders shall have no duty to the Second Lien Collateral Agent or any of the Second Lien Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with U.S. Borrower or any other Grantor (including the First Lien Loan Documents and the Second Lien Loan Documents but excluding, in each case, this Agreement with respect to each other), regardless of any knowledge thereof which they may have or be charged with.
          7.3 No Waiver of Lien Priorities. (a) No right of the First Lien Claimholders, the First Lien Collateral Agent or any of them to enforce any provision of this Agreement or any First Lien Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of U.S. Borrower or any other Grantor or by any act or failure to act by any First Lien Claimholder or the First Lien Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Loan Documents or any of the Second Lien Loan Documents, regardless of any knowledge thereof which the First Lien Collateral Agent or the First Lien Claimholders, or any of them, may have or be otherwise charged with.
          (b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of U.S. Borrower and the other Grantors under the First Lien Loan Documents and subject to the provisions of Section 5.3(a)), the First Lien Claimholders, the First Lien Collateral Agent and any of them may, at any time and from time to time in accordance with the First Lien Loan Documents and/or applicable law, without the consent of, or notice to, the Second Lien Collateral Agent or any Second Lien Claimholders, without incurring any liabilities to the Second Lien Collateral Agent or any Second Lien Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Lien Collateral Agent or any Second Lien Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

EXHIBIT K-26

          (1) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty thereof or any liability of U.S. Borrower or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Lien Collateral Agent or any of the First Lien Claimholders, the First Lien Obligations or any of the First Lien Loan Documents; provided that any such increase in the First Lien Obligations shall not increase the sum of the Indebtedness constituting principal under the First Lien Credit Agreement and the face amount of any letters of credit issued under the First Lien Credit Agreement and not reimbursed to an amount in excess of the Cap Amount;
          (2) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of U.S. Borrower or any other Grantor to the First Lien Claimholders or the First Lien Collateral Agent, or any liability incurred directly or indirectly in respect thereof;
          (3) settle or compromise any First Lien Obligation or any other liability of U.S. Borrower or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order; and
          (4) exercise or delay in or refrain from exercising any right or remedy against U.S. Borrower or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with U.S. Borrower, any other Grantor or any First Lien Collateral and any security and any guarantor or any liability of U.S. Borrower or any other Grantor to the First Lien Claimholders or any liability incurred directly or indirectly in respect thereof.
          (c) Except as otherwise provided herein, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, also agrees that the First Lien Claimholders and the First Lien Collateral Agent shall have no liability to the Second Lien Collateral Agent or any Second Lien Claimholders, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby waives any claim against any First Lien Claimholder or the First Lien Collateral Agent, arising out of any and all actions which the First Lien Claimholders or the First Lien Collateral Agent may take or permit or omit to take with respect to:
          (1) the First Lien Loan Documents (other than this Agreement);
          (2) the collection of the First Lien Obligations; or

EXHIBIT K-27

          (3) the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that the First Lien Claimholders and the First Lien Collateral Agent have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise.
          (d) Until the Discharge of First Lien Obligations, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.
          7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Collateral Agent and the First Lien Claimholders and the Second Lien Collateral Agent and the Second Lien Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:
          (a) any lack of validity or enforceability of any First Lien Loan Documents or any Second Lien Loan Documents;
          (b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Loan Document or any Second Lien Loan Document;
          (c) except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guaranty thereof;
          (d) the commencement of any Insolvency or Liquidation Proceeding in respect of U.S. Borrower or any other Grantor; or
          (e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, U.S. Borrower or any other Grantor in respect of the First Lien Collateral Agent, the First Lien Obligations, any First Lien Claimholder, the Second Lien Collateral Agent, the Second Lien Obligations or any Second Lien Claimholder in respect of this Agreement.

EXHIBIT K-28

          SECTION 8. Miscellaneous.
          8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Loan Documents or the Second Lien Loan Documents, the provisions of this Agreement shall govern and control.
          8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the First Lien Claimholders may continue, at any time and without notice to the Second Lien Collateral Agent or any Second Lien Claimholder subject to the Second Lien Loan Documents, to extend credit and other financial accommodations and lend monies to or for the benefit of U.S. Borrower or any Grantor constituting First Lien Obligations in reliance hereof. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to U.S. Borrower or any other Grantor shall include U.S. Borrower or such Grantor as debtor and debtor-in-possession and any receiver or trustee for U.S. Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:
          (a) with respect to the First Lien Collateral Agent, the First Lien Claimholders and the First Lien Obligations, the date of Discharge of First Lien Obligations, subject to the rights of the First Lien Claimholders under Section 6.5; and
          (b) with respect to the Second Lien Collateral Agent, the Second Lien Claimholders and the Second Lien Obligations, upon the later of (1) the date upon which the obligations under the Second Lien Credit Agreement terminate if there are no other Second Lien Obligations outstanding on such date and (2) if there are other Second Lien Obligations outstanding on such date, the date upon which such Second Lien Obligations terminate.
          8.3 Amendments; Waivers. No amendment, modification or waiver any of the provisions of this Agreement by the Second Lien Collateral Agent or the First Lien Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, U.S. Borrower shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly affected (which includes, but is not limited to any amendment to the Grantors’ ability to

EXHIBIT K-29

cause additional obligations to constitute First Lien Obligations or Second Lien Obligations as U.S. Borrower may designate).
          8.4 Information Concerning Financial Condition of U.S. Borrower and its Subsidiaries. The First Lien Collateral Agent and the First Lien Claimholders, on the one hand, and the Second Lien Claimholders and the Second Lien Collateral Agent, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of U.S. Borrower and its Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Collateral Agent and the First Lien Claimholders shall have no duty to advise the Second Lien Collateral Agent or any Second Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Lien Collateral Agent or any of the First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Lien Collateral Agent or any Second Lien Claimholder, it or they shall be under no obligation:
          (a) to make, and the First Lien Collateral Agent and the First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;
          (b) to provide any additional information or to provide any such information on any subsequent occasion;
          (c) to undertake any investigation; or
          (d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.
          8.5 Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Claimholders or the Second Lien Collateral Agent pays over to the First Lien Collateral Agent or the First Lien Claimholders under the terms of this Agreement, the Second Lien Claimholders and the Second Lien Collateral Agent shall be subrogated to the rights of the First Lien Collateral Agent and the First Lien Claimholders; provided that, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred. The U.S. Borrower acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by the Second Lien Collateral Agent or the Second Lien Claimholders that are paid over to the First Lien Collateral Agent or the First Lien Claimholders pursuant to this Agreement shall not reduce any of the Second Lien Obligations.

EXHIBIT K-30

          8.6 Application of Payments. All payments received by the First Lien Collateral Agent or the First Lien Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Loan Documents. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, assents to any extension or postponement of the time of payment, subject to Section 5.3(a)(3), of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.
          8.7 SUBMISSION TO JURISDICTION; WAIVERS. (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:
          (1) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;
          (2) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;
          (3) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.8; AND
          (4) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.
          (b) EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO

EXHIBIT K-31

ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE; MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.7(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
          (c) EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER FIRST LIEN LOAN DOCUMENT OR SECOND LIEN LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.
          8.8 Notices. All notices to the Second Lien Claimholders and the First Lien Claimholders permitted or required under this Agreement shall also be sent to the Second Lien Collateral Agent and the First Lien Collateral Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth on Annex I hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.
          8.9 Further Assurances. The First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders under the First Lien Loan Documents, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders under the Second Lien Loan Documents, and U.S. Borrower, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Collateral Agent or the Second Lien Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

EXHIBIT K-32

          8.10 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Collateral Agent, the First Lien Claimholders, the Second Lien Collateral Agent, the Second Lien Claimholders and their respective successors and assigns.
          8.12 Specific Performance. Each of the First Lien Collateral Agent and the Second Lien Collateral Agent may demand specific performance of this Agreement. The First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders under the First Lien Loan Documents, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Lien Collateral Agent or the First Lien Claimholders or the Second Lien Collateral Agent or the Second Lien Claimholders, as the case may be.
          8.13 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
          8.14 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.
          8.15 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.
          8.16 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Lien Claimholders and the Second Lien Claimholders. Nothing in this Agreement shall impair, as between U.S. Borrower and the other Grantors and the First Lien Collateral Agent and the First Lien Claimholders, or as between U.S. Borrower and the other Grantors and the Second Lien Collateral Agent and the Second Lien Claimholders, the obligations of U.S. Borrower and the other Grantors to pay principal, interest, fees and other amounts as provided in the First Lien Loan Documents and the Second Lien Loan Documents, respectively.

EXHIBIT K-33

          8.17 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Collateral Agent and the First Lien Claimholders on the one hand and the Second Lien Collateral Agent and the Second Lien Claimholders on the other hand. None of U.S. Borrower, any other Grantor or any other creditor thereof shall have any rights hereunder and neither U.S. Borrower nor any Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of U.S. Borrower or any other Grantor to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

EXHIBIT K-34

          IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

First Lien Collateral Agent

GOLDMAN SACHS CREDIT PARTNERS L.P., as First Lien Collateral Agent,
By:
Authorized Signatory

Intercreditor Agreement

Second Lien Collateral Agent

CAPITALSOURCE FINANCE LLC, as Second Lien Collateral Agent
By:
Name:
Title:

Intercreditor Agreement

Acknowledged and Agreed to by:
U.S. Borrower

AZ CHEM US INC.
By:
Name:
Title:

Intercreditor Agreement

Annex I
Notices
First Lien Collateral Agent
Goldman Sachs Credit Partners L.P.
1 New York Plaza
New York, NY 10004
Attention: Elizabeth Fischer and Rob Schatzman
Telecopier: (212) 902-3000
Second Lien Collateral Agent
CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Attention: Special Investments Group, Portfolio Manager
Telephone: 301-841-2700
Fax: 301-841-2340
U.S. Borrower
c/o Rhône Capital LLC
5 Prince Gate
3rd Floor
Knightsbridge
London SW7 1QJ
Attention: Gianpiero Lenza
Facsimile: +44 207 761 1111
in each case, with a copy to:
Rhône Capital LLC
630 Fifth Avenue
27th Floor
New York, NY 10111
Attention: Andrew Oliver
Facsimile: (212) 218-6789
Arizona Chemical Company
Building 100
4600 Touchton Road E., Suite 1500
Jacksonville, FL 32246
Attention: Charles E. Nelson/Glenda Haynes
Facsimile: (904) 928-8771

A-1